UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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NOBLE CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOBLE CORPORATION

Dorfstrasse 19A

6340 Baar

Zug, Switzerland

INVITATION TO ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On April 27, 2012

To the Shareholders of Noble Corporation:

The annual general meeting of shareholders of Noble Corporation, a Swiss corporation (the “Company”), will be held on April 27, 2012, at 3:00 p.m., local time, at the Parkhotel Zug, Industriestrasse 14, Zug, Switzerland.

Agenda Items

(1)	Reduction of the Maximum Number of Members of the Board of Directors.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders approve a reduction of the maximum number of members of the Board of Directors from nine members to eight members and the amendment to Article 23 of our Articles of Association accordingly.

(2)	Election of Directors.

Proposal of the Board of Directors

The Board of Directors proposes that the individuals set forth below be re-elected for a three-year term that will expire in 2015:

Julie H. Edwards; and

David W. Williams

(3)	Approval of the 2011 Annual Report, the Consolidated Financial Statements of the Company for Fiscal Year 2011 and the Statutory Financial Statements of the Company for Fiscal Year 2011.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders approve the 2011 Annual Report, the consolidated financial statements for fiscal year 2011 and the statutory financial statements for fiscal year 2011.

(4)	Dividend Payment Funded From Capital Contribution Reserve.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders approve (A) the release and allocation of CHF 266,962,521.84, which is equal to approximately USD $293,011,219.23 using the currency exchange rate as published by the Swiss National Bank on February 21, 2012 (CHF 0.9111/1.0 USD), from the Company’s capital contribution reserve to a special reserve account (the “Dividend Reserve”), (B) a dividend in the amount of USD $0.52 per share to be distributed out of the Dividend Reserve and paid in four installments of USD $0.13 per share in August 2012, November 2012, February 2013 and May 2013 (in each case subject to the availability of a sufficient amount in the Dividend Reserve) and (C) the automatic re-allocation to the capital contribution reserve of any amount of the Dividend Reserve remaining after payment of the final quarterly installment of the dividend.

(5)	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2012 and Election of PricewaterhouseCoopers AG as Statutory Auditor.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012 and that PricewaterhouseCoopers AG be elected as the Company’s statutory auditor pursuant to the Swiss Code of Obligations for a one-year term commencing on the date of the 2012 annual general meeting of shareholders and terminating on the date of the 2013 annual general meeting of shareholders.

(6)	Discharge of the Members of the Board of Directors and the Executive Officers for Fiscal Year 2011.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders discharge the members of the Board of Directors and the executive officers from personal liability for fiscal year 2011.

(7)	An Advisory Vote on the Company’s Executive Compensation.

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders, in an advisory vote, approve the compensation of the Company’s named executive officers.

(8)	Amendment and Restatement of the Noble Corporation 1991 Stock Option and Restricted Stock Plan (as amended to date, the “1991 Plan”).

Proposal of the Board of Directors

The Board of Directors proposes that our shareholders approve the amendment and restatement of the 1991 Plan to increase the number of shares that can be issued under the 1991 Plan from 45,100,000 shares to 50,100,000 shares.

Organizational Matters

A copy of the proxy materials, including a proxy card, will be sent to each shareholder registered in the Company’s share register as of the close of business, U.S. Eastern time, on March 2, 2012. Any additional shareholders who are registered with voting rights in the Company’s share register as of the close of business, U.S. Eastern time, on April 9, 2012 or who notify the Company’s Corporate Secretary in writing of their acquisition of shares by such time will receive a copy of the proxy materials after April 9, 2012. Shareholders who are not registered in the Company’s share register as of the close of business, U.S. Eastern time, on April 9, 2012 or who have not notified the Company’s Corporate Secretary in writing (mail to Noble Corporation, Attention: Corporate Secretary, Dorfstrasse 19A, 6340 Baar, Zug, Switzerland) of their acquisition of shares by such time will not be entitled to attend, vote or grant proxies to vote at, the 2012 annual general meeting. No shareholder will be entered in or removed from the Company’s share register as a shareholder with voting rights between the close of business, U.S. Eastern time, on April 9, 2012 and the opening of business, U.S. Eastern time, on the day following the annual general meeting. Computershare Trust Company, N.A., as agent, which maintains the Company’s share register, will, however, continue to register transfers of Noble Corporation shares in the share register in its capacity as transfer agent during this period.

Shareholders who are registered with voting rights in the Company’s share register as of the close of business, U.S. Eastern time, on April 9, 2012 or who have notified the Company’s Corporate Secretary in writing of their acquisition of shares by such time (and who have had their notice properly accepted by the Corporate Secretary) have the right to attend the annual general meeting and vote their shares, or may grant a proxy to vote on each of the proposals in this invitation and any other matter properly presented at the meeting for consideration to either the Company or the independent representative, Mr. Christian Koller, Gloor & Sieger, by marking the proxy card appropriately, executing it in the space provided, dating it and returning it prior to close of business, U.S. Eastern time, on April 26, 2012 either to:

Noble Corporation

c/o MacKenzie Partners, Inc.

Corporate Election Services

P.O. Box 3230

Pittsburgh, PA 15230-9404

or, if granting a proxy to the independent representative:

Mr. Christian Koller

c/o Gloor & Sieger

Utoquai 37

P.O. Box 581

CH 8024 Zurich, Switzerland

Shares of holders who are registered with voting rights in the Company’s register as of the close of business, U.S. Eastern time, on April 9, 2012 or who have notified the Company’s Corporate Secretary in writing of their acquisition of shares by such time (and who have had their notice properly accepted by the Corporate Secretary) and who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. The Company or the independent representative, as applicable, will vote shares of holders with voting rights who have timely submitted a properly executed proxy card and have not specifically indicated their votes (irrespective of whether a proxy has been granted to the Company or the independent representative) in the manner recommended by the Board of Directors.

If any other matters are properly presented at the meeting for consideration, the Company and the independent representative, as applicable, will vote on these matters in the manner recommended by the Board of Directors.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.

Please note that shareholders attending the annual general meeting in person or by proxy are required to show their proxy card and proper identification on the day of the annual general meeting. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder’s proxy card and proper identification upon exit.

Proxy Holders of Deposited Shares

Institutions subject to the Swiss Federal Law on Banks and Savings Banks as well as professional asset managers who hold proxies for beneficial owners who did not grant proxies to the Company or the independent representative are kindly asked to inform the Company of the number and par value of the shares they represent as soon as possible, but no later than April 27, 2012, 2:00 p.m., Zug time, at the admission desk for the annual general meeting.

Annual Report, Consolidated Financial Statements

A copy of the 2011 Annual Report of the Company, including the consolidated financial statements for fiscal year 2011, the statutory financial statements for fiscal year 2011 and the audit reports on such statements, are available for physical inspection at the Company’s registered office at Dorfstrasse 19A, 6340 Baar, Zug, Switzerland. Copies of these materials may be obtained without charge by contacting Investor Relations at our offices at Dorfstrasse 19A, 6340 Baar, Zug, Switzerland, telephone number 41 (41) 761-6555.

Your vote is important. All shareholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to submit your proxy by completing, signing, dating and mailing the enclosed proxy or voting instruction card in the postage-paid envelope provided.

By Order of the Board of Directors

Julie J. Robertson

Secretary

Baar, Switzerland

April 3, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL GENERAL MEETING TO BE HELD ON APRIL 27, 2012.

Our proxy statement, 2011 Annual Report and other information about the annual general meeting are available at

www.noblecorp.com/2012proxymaterials

Page No.
GENERAL	1

BACKGROUND OF THE COMPANY	1
PROXIES AND VOTING INSTRUCTIONS	1
PRESENCE QUORUM	3
VOTES REQUIRED	3
RECORD DATE	4

PROPOSAL 1 REDUCTION OF THE MAXIMUM NUMBER OF MEMBERS OF THE BOARD OF DIRECTORS	5

PROPOSAL 2 ELECTION OF DIRECTORS	6

NOMINEES FOR DIRECTORS	6
ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS	8

POLICIES AND PROCEDURES RELATING TO TRANSACTIONS WITH RELATED PERSONS	13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15

EXECUTIVE COMPENSATION	17

COMPENSATION DISCUSSION AND ANALYSIS	17

COMPENSATION COMMITTEE REPORT	30

SUMMARY COMPENSATION TABLE	31

GRANTS OF PLAN–BASED AWARDS	33

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	34

OPTION EXERCISES AND STOCK VESTED	35

PENSION BENEFITS	36

NONQUALIFIED DEFERRED COMPENSATION	38

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL	39

DIRECTOR COMPENSATION	44

EQUITY COMPENSATION PLAN INFORMATION	46

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	46

REPORT OF THE AUDIT COMMITTEE	47

AUDITORS	48

PROPOSAL 3 APPROVAL OF THE 2011 ANNUAL REPORT, THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2011 AND THE STATUTORY FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2011	49

PROPOSAL 4 DIVIDEND PAYMENT FUNDED FROM CAPITAL CONTRIBUTION RESERVE	50

PROPOSAL 5 APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ELECTION OF PRICEWATERHOUSECOOPERS AG AS STATUTORY AUDITOR	52

PROPOSAL 6 DISCHARGE OF THE MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS FOR FISCAL YEAR 2011	53

PROPOSAL 7 ADVISORY VOTE ON EXECUTIVE COMPENSATION	54

PROPOSAL 8 APPROVAL OF AMENDED AND RESTATED 1991 PLAN	55

OTHER MATTERS	62

SHAREHOLDER PROPOSALS	62

SOLICITATION OF PROXIES	62
ADDITIONAL INFORMATION ABOUT THE COMPANY	62

APPENDIX A	A-1

NOBLE CORPORATION

Dorfstrasse 19A

6340 Baar

Zug, Switzerland

PROXY STATEMENT

For Annual General Meeting of Shareholders

To Be Held on April 27, 2012

GENERAL

This proxy statement is furnished to shareholders of Noble Corporation, a Swiss company (“Noble Switzerland”), in connection with the solicitation by our board of directors (“Board”) of proxies for use at the annual general meeting of shareholders to be held on April 27, 2012 at 3:00 p.m., local time, at the Parkhotel Zug, Industriestrasse 14, Zug, Switzerland, and for the purposes set forth in the accompanying notice. The approximate date of first mailing of this proxy statement and the accompanying proxy or, in the case of participants in the Noble Drilling Corporation 401(k) Savings Plan, voting instruction card is April 3, 2012.

Background of the Company

In March 2009, Noble Corporation, a Cayman Islands company (“Noble Cayman”), completed a series of transactions pursuant to which Noble Cayman, by way of schemes of arrangement under Cayman Islands law, became a wholly owned subsidiary of Noble Switzerland (the “Transaction”). In the Transaction, Noble Switzerland issued one of its shares in exchange for each ordinary share of Noble Cayman. In addition, Noble Switzerland issued approximately 15 million of its shares to Noble Cayman for future use to satisfy its obligations to deliver shares in connection with awards granted under its employee benefit plans and other corporate purposes. The Transaction effectively changed the place of incorporation of the publicly traded parent of the Noble group of companies from the Cayman Islands to Switzerland.

References to the “Company,” “we,” “us,” or “our” for periods before March 27, 2009 include Noble Cayman together with its subsidiaries, unless the context indicates otherwise. References to the “Company,” “we,” “us” or “our” for periods from and after March 27, 2009 include Noble Switzerland together with its subsidiaries, unless the context indicates otherwise.

Proxies and Voting Instructions

A proxy card is being sent with this proxy statement to each holder of shares registered in the Company’s register as of the close of business, U.S. Eastern time, on March 2, 2012. In addition, a proxy card will be sent with this proxy statement to each additional holder of shares who is registered with voting rights in the Company’s register as of the close of business, U.S. Eastern time, on April 9, 2012 (which is effectively the record date for the meeting) or who notifies the Company’s Corporate Secretary in writing of their acquisition of shares by such time. If you are registered as a shareholder in the Company’s register as of the close of business, U.S. Eastern time, on April 9, 2012 or you have notified the Company’s Corporate Secretary in writing of your acquisition of shares by such time (and your notice has been properly accepted by the Corporate Secretary), you may grant a proxy to vote on each of the proposals described in this proxy statement and any other matter properly presented at the meeting for consideration to either the Company or the independent representative, Mr. Christian Koller, Gloor & Sieger, by marking your proxy card appropriately, executing it in the space provided, dating it and returning it prior to the close of business, U.S. Eastern time, on April 26, 2012 either to:

Noble Corporation

c/o MacKenzie Partners, Inc.

Corporate Election Services

P.O. Box 3230

Pittsburgh, PA 15230-9404

or, if granting a proxy to the independent representative:

Mr. Christian Koller

c/o Gloor & Sieger

Utoquai 37

P.O. Box 581

CH 8024 Zurich, Switzerland

Please sign, date and mail your proxy card in the envelope provided.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. In particular, if you hold your shares in “street name” through The Depository Trust Company (“DTC”), you should follow the procedures typically applicable to voting of securities beneficially held through DTC because Cede & Co., as nominee of DTC, has been registered with voting rights in the Company’s share register with respect to such shares.

Although the Company is organized under Swiss law, the Company is subject to the U.S. Securities and Exchange Commission (“SEC”) proxy requirements and the applicable corporate governance rules of the New York Stock Exchange (“NYSE”), where its shares are listed, and has not imposed any restrictions on trading of its shares as a condition of voting at the annual general meeting. In particular, the Company has not imposed any “share blocking” or similar transfer restrictions of a type that might be associated with voting by holders of bearer shares or American Depositary Receipts and has not issued any bearer shares or American Depositary Receipts.

Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion for proposals for “non-routine” matters. Proxies submitted by brokers without instructions from customers for these non-routine matters are referred to as “broker non-votes.” The following proposals are non-routine matters under NYSE rules: Proposal (1) (Reduction of the Maximum Number of Members of the Board of Directors), Proposal (2) (Election of Directors), Proposal (4) (Dividend Payment Funded From Capital Contribution Reserve), Proposal (7) (Advisory Vote on Executive Compensation), Proposal (8) (Amendment and Restatement of the 1991 Plan).

If you were a holder with voting rights on April 9, 2012 and have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder with voting rights on April 9, 2012 and you have timely submitted a properly executed proxy card and have not specifically indicated your votes (irrespective of whether a proxy has been granted to the Company or the independent representative), the Company or the independent representative, as applicable, will vote your shares in the manner recommended by our Board.

There are no other matters that our Board intends to present, or has received proper notice that others will present, at the annual general meeting. If any other matters are properly presented at the meeting for consideration, the Company and the independent representative, as applicable, will vote any proxies submitted to them on these matters in the manner recommended by our Board.

You may revoke your proxy at any time prior to its exercise by:

•

giving written notice of the revocation to our Corporate Secretary, with respect to proxies granted to the Company, or to the independent representative at the address set forth above, with respect to proxies granted to the independent representative, in each case before April 27, 2012;

•

notifying our Corporate Secretary at least two hours before the time the meeting is scheduled to begin, with respect to proxies granted to the Company, or notifying the independent representative at least two hours before the time the meeting is scheduled to begin, with respect to proxies granted to the independent representative, and appearing at the annual general meeting and voting in person; or

•	properly completing and executing a later-dated proxy and delivering it to our Corporate Secretary or the independent representative, as applicable, at or before the meeting.

If you attend the annual general meeting in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the meeting, this will not affect any vote previously taken. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your bank, broker or other nominee.

If you were a participant in the Noble Drilling Corporation 401(k) Savings Plan as of the close of business, U.S. Eastern time, on March 2, 2012 or April 9, 2012, you should receive a voting instruction card for shares held in the Plan. You can provide instructions to the plan trustee as to how to vote shares held in the plan by completing, signing, dating and mailing the voting instruction card in the postage-paid envelope.

Presence Quorum

The presence of shareholders, in person or by proxy, holding at least a majority of the total shares entitled to vote at the annual general meeting will constitute a presence quorum for purposes of all proposals except the proposal to reduce the maximum number of members of the Board of Directors (Agenda Item (1)), which requires the presence of shareholders, in person or by proxy, holding at least two-thirds of the total shares entitled to vote at the annual general meeting. For all proposals, the presence of shareholders will be counted at the time when the annual general meeting proceeds to business, and abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a presence quorum.

Votes Required

Each share is entitled to one vote.

Approval of the proposal to reduce the maximum number of members of the Board of Directors (Agenda Item (1)) requires the affirmative vote of at least two-thirds of the shares entitled to vote at the annual general meeting.

Approval of the proposal to elect the three nominees named in the proxy statement as directors (Agenda Item (2)) requires the affirmative vote of a plurality of the votes cast in person or by proxy. The plurality requirement means that the director nominee with the most votes for a board seat is elected to that board seat.

Approval of each of the following proposals requires the affirmative vote of a majority of the votes cast on such proposal at the annual general meeting in person or by proxy:

•

the proposal to approve the 2011 Annual Report, the consolidated financial statements of the Company for fiscal year 2011 and the statutory financial statements of the Company for fiscal year 2011 (Agenda Item (3));

•	the proposal to pay a dividend funded from capital contribution reserve (Agenda Item (4));

•

the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 and to elect PricewaterhouseCoopers AG as the Company’s statutory auditor for a one-year term (Agenda Item (5));

•	the proposal to discharge the members of our Board and our executive officers for fiscal year 2011 (Agenda Item (6));

•	the advisory vote on executive compensation (Agenda Item (7)); and

•	the proposal to amend and restate the 1991 Plan (Agenda Item (8)).

Abstentions and broker non-votes will have no effect on any of the proposals. The votes of any member of our Board or any of our executive officers will not be counted towards the proposal to discharge the members of our Board and our executive officers.

Record Date

Only shareholders of record as of the close of business, U.S. Eastern time, on April 9, 2012 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the annual general meeting. No shareholder will be entered in or removed from the Company’s share register with voting rights between the close of business, U.S. Eastern time, on April 9, 2012 and the opening of business, U.S. Eastern time, on the day following the annual general meeting.

PROPOSAL 1

REDUCTION OF THE MAXIMUM NUMBER OF MEMBERS OF THE BOARD OF DIRECTORS

Our Articles of Association provide that our Board of Directors shall consist of no less than three and no more than nine members. Following the departure of Mr. Leland from our Board as described in Proposal (2) below, our Board has decided to reduce the maximum number of members our Board from nine members to eight members. After careful consideration regarding the needs of our governance structure, the functioning of our Board, and the availability of candidates for director, our Board determined that it was in the Company’s and our shareholders’ best interest to reduce the maximum number of members of our Board to eight. Historically, Noble Cayman had a classified Board generally comprised of eight directors. With Mr. Leland’s retirement, our Board determined it was appropriate to return to the traditional size. Our Board believes eight directors provide sufficient diversity of experience and background to best serve the Company and our shareholders while maintaining an efficient and productive governance structure. Our Board also recognized that, whether it has eight or nine directors, the same number of directors is required to approve matters by a majority vote. The Board will continue to periodically review the size of the Board.

Upon the reduction of the maximum number of members of our Board of Directors, Article 23 para 1 of our Articles of Association will be amended to read as follows:

Artikel 23: Anzahl Verwaltungsräte	Article 23: Number of Directors
Der Verwaltungsrat besteht aus mindestens drei und höchstens acht Mitgliedern.	The Board of Directors shall consist of no less than three and no more than eight members.

Approval of the proposal requires the presence of shareholders, in person or by proxy, holding at least two-thirds of the total shares entitled to vote at the annual general meeting and the affirmative vote of at least two-thirds of the shares entitled to vote at the annual general meeting

Recommendation

Our Board unanimously recommends that shareholders vote FOR the reduction of the maximum members of the Board of Directors and the amendment to Article 23 of our Articles of Association accordingly.

PROPOSAL 2

ELECTION OF DIRECTORS

Our Articles of Association provide for three classes of directors, with approximately one-third of the directors constituting our Board being elected each year to serve a three-year term. Three directors compose the class whose term expires at the 2012 annual general meeting: Julie H. Edwards, Marc E. Leland and David W. Williams. The nominating and corporate governance committee of our Board has approved, and our Board has unanimously nominated, Ms. Edwards and Mr. Williams for re-election as directors of the Company to serve three-year terms expiring in 2015. The Company’s corporate governance guidelines provide that a person is eligible to be elected as a director of the Company until the annual general meeting next succeeding his 72nd birthday. As a result, Mr. Leland, age 73, is not eligible to stand for re-election at the annual general meeting.

The individuals nominated for election at the annual general meeting will be elected by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. All duly submitted and unrevoked proxies will be voted for the nominees nominated by our Board, except where authorization so to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the election of its nominees for director.

Information about the individuals nominated for election at the annual general meeting, and the directors whose terms do not expire at the annual general meeting, is presented below. When assessing the qualifications of a particular person to serve as a director, our nominating and corporate governance committee and our Board consider an individual candidate’s experience as well as the collective experiences of our Board members taken as a whole. The members of our Board, including the individuals nominated for election, have a variety of experiences and attributes that qualify them to serve on our Board, including accounting, finance and legal experience, extensive senior management experience in the energy industry, including oil and gas and offshore drilling, and experience as directors of other public companies. Certain members also possess valuable historical knowledge of the Company and our industry by virtue of their previous service on our Board.

NOMINEES FOR DIRECTORS

Julie H. Edwards, age 53, director since 2006	Ms. Edwards served as Senior Vice President of Corporate Development of Southern Union Company from November 2006 to January 2007, and immediately prior to that served as its Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Southern Union is primarily engaged in the transportation and distribution of natural gas. Prior to joining Southern Union, Ms. Edwards served as Executive Vice President – Finance and Administration and Chief Financial Officer for Frontier Oil Corporation in Houston since 2000. She joined Frontier Oil in 1991 as Vice President – Secretary and Treasurer after serving as Vice President of Corporate Finance for Smith Barney, Harris, Upham & Co., Inc., New York and Houston, from 1988 to 1991, after joining the company as an associate in 1985. Ms. Edwards has not held a principal employment since retiring from Southern Union. Ms. Edwards is also a director of ONEOK, Inc. and ONEOK Partners GP, L.L.C. Ms. Edwards served as a director of the NATCO Group, Inc. from 2004 until its merger with Cameron International Corporation in 2009. Ms. Edwards brings to our Board experience in finance and senior management positions for multiple energy companies and experience as a director of several public companies.

David W. Williams, age 54, director since 2008	Mr. Williams has served as Chairman, President and Chief Executive Officer of the Company since January 2, 2008. Mr. Williams served as Senior Vice President – Business Development of Noble Drilling Services Inc., an indirect, wholly-owned subsidiary of the Company, from September 2006 to January 2007, as Senior Vice President – Operations of Noble Drilling Services Inc. from January to April 2007, and as Senior Vice President and Chief Operating Officer of the Company from April 2007 to January 2, 2008. Prior to September 2006, Mr. Williams served for more than five years as Executive Vice President of Diamond Offshore Drilling, Inc., an offshore oil and gas drilling contractor. Mr. Williams brings to our Board extensive experience in senior management positions in the offshore drilling sector and knowledge of the Company and the industry by virtue of his position as President and Chief Executive Officer of the Company.

CLASS WHOSE TERM EXPIRES IN 2013

Michael A. Cawley, age 64, director since 1985	Mr. Cawley served as President and Chief Executive Officer of The Samuel Roberts
Noble Foundation, Inc., a not-for-profit corporation (the “Noble Foundation”), from
February 1992 until his retirement in January 2012, after serving as Executive Vice
President of the Noble Foundation since January 1991. Mr. Cawley also served as a trustee of the Noble Foundation from 1988 until his retirement in January 2012. The
Noble Foundation is engaged in agricultural research, education, demonstration and consultation; plant biology and applied biotechnology; and assistance through granting to selected nonprofit organizations. For more than five years prior to 1991,
Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law; and Mr. Cawley currently serves as Of Counsel to the law firm of
Thompson, Cawley, Veazey & Burns, a professional corporation. Mr. Cawley is a director of Noble Energy, Inc. and also serves as a director of several non-profit organizations. Mr. Cawley brings to our Board experience in, and knowledge of, both the drilling industry and broader energy industry and knowledge of the Company by virtue of his 25 years experience as a director of the Company and his other energy industry and legal experience.

Gordon T. Hall, age 52, director since 2009	Mr. Hall serves as Chairman of the Board of Exterran Holdings, Inc., a natural gas compression and production services company. He previously served as Chairman of the Board of Hanover Compressor Company from May 2005 until its merger with
Universal Compression Holdings, Inc. to create Exterran in August 2007. Mr. Hall retired as Managing Director from Credit Suisse, a brokerage services and investment banking firm, where he was employed from 1987 through 2002. While at Credit
Suisse, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the
Global Energy Group. Mr. Hall has not held a principal employment since leaving his position with Credit Suisse. Mr. Hall was a director of Hydril Company, an oil and gas service company specializing in pressure control equipment and premium connections for tubing and casing, until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc., a drilling technology and manufacturing company, until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall
serves as a director of several private companies and several non-profit organizations.
Mr. Hall brings to our Board financial and analytical expertise and investment banking experience, with a focus on the energy sector, and experience as a director of multiple public energy companies.

Jack E. Little, age 73, director since 2000	Mr. Little served as President and Chief Executive Officer of Shell Oil Company, and
a member of the Board of Directors and Chairman and Chief Executive Officer of
Shell Exploration & Production Company for more than five years until his retirement in June 1999. Shell Oil Company and its subsidiaries, with extensive operations in the
United States, explore, develop, produce, purchase, transport and market crude oil and natural gas; they also purchase, manufacture, transport and market oil and chemical products and provide technical and business services. Mr. Little also served as a director of TXU Corporation from 2001 to 2007 and serves as a Trustee for the Baylor
College of Medicine. Mr. Little also serves as a

trustee of a non-profit organization. Mr. Little brings to our Board extensive experience in the energy industry, specifically in oil and gas exploration and production and related services, and significant executive experience.

CLASS WHOSE TERM EXPIRES IN 2014

Lawrence J. Chazen, age 71, director since 1994	Mr. Chazen has served since 1977 as Chief Executive Officer of Lawrence J. Chazen,
Inc., a California registered investment adviser engaged in providing financial advisory services. Mr. Chazen brings to our Board a strong financial background, knowledge of the drilling industry and a history with the Company as a director for over 15 years.

Jon A. Marshall, age 60, director since 2009	Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from
November 2007 to May 2008, and immediately prior to that served as Chief Executive
Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when
GlobalSantaFe merged with Transocean. Transocean is an offshore drilling contractor.
Mr. Marshall has not held a principal employment since leaving his position with
Transocean. Mr. Marshall is a director of Cobalt International Energy, Inc. and also serves as a director of several private companies and several non-profit organizations.
Mr. Marshall brings to our Board experience in executive positions and experience as a director for public offshore drilling companies.

Mary P. Ricciardello, age 56, director since 2003	Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of
Reliant Energy, Inc. from January 2001 to August 2002, and immediately prior to that served as its Senior Vice President and Comptroller from September 1999 to January
2001 and as its Vice President and Comptroller from 1996 to September 1999.
Ms. Ricciardello also served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. from May 2001 to August 2002. Reliant principally provides electricity and energy services to retail and wholesale customers.
Ms. Ricciardello’s current principal occupation is as a certified public accountant, and she has not held a principal employment since leaving her positions with Reliant
Energy, Inc. and Reliant Resources, Inc. in August 2002. Ms. Ricciardello is also a director of Devon Energy Corporation and Midstates Petroleum Company, Inc., an
independent exploration and production company. Ms. Ricciardello also serves as a director of several non-profit organizations. Ms. Ricciardello also served as a director of U.S. Concrete, Inc. from 2003 until August 2010. Ms. Ricciardello brings to our
Board extensive accounting experience and experience from service on the boards of multiple public companies.

None of the corporations or other organizations in which our non-management directors carried on their respective principal occupations and employments or for which our non-management directors served as directors during the past five years is a parent, subsidiary or other affiliate of the Company.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence

Our Board has determined that (a) each of Mr. Cawley, Mr. Chazen, Ms. Edwards, Mr. Hall, Mr. Leland, Mr. Little, Mr. Marshall and Ms. Ricciardello qualifies as an “independent” director under the NYSE corporate governance rules and (b) each of Mr. Chazen, Ms. Edwards, Mr. Hall and Ms. Ricciardello, constituting all the members of the audit committee, qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Independent non-management directors comprise in full the membership of each committee described below under “Board Committees and Meetings.”

In order for a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director has no material relationship with the Company other than in his or her capacity as a director of the Company. The Company’s corporate governance guidelines provide that a director will not be independent if, within the preceding three years,

•	the director was employed by the Company;

•	an immediate family member of the director was an executive officer of the Company;

•

the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•

the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

•

the director or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

•

the director is an executive officer or an employee, or an immediate family member of the director is an executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The following will not be considered by our Board to be a material relationship that would impair a director’s independence: If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company

•	that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company;

•	that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company; or

•	to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.

For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our directors who satisfy the independence guidelines described above. These independence guidelines used by our Board are set forth in our corporate governance guidelines, which are published under the governance section of our website at www.noblecorp.com.

In accordance with the Company’s corporate governance guidelines, the non-management directors have chosen a lead director to preside at regularly scheduled executive sessions of our Board held without management present. Mr. Cawley currently serves as lead director.

Board Committees and Meetings

The Company has standing audit, compensation and nominating and corporate governance committees of our Board. Each of these committees operates under a written charter that has been adopted by the respective committee and by our Board. The charters are published under the governance section of the Company’s website at www.noblecorp.com and are available in print to any shareholders who request them.

The current members of the committees, number of meetings held by each committee during 2011, and a description of the functions performed by each committee are set forth below:

Audit Committee (ten meetings).    The current members of the audit committee are Mary P. Ricciardello, Chair, Lawrence J. Chazen, Julie H. Edwards and Gordon T. Hall. The primary responsibilities of the audit committee are the appointment, compensation, retention and oversight of the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and approve an annual report for inclusion in this proxy statement, and to assist our Board with oversight of the following: integrity of the Company’s financial statements; compliance by the Company with standards of business ethics and legal and regulatory requirements; qualifications and independence of the Company’s independent auditors (including both our independent registered public accounting firm and our statutory auditors); and performance of the Company’s independent auditors and internal auditors. Our Board has determined that Ms. Ricciardello is an “audit committee financial expert” as that term is defined under the applicable SEC rules and regulations. The audit committee’s report relating to 2011 begins on page 47 of this proxy statement.

Compensation Committee (five meetings).    The current members of the compensation committee are Marc E. Leland, Chair, Michael A. Cawley, Jack E. Little and Jon A. Marshall. The primary responsibilities of the compensation committee are to discharge our Board’s responsibilities relating to compensation of directors and executive officers, to assist our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans, and to prepare an annual disclosure under the caption “Compensation Committee Report” for inclusion in the Company’s proxy statement for its annual general meeting of shareholders. The compensation committee’s report relating to 2011 appears on page 30 of this proxy statement.

Nominating and Corporate Governance Committee (four meetings).    The current members of the nominating and corporate governance committee are Michael A. Cawley, Chair, Julie H. Edwards and Marc E. Leland. The primary responsibilities of the nominating and corporate governance committee are to assist our Board in reviewing, evaluating, selecting and recommending director nominees when one or more directors are to be appointed, elected or re-elected to our Board; to monitor, develop and recommend to our Board a set of principles, policies and practices relating to corporate governance; and to oversee the process by which our Board, our Chief Executive Officer and executive management are evaluated.

The nominating and corporate governance committee believes that directors should possess the highest personal and professional ethics, character, integrity and values; an inquisitive and objective perspective; practical wisdom; and mature judgment. Directors must be willing to devote sufficient time to discharging their duties and responsibilities effectively, and they should be committed to serving on our Board for an extended period of time. The nominating and corporate governance committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to our Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. Without limiting the generality of the preceding sentence, the nominating and corporate governance committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

The nominating and corporate governance committee’s process for identifying candidates includes seeking recommendations from one or more of the following: current and retired directors and executive officers of the Company; a firm (or firms) that specializes in identifying director candidates (which firm may earn a fee for its services paid by the Company); persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, shareholders of the Company. The nominating and corporate governance committee’s process for evaluating candidates includes investigation of the person’s specific experiences and skills, time availability in light of commitments, potential conflicts of interest, and independence from management and the Company. Candidates recommended by a shareholder are evaluated in the same manner as are other candidates. We did not receive any recommendations from shareholders of the Company for director nominees for the annual general meeting.

Under the Company’s policy on director attendance at annual general meetings of shareholders, all directors are expected to attend each annual general meeting, and any director who should become unable to attend the annual general meeting is responsible for notifying the Chairman of the Board in advance of the meeting. At the date of this proxy statement, we know of no director who will not attend the annual general meeting. In 2011, all directors attended the annual general meeting of shareholders held on April 29, 2011.

In 2011, our Board held four meetings. In 2011, each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board and (2) the total number of meetings of committees of our Board on which such director served (during the periods that such director served).

Our By-laws provide that our Board will select from among its members one Chairman, and since January 2008, David W. Williams has held both the positions of Chairman and Chief Executive Officer of the Company. For much of our corporate history, our Chief Executive Officer has also served as Chairman. This Board leadership structure has served the Company and our shareholders well and is commonly used by other companies whose securities are publicly traded in the United States.

Our Articles of Association and corporate governance guidelines provide our Board the flexibility either to combine or to separate the positions of Chairman and Chief Executive Officer. Our Board believes it is in the best interests of the Company and our shareholders for our Board to have the flexibility to determine the best director to serve as Chairman, whether such director is an independent director or our Chief Executive Officer. At the current time, our Board believes that the Company and our shareholders are best served by having the Chief Executive Officer also serve as Chairman. The Chief Executive Officer bears the primary responsibility for managing our day-to-day business, and our Board believes that he is the person who is best suited to chair Board meetings and ensure that key business issues and shareholder interests are brought to the attention of our Board.

Our Board believes that the Company and our shareholders are best served when directors are free to exercise their respective independent judgment to determine what leadership structure works best for us based upon the then current facts and circumstances. Although our Board may determine to separate the positions of Chairman and Chief Executive Officer in the future should circumstances change, for the foreseeable future we believe that combining these positions in an individual with extensive experience in the drilling industry, together with a lead director and Board committees chaired by independent directors as described below, is the right leadership structure for our Board.

In addition to Mr. Williams, our Board has eight board members, all of whom are independent under the NYSE corporate governance rules as described under “Additional Information Regarding the Board of Directors — Board Independence.” Pursuant to our corporate governance guidelines, our non-management directors meet in executive sessions without our Chief Executive Officer or any other management present in connection with each regularly scheduled meeting of our Board. In accordance with our corporate governance guidelines, our non-management directors have chosen Mr. Cawley to serve as lead director and to preside at regularly scheduled executive sessions of our Board and at any other Board meeting held without management present. The lead director is also responsible for approving information sent to our Board, including meeting agendas and meeting schedules for our Board, and for acting as the principal conduit for the communication of information from the non-management directors to our Chief Executive Officer.

In addition, each of our Board’s three standing committees, the audit committee, the compensation committee and the nominating and corporate governance committee, is composed of independent directors and each has a non-management, independent Board member acting as chair.

To provide ongoing reviews of the effectiveness of our Board, including the effectiveness of our Board leadership structure, our corporate governance guidelines provide for annual assessments by Board members of the effectiveness of our Board and of our Board committees on which such members serve.

Consistent with our Articles of Association, By-laws and corporate governance guidelines, our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. Our Board possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day management of the Company to our Chief Executive Officer and our executive management.

Viewed from this perspective, our Board generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face.

Pursuant to the requirements of laws, rules and regulations that apply to companies whose securities are publicly traded in the United States, as described above, our audit committee assists our Board in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Our audit committee also discusses policies with respect to risk assessment and risk management with our management team. Certain risks associated with the performance of our executive management fall within the authority of our nominating and corporate governance committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board, our Chief Executive Officer and our executive management are evaluated. Risks associated with retaining executive management fall within the scope of the authority of our compensation committee, which assists our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.

Responsibility for risk oversight that does not fall within the scope of authority of our three standing Board committees rests with our entire Board. Our Board also has the responsibility for confirming the risk tolerance of the Company and monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management has an effective and ongoing program in place for monitoring and assessing, and, to the extent appropriate, mitigating such risks to be within the risk tolerance of the Company. Risks falling within this area include but are not limited to general business and industry risks, operating risks, financial risks and compliance risks that we face. We have not concentrated within our executive management responsibility for all risk management in a single risk management officer within our executive management, but rather we rely on a management steering committee to administer an enterprise risk management (ERM) system that is designed to ensure that the most significant risks to the Company, on a consolidated basis, are being identified, managed and monitored appropriately, and that due care is exercised in considering such risks in the management of the Company. Through the ERM system, the steering committee:

•	monitors the universe of risks that we face;

•	assesses processes and participants for identifying risk;

•	determines the Company’s risk tolerance and approves mitigation strategies and responsibilities;

•	attempts to ensure top risk areas are addressed and managed where possible;

•	works with any committee, Board member or their designees to assist in evaluation of risks that may be of concern to the Board or a committee of the Board; and

•	makes regular reports to our Board on management’s assessment of exposure to risk and steps management has taken to monitor and deal with such exposure.

Our Board monitors the ERM system and other risk management information provided to it and provides feedback to management from time to time that may be used to better align risk management practices, strategies and systems with the risk philosophy and risk tolerances of the Company.

Shareholder Communications with Directors

Our Board has approved the following process for shareholders and other security holders of the Company and interested parties to send communications to our Board. To contact all directors on our Board, all directors on a Board committee, an individual director, or the non-management directors of our Board as a group, the shareholder, other security holder or interested party can:

•	mail Noble Corporation, Attention: Corporate Secretary, at Dorfstrasse 19A, 6430 Baar, Zug, Switzerland;

•	e-mail nobleboard@noblecorp.com; or

•	telephone the NobleLine (anonymous and available 24 hours a day, seven days a week) at 1 (877) 285-4162 or +1 (704) 544-2879.

All communications received in the mail are opened by the office of the Company’s Secretary for the purpose of determining whether the contents represent a message to our Board. All communications received electronically are processed under the oversight of our Board by the Company’s general counsel or chief compliance officer. Complaints or concerns relating to the Company’s accounting, internal accounting controls, or auditing matters are referred to the audit committee of our Board. Complaints or concerns relating to other corporate matters, which are not addressed to a specific director, are referred to the appropriate functional manager within the Company for review and response. Complaints or concerns relating to corporate matters other than the specific items referred to the audit committee as described above, which are addressed to a specific director, committee of our Board, or group of directors, are promptly relayed to such persons.

Director Education

We provide our directors with information and materials that are designed to assist them in performing their duties as directors. We provide directors with periodic training on certain policies, standards and procedures of the Company, including guidance and advice on compliance therewith. We provide director manuals, periodic presentations on new developments in relevant areas, such as legal and accounting matters, as well as opportunities to attend director education programs at the Company’s expense. Our director manual contains important information about the Company and the responsibilities of our directors, including: our Articles of Association and By-laws; guidelines for assignments regarding standing committees of our Board; the charter for each of our Board committees; a summary of laws and regulations regarding compliance with insider reporting and trading; corporate directors’ guidebooks published by such organizations as the American Bar Association Section of Business Law, National Association of Corporate Directors, and American Society of Corporate Secretaries; a statement of the Company paradigms and code of business conduct and ethics that govern how we conduct our business; and our safety policy and quality policy and objectives.

POLICIES AND PROCEDURES RELATING TO

TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are reviewed, approved or ratified in accordance with the policies and procedures set forth in our code of business conduct and ethics and our administrative policy manual, the procedures described below for director and officer questionnaires, and the other procedures described below.

Our code of business conduct and ethics provides that certain conflicts of interest are prohibited as a matter of Company policy. Under such code of business conduct and ethics, any employee, officer or director who becomes aware of a conflict, potential conflict or an uncertainty as to whether a conflict exists should bring the matter to the attention of a supervisor, manager or other appropriate personnel. Officers and directors are prohibited from personally taking an opportunity for business or profit that belongs to the Company, or competing with the Company in any way. Any actual or potential conflict of interest of this nature must be disclosed to the Board or a committee of the Board. Our Board and senior management review all reported relationships and transactions in which the Company and any director, officer or family member of a director or officer are participants to determine whether an actual or potential conflict of interest exists. Our Board may approve or ratify any such relationship or transaction if our Board determines that such relationship or transaction is in the Company’s best interests (or not inconsistent with the Company’s best interests) and the best interests of our shareholders. A conflict of interest exists when an individual’s personal interest is adverse to or otherwise in conflict with the interests of the Company. Our code of business conduct and ethics sets forth several examples of how conflicts of interest may arise, including when:

•	an employee, officer or director or a member of his or her family receives improper personal benefits because of such employee’s, officer’s or director’s position in the Company;

•	a loan by the Company to, or a guarantee by the Company of an obligation of, an employee or his or her family member is made;

•	an employee works for or has any direct or indirect business connection with any of our competitors, customers or suppliers; or

•	Company assets and properties are used for personal gain or Company business opportunities are usurped for personal gain.

In addition, our administrative policy manual, which applies to all our employees, defines some additional examples of what the Company considers to be a conflict of interest, including when

•

subject to certain limited exceptions, an employee or consultant or any member of his or her immediate family has an interest in any business entity that deals with the Company where there is an opportunity for preferential treatment to be given or received;

•

an employee or consultant serves as an officer, a director, or in any management capacity of another business entity directly or indirectly related to the contract drilling or energy services industries without specific authority from our Board;

•

an employee or consultant or any member of his or her immediate family buys, sells or leases any kind of property, facilities or equipment from or to the Company or any of its subsidiaries or to any business entity or individual who is or is seeking to become a contractor, supplier or customer of the Company, without specific authority from our Board; or

•

subject to certain limited exceptions, an employee or consultant or any member of his or her immediate family accepts gifts, payments, extravagant entertainment, services or loans in any form from anyone soliciting business, or who may already have established business relations, with the Company.

Each year we require all our directors, nominees for director and executive officers to complete and sign a questionnaire in connection with the solicitation of proxies for use at our annual general meeting of shareholders. The purpose of the questionnaire is to obtain information, including information regarding transactions with related persons, for inclusion in our proxy statement or annual report.

In addition, we review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 30, 2012, we had 252,266,438 shares outstanding, excluding shares held in treasury. The following table sets forth, as of March 30, 2012, (1) the beneficial ownership of shares by each of our directors, each nominee for director, each “named executive officer” listed in the Summary Compensation Table appearing in this proxy statement, and all current directors and executive officers as a group, and (2) information about the only persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares.

	Shares Beneficially Owned (1)
Name	Number of Shares		Percent of Class (2)

Directors

Michael A. Cawley	108,079	(3)(4)	—

Lawrence J. Chazen	54,043	(3)	—

Julie H. Edwards	62,992	(3)	—

Gordon T. Hall	20,032

Marc E. Leland	151,470	(3)	—

Jack E. Little	104,628	(3)	—

Jon A. Marshall	21,113

Mary P. Ricciardello	82,243	(3)	—

David W. Williams	604,225	(3)	—

Named Executive Officers (excluding any Director listed above) and Group

Julie J. Robertson	843,778	(3)	—

Thomas L. Mitchell	249,728	(3)	—

Donald E. Jacobsen	51,051	(3)	—

Roger B. Hunt	43,540	(3)	—

Dennis J. Lubojacky	23,858	(3)	—

All current directors and executive officers as a group (19 persons)	2,615,046	(5)	1.0%

FMR LLC	19,185,524	(6)	7.6%

BlackRock, Inc.	16,720,869	(7)	6.6%

Wentworth, Hauser & Violich, Inc.	16,130,954	(8)	6.4%

Franklin Resources, Inc.	15,645,699	(9)	6.2%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed.

(2)	The percent of class shown is less than one percent unless otherwise indicated.

(3)	Includes shares not outstanding but subject to options exercisable at March 30, 2012 or within 60 days thereafter, as follows: Mr. Cawley – 38,000 shares; Mr. Chazen – 8,000 shares; Ms. Edwards – 20,000 shares; Mr. Leland – 38,000 shares; Mr. Little – 38,000 shares; Ms. Ricciardello – 28,000 shares; Mr. Williams – 356,465 shares; Ms. Robertson – 334,783 shares; Mr. Mitchell – 145,658 shares; Mr. Jacobsen – 17,178 shares; Mr. Hunt – 16,172 shares and Mr. Lubojacky – 14,036 shares.

(4)	Excludes 1,749,278 shares beneficially owned by the Noble Foundation. Mr. Cawley is President and Chief Executive Officer and a trustee of the Noble Foundation. However, Mr. Cawley does not have any voting or investment power over any securities held by the Noble Foundation and disclaims beneficial ownership of the shares held by the Noble Foundation.

(5)	Includes 1,132,510 shares not outstanding but subject to options exercisable at March 30, 2012 or within 60 days thereafter.

(6)

Based on a Schedule 13G/A (Amendment No. 16) filed with the SEC on February 14, 2012 by FMR LLC. The filing is made jointly with Edward C. Johnson 3d and Fidelity Management & Research Company. FMR LLC reports sole investment power over all such shares and sole voting power over 4,800,953 shares. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Based on a Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. BlackRock, Inc. reports sole voting and dispositive power over all such shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(8)	Based on a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 14, 2012 by Wentworth, Hauser & Violich, Inc. (“Wentworth”) and Hirayama Investments, LLC (“Hirayama”). Wentworth reports sole voting power over 15,249,864 shares, and Wentworth and Hirayama report shared dispositive power over 16,130,954 shares. The address for Wentworth and Hirayama is 301 Battery Street, Suite 400, San Francisco, California 94111.

(9)	Based on a Schedule 13G filed with the SEC on February 8, 2012 by Franklin Resources, Inc. The filing is made jointly with Charles B. Johnson and Rupert H. Johnson, Jr. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary and Compensation Philosophy

The Company believes that its executive compensation program reflects the Company’s philosophy that executive compensation should be structured so as to closely align each executive’s interests with the interests of our shareholders. The program is designed to emphasize equity-based incentive and performance-based pay and, in order to promote an atmosphere of teamwork, fairness and motivation, these concepts extend beyond the named executive officers to other key employees throughout the Company. The primary objectives of the Company’s compensation program are to:

•	motivate our executives to assist the Company in achieving key operating, safety and financial performance goals that enhance long-term shareholder value;

•	reward outstanding performance in achieving these goals without subjecting the Company to excessive or unnecessary risk; and

•

establish and maintain a competitive executive compensation program that enables the Company to attract, motivate and retain experienced and highly capable executives who will contribute to the long-term success of the Company.

Consistent with this philosophy, we seek to provide a total compensation package for the named executive officers that is competitive with those of the companies in the Peer Group (as defined on page 20). This practice, which is consistent with our stated compensation philosophy, is structured such that a substantial portion of total compensation is subject to Company, individual and share price performance and is at risk of forfeiture. In designing these compensation packages, the compensation committee annually reviews each compensation component and compares its use and level to various internal and external performance standards and market reference points.

Our compensation program for our named executive officers consists of the following components:

•	Base pay. This fixed cash component of compensation is generally used to attract and retain executives, with target salary levels set to be competitive with our Peer Group.

•

Annual incentive compensation.    This component of compensation, paid as an annual cash bonus pursuant to the Noble Corporation Short Term Incentive Plan (“STIP”), encourages and rewards achievement of annual safety, operating and financial goals, as well as individual performance.

•	Equity awards under our LTIP. Equity awards under our long-term incentive plan consist of the following:

•

Performance-based awards.    This component of compensation consists of stock options, designed to increase in value as our share price appreciates, and performance-based restricted stock units based upon the Company’s cumulative total shareholder return relative to our Peer Group over a three-year period.

•

Time-vested awards.    This component of compensation, consisting of time-vested restricted stock unit awards, facilitates retention, aligns executives’ interest with the interests of our shareholders and allows executives to become stakeholders in the Company.

•	Other Benefits. The retirement and other benefits described below.

During 2011, the Company began to see some stability in the offshore drilling market after a period of volatility which occurred following the Deepwater Horizon incident in 2010 and the U.S. governmental response to the incident. In the U.S. Gulf of Mexico, the granting of permits and publication of new safety rules has led to more stable activity levels within the industry, especially as it relates to the deepwater markets. The offshore drilling market displayed indications of improvement during 2011 even though there continues to be uncertainty regarding the sustainability of the global economic recovery, which is proceeding unevenly in different geographic regions. In addition to the political instability in certain oil producing nations in the Middle East and North Africa, there is also uncertainty regarding recovery in the credit markets, particularly in Europe and North America. During 2011, oil prices fluctuated as a result of supply side concerns in response to political unrest in the Middle East and North Africa. Natural gas prices in the United States fluctuated during the year, and ended the year at historical lows. In addition, the significant expansion of industry supply of drilling units has created considerable competitive pressure on compensation at all levels of the Company.

Despite these challenges, during 2011 and early 2012, the Company successfully executed its capital expansion program, announcing construction contracts for four newbuild drillships and four additional high-specification jackup rigs, completed construction on three dynamically positioned, ultra-deepwater, harsh environment drillships, each scheduled to begin long-term contracts in the first half of 2012, and received contract awards and contract extensions for rigs in the U.S. Gulf of Mexico, Mexico, the North Sea and the Middle East.

2011-2012 Compensation Highlights

There were several key actions that were taken by the compensation committee consistent with the Company’s strong commitment to pay for performance and best in class corporate governance.

Pay for performance.    Our financial and operating results and strategic achievements were generally lower in 2011 than in 2010 and also lower than the budget for the year. As such:

•	the total annual bonus awards for the CEO and our other executive officers in 2011 were reduced by more than 50% relative to 2010, and were well below the target awards for these executives; and

•

the executive team earned approximately 22% of the performance-vested restricted shares for the 2009-2011 performance period, forfeiting approximately 78% of the potential shares, due to our shareholder return being in the lower half of our peer group for the performance period.

Corporate Governance.    Several key actions related to executive officer compensation were taken by the Company in 2011 and early 2012, including the following:

•	the change-in-control excise tax payment was eliminated for all future executive officers;

•	the events that result in severance benefits upon a change in control were narrowed for future executive officers; and

•	the percentage of shares or voting power that must be acquired to trigger a change in control was increased from 15% to 25%.

For a detailed discussion of these actions, see “Shareholder Advisory Votes” below.

When used in this Compensation Discussion and Analysis section, the term “named executive officers” means those persons listed in the “Summary Compensation” table set forth on page 31.

Board Process and Independent Review of Compensation Program

The compensation committee of our Board is responsible for determining the compensation of our directors and executive officers and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The compensation committee provides guidance to our Board in reviewing and administering the compensation programs, benefits, incentive and equity-based compensation plans. The compensation committee operates independently of management and receives compensation advice and data from outside independent advisors.

In addition, the compensation committee may delegate its authority to an officer of the Company to administer certain compensation or benefit plans subject to restrictions that may be placed upon the administration and operation of those plans. This includes oversight of any restrictions that may be placed upon participants in the plans by the committee, the plan terms or associated regulations. In addition, the compensation committee may form one or more subcommittees and delegate its authority to any such subcommittee, as it deems appropriate.

The compensation committee charter authorizes the committee to retain and terminate, as the committee deems necessary, independent advisors to provide advice and evaluation of the compensation of directors or executive officers, or other matters relating to compensation, benefits, incentive and equity-based compensation plans and corporate performance. The compensation committee is further authorized to approve the fees and retention terms of any independent advisor that it retains. The compensation committee has engaged Mercer (US) Inc., an independent consulting firm, to serve as the committee’s compensation consultant.

The compensation consultant reports to and acts at the direction of the compensation committee and is independent of management, provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation and provides information regarding compensation trends in the general marketplace, compensation practices of the Peer Group described below, and regulatory and compliance developments. The compensation consultant is instructed to validate certain data that our administration department submits to our compensation committee regarding various aspects of compensation for our employees, executive officers and directors. The compensation consultant regularly participates in the meetings of the compensation committee and meets privately with the committee at each committee meeting.

In determining compensation for our Chief Executive Officer, the compensation committee evaluates and assesses his performance related to leadership, financial and operating results, board relations, and other considerations. The compensation consultant provides market information and perspectives on market-based adjustments, which are included in the committee’s decision making process. The compensation committee incorporates these considerations, as well as compensation market information, into its adjustment decisions.

In determining compensation for executive officers other than our Chief Executive Officer, our Chief Executive Officer works with the compensation consultant and our Executive Vice President to review compensation market information and prior compensation decisions and to recommend compensation adjustments to the compensation committee at its last meeting of each year (October) and first meeting of each year (late January or early February). Our Chief Executive Officer and Executive Vice President may attend compensation committee meetings at the request of the committee, except when the compensation of such individuals is being discussed. The compensation committee reviews and approves all compensation for the named executive officers.

Shareholder Advisory Votes

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and in accordance with the requirements of SEC rules, at the 2011 annual general meeting, our shareholders approved, in an advisory vote, the compensation of our named executive officers. The compensation committee of our Board considered the results of the shareholder advisory vote when determining compensation for our named executive officers for fiscal year 2012. Following such consideration, in October 2011, the compensation committee recommended and the Board of Directors approved a new form of change of control employment agreement for future executive officers to limit events upon which benefits are provided thereunder and to remove provisions for an excise tax payment. In addition, the compensation committee approved new forms of equity award agreements for executive officers under the 1991 Plan such that the definition of change of control in such award agreements would be consistent with the definition of change of control in the award agreements for all employees. Also, in February 2012, the compensation committee recommended and the Board of Directors approved an amendment to the 1991 Plan and a new form of change of control employment agreement for future executive officers to revise the definition of “change in control” such that the percentage of outstanding registered shares of the Company or combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors that must be acquired by an individual, entity or group to trigger a change in control has been increased from 15% to 25%.

At the 2011 annual general meeting, our shareholders voted, in an advisory vote, to hold an annual advisory vote on the compensation of our named executive officers. After considering the results of the shareholder advisory vote and other factors, our Board determined that the Company will hold an annual advisory vote on the compensation of our named executive officers until (a) the next required vote on the frequency of shareholder votes on the compensation of our named executive officers or (b) the Board otherwise determines that a different frequency for such advisory votes is in the best interests of our shareholders.

Executive Compensation Program Design

In order to accomplish the objectives of our compensation program, we include in the compensation of our executive officers a substantial amount of equity-based incentives and performance-based pay. The amount of total compensation attributable to equity-based incentives or performance-based pay is determined annually based on the analysis of competitive data. Equity-based incentives and performance-based pay constituted a substantial portion of the compensation package of our named executive officers during the year ended December 31, 2011. The compensation package is designed such that a majority of the compensation is at risk, as highlighted in the table below.

Compensation Component	David W. Williams	Julie J. Robertson	Thomas L. Mitchell	Donald E. Jacobsen	Roger B. Hunt	Dennis J. Lubojacky
Base Pay (fixed compensation)	13%	16%	19%	19%	17%	37%

Annual Incentive Compensation at Target (1)	13%	12%	13%	13%	12%	15%

Performance-based equity awards (2)	44%	43%	41%	41%	42%	29%

Time-vested equity awards (3)	30%	29%	27%	27%	29%	19%

Total Compensation	100%	100%	100%	100%	100%	100%

(1)	The percentages represent the bonus (executive’s base salary multiplied by executive’s annual incentive target percentage) divided by Total Compensation (as defined in this table).

(2)	The percentages represent the sum of stock option grants and performance-based stock awards divided by Total Compensation .

(3)	The percentages represent the sum of time-vested restricted stock awards, which are not performance-based, divided by Total Compensation.

We believe that our executive officers should be fairly compensated each year relative to market pay levels of our Peer Group and internal equity within the Company. We do not take into account gains on previously awarded compensation from the Company, such as gains from previously awarded stock options, in setting other elements of compensation, such as base pay, short-term incentive award payments, long-term incentive awards or retirement and other benefits. For newly-hired executive officers, we take into account their prior base salary and performance and incentive based pay, as well as the contribution expected to be made by the new executive officer and the responsibilities and duties of the executive officer.

Compensation Program Peer Groups

We compete for talent with employers across many different sectors around the world, but our primary competitive market consists of offshore drilling companies and oilfield service companies. In making compensation decisions for our named executive officers, each element of their total direct compensation is compared against published compensation data and data provided by the compensation consultant. Data from peer groups plays an important role in the process used by the compensation committee to determine the design, components and award levels in our executive pay programs. The compensation committee endeavors to conduct a review of the compensation program, including treatment of each named executive officer, on an annual basis to ensure that our compensation program works as designed and intended and in light of current market conditions. These reviews by the compensation committee facilitate discussion among the members of the compensation committee regarding all of our compensation and benefit programs.

Beginning in 2010, the peer group of companies approved by our compensation committee and used as external benchmarks for comparing each component of executive compensation (the “Peer Group”) was as follows: Atwood Oceanics, Inc., Baker Hughes Inc., Diamond Offshore Drilling, Inc., Ensco plc., FMC Technologies Inc., Halliburton Company, Nabors Industries Ltd., National Oilwell Varco, Inc., Oceaneering International, Inc., Pride International, Inc., Rowan Companies, Inc., Schlumberger Ltd., Transocean Ltd., and Weatherford International Ltd. In May 2011, Pride International, Inc. merged with ENSCO plc. and was removed from the Peer Group and Competitor Group. In 2012, Seadrill Limited was added to the Peer Group. We also measure achievement of performance goals to determine vesting of our performance-based restricted stock units against the Peer Group.

Prior to 2010, we benchmarked our executive compensation and measured performance goals against several different peer groups, including a smaller direct peer group consisting exclusively of drilling companies, a broader energy peer group that included oilfield services companies and exploration and production companies, and the Dow Jones U.S. Oil Equipment & Services Index (the “DJ Index”). Beginning in 2010, we began using the Peer Group, as we believe it consists of companies in the drilling and oilfield services industries that are more representative of our business and with whom we directly compete for talent. We continue to use a separate peer group (the “Competitor Group”) comprised of drilling companies – Diamond Offshore Drilling, Inc., ENSCO plc., Hercules Offshore, Inc., Rowan Companies, Inc. and Transocean, Ltd. – for measurement of the performance bonus portion of the STIP because the compensation committee believes that certain performance measures under the STIP, such as safety performance and cash operating margin (as described below), are more appropriately evaluated against the drilling companies comprising this group.

For performance-based restricted stock granted prior to 2010 (including the performance-vested restricted shares for the 2009-2011 performance cycle), we measure achievement of performance goals against the metrics in effect when those awards were made, which consist of the DJ Index and the Competitor Group (substituting Helmerich & Payne, Inc. and Nabors Industries, Ltd. for Hercules Offshore, Inc.). For more details, see “How Amounts for Compensation Components are Determined—2011 Long-Term Incentives.”

The compensation committee benchmarks compensation of the named executive officers to the compensation of individuals in like positions in the companies included in the Peer Group. Beginning in 2011, the compensation committee no longer benchmarks executive compensation to specific levels or percentiles of the Peer Group, but instead endeavors to be competitive with the Peer Group with respect to the various components and the aggregate level of compensation of officers in comparable positions. The compensation committee believes that this approach gives the committee the flexibility to respond to individual circumstances and offer competitive compensation packages to our executives. The committee uses regression analysis in evaluating compensation benchmarking data because of variances in size among companies. Thus, where applicable, adjusted values are used as the basis of comparison. Where sufficient data for individuals in like positions is unavailable, the compensation committee may supplement the data with published compensation surveys (for energy and general industry companies of comparable size to us as measured by revenues).

How Amounts for Compensation Components are Determined

2011 Base Salary.    Base salary levels of the named executive officers were determined based on a combination of factors, including our compensation philosophy, market compensation data, competition for key executive talent, the named executive officer’s experience, leadership, prior contribution to the Company’s success, the Company’s overall annual budget for merit increases and the named executive officer’s individual performance in the prior year. The compensation committee conducts an annual review of the base salaries of named executive officers by taking into account these factors. In February 2011, the compensation committee reviewed base salaries for the named executive officers as part of the committee’s regularly scheduled review of salaries and, at the recommendation of management, determined to not increase base salaries for 2011.

As in 2011, in February 2012, the compensation committee reviewed base salaries for the named executive officers as part of the committee’s regularly scheduled review of salaries and determined to adjust base salaries at that time for our named executive officers other than Mr. Williams, who declined a raise in his base salary. The decision was based on Company performance in 2011 and the evaluation of market data. As a result, base salaries for 2012 for our named executive officers are as follows: Mr. Williams – $1,000,000; Ms. Robertson – $535,000; Mr. Jacobsen – $415,000; Mr. Hunt – $420,000 and Mr. Lubojacky – $245,000.

For the named executive officers serving the Company at December 31, 2011, base salary at that date ranged from the 24th percentile to the 65th percentile of the market of like positions within the Peer Group.

2011 Short-Term Incentives and Other Bonus Awards.    The STIP gives participants, including the named executive officers, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as a percentage of their base salaries. To be eligible to receive a STIP award for the 2011 plan year, the participant must have been actively employed on December 31, 2011 and must have continued to be employed through the date on which the STIP award payments were made. The 2011 STIP does not require a minimum period of service to be eligible for consideration of an award.

Plan award sizes were developed considering market data and internal equity. For each of the named executive officers, the combination of base salary plus target award ranged from the 25th percentile to the 60th percentile of the market of like positions within the Peer Group.

The success of the Company is tied to the achievement of key performance goals that include annual company and business unit financial and operating objectives, as well as individual and team performance. In addition, our business also requires the successful ongoing planning and execution of a complex capital expansion program to meet the needs of our customers. The purpose of the STIP is to tie annual compensation directly to specific annual financial and operating goals, individual and team performance, the creation and execution of capital projects critical to our long-term success, and other key accomplishments.

For 2011, the target awards for our named executive officers set forth in the plan range from 40 percent of base salary to 100 percent of base salary, with the latter target award set only for our Chief Executive Officer. The resulting total STIP awards for the 2011 plan year, which include both the Performance Bonus and Discretionary Bonus described below, could have ranged from zero to 200 percent of base salary for the named executive officer with the highest target award and from zero to 80 percent of base salary for the named executive officer with the lowest target award.

For each participant, a portion of the total 2011 STIP award is based on the achievement of performance goals (“Performance Bonus”) relative to industry safety results, earnings per share, and cash operating margin, as well as additional adjustments for performance relative to companies in the Competitor Group. The remaining portion of the 2011 STIP award is determined by the compensation committee based on merit, individual and team performance, creation and execution of our capital projects and additional selected criteria (“Discretionary Bonus”). The compensation committee sets performance goals for the Performance Bonus annually.

Performance Bonus.    The Performance Bonus portion of the STIP award is calculated by multiplying one-half of the total target STIP award by a multiplier, which is calculated by measuring actual performance against the performance goals. Corporate personnel, including the named executive officers, have different performance goals from division personnel, but the total applicable multiplier for corporate personnel (as explained below) takes into account division level performance. The performance goals for 2011 for corporate personnel were weighted with respect to three criteria: safety results (25 percent), earnings per share (35 percent) and cash operating margin (40 percent), defined as total revenues less contract drilling, reimbursable and labor contract costs.

For the 2011 plan year, a combined weighted percentage of goal achievement for corporate employees was calculated by weighting the achievement of the corporate goals described above. The applicable multiplier used to calculate the Performance Bonus was then determined within a range of zero (for a combined weighted percentage of goal achievement of less than 65 percent) and 2.0 (for a combined weighted percentage of goal achievement of more than 160 percent). The Performance Bonus portion of the STIP award was then determined by taking the applicable multiplier, ranging from zero to 2.0, and multiplying it by one-half of the individual’s total target STIP award.

For the 2011 plan year, the combined weighted percentage of goal achievement for corporate personnel was calculated by first determining a combined weighted percentage of corporate goal achievement as follows:

•	0.25 [Safety Results] x (0.00 [adjustment factor for performance relative to industry average]) +

•	0.35 [Earnings Per Share] x (0.50 [adjustment factor for performance relative to budget]) +

•	0.40 [Cash Operating Margin] x (0.75 [adjustment factor for performance relative to budget])

equals a combined weighted adjustment factor of 0.475 or a combined weighted percentage of corporate goal achievement of 47.5 percent.

The compensation committee measures safety results by comparing our total recordable incident rate (TRIR) against the International Association of Drilling Contractors (IADC) average. For 2011, our TRIR of 0.78 compared to the IADC average of 0.72, resulting in an adjustment factor of 0.00 for this performance metric. Since safety performance was below the minimum threshold for payment of this component of the Performance Bonus, no bonus amount was paid with respect to the safety component. For any given plan year, the 12-month measurement period for safety results begins on October 1 of the previous year and ends on September 30 of the plan year due to the availability of IADC data.

The compensation committee measures earnings per share (EPS) and cash operating margin (COM) performance relative to our annual budget. For 2011, our actual EPS of $1.457 was approximately 79% of the budgeted EPS target of $1.854 resulting in an adjustment factor of 0.50 for this performance metric. For 2011, our actual COM of approximately $1.22 billion was approximately 88% of the budgeted COM target of approximately $1.38 billion. Actual COM was within the range of 86-95% of the budgeted amounts for 2011, resulting in an adjustment factor of 0.75.

The combined weighted adjustment factor of 0.475, or 47.5 percent, relates solely to performance relative to corporate level goals. The total applicable multiplier for corporate personnel, including the named executive officers, also takes into account division level performance. For 2011, the weighted adjustment factor at the division level was 0.823, or 82.3 percent. Together, the corporate level performance and the division level performance resulted in a combined adjustment factor of 0.649, or 65 percent, for 2011. Under the STIP, this combined weighted percentage of goal achievement of 65 percent corresponds to an applicable multiplier of 0.50, which resulted in the named executive officers’ being awarded a Performance Bonus equal to 0.50 times their target Performance Bonus. The Performance Bonuses for the 2011 plan year paid to the named executive officers who were eligible to receive a STIP award are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Discretionary Bonus.    The Discretionary Bonus portion of the STIP award is available at the discretion of the compensation committee based on merit, individual and team performance and additional selected criteria relevant to our strategic priorities, and can range from zero to 2.0 times one-half of the individual’s total target STIP award. Discretionary Bonuses were awarded for 2011 to recognize the Company’s successes in key areas, including execution of its capital expansion program, announcement of construction contracts for four newbuild drillships and four additional high-specification jackup rigs, completion of construction on three dynamically positioned, ultra-deepwater, harsh environment drillships, each scheduled to begin long-term contracts in the first half of 2012, and contract awards and contract extensions for rigs in the U.S. Gulf of Mexico, Mexico, the North Sea and the Middle East. Discretionary Bonuses also take into account the considerable competitive pressure on compensation due to the significant expansion of industry supply of drilling units. While recognizing these key accomplishments, Discretionary Bonus payouts were 55% to 65% lower in 2011 than 2010, commensurate with significantly lower payouts under the Performance Bonus portion of the STIP for the same period.

Our Chief Executive Officer recommended, and the compensation committee approved, Discretionary Bonuses for the 2011 plan year for the named executive officers (other than our Chief Executive Officer) who were eligible to participate in the STIP for the 2011 plan year. The Discretionary Bonus for our Chief Executive Officer was recommended by the compensation committee for approval by the full Board. The Discretionary Bonuses for the 2011 plan year paid to the named executive officers are included in the Bonus column of the Summary Compensation Table.

2011 Long-Term Incentives.    We think it is important to reward executive officers and key employees with equity compensation, in keeping with our overall compensation philosophy to align executives’ and employees’ interests with the interests of our shareholders. We believe long-term incentives promote sustained shareholder value by encouraging named executive officers to accomplish goals that benefit the Company on both a short-term and long-term basis. The amount of long-term incentive compensation is determined annually based on the analysis of competitive data. Under the 1991 Plan, the compensation committee granted stock options and awarded performance-vested restricted stock units and time-vested restricted stock units in 2011 to individuals (including our named executive officers) who demonstrated superior performance in their current position, as well as the likelihood of high-level performance in the future.

In 2011, awards of long-term incentives to named executive officers were made so that approximately 20 percent, 40 percent and 40 percent of the total value of all long-term incentives were made in the form of nonqualified stock options, time-vested restricted stock units and performance-vested restricted stock units, respectively.

Stock Options.     Each award of nonqualified stock options to our named executive officers in 2011 vests one-third per year over three years commencing one year from the grant date. All options granted have an exercise price equal to the fair market value (average of the high and low sales price) of our shares on the date of grant. Each option expires 10 years after the date of its grant. The Black-Scholes option pricing model is used to calculate the number of stock options awarded to named executive officers to calculate the number of options whose value approximated 20 percent of the total value of the long-term incentive awards awarded to a named executive officer in 2011.

Time-Vested Restricted Stock Units.    Each award of time-vested restricted stock units to our named executive officers in 2011 vests one-third per year over three years commencing one year from the award date. Upon vesting, time-vested restricted stock units convert automatically into unrestricted shares. Holders of time-vested restricted stock units are entitled to receive dividend and distribution equivalents on the restricted stock units they hold at the same rate and in the same manner as the holders of unrestricted shares. The market price of our shares at the time of award is used to calculate the number of time-vested restricted stock units awarded whose value approximated 40 percent of the total value of the long-term incentive awards awarded to a named executive officer in 2011.

Performance-Vested Restricted Stock Units.    Performance-vested restricted stock units vest based on the achievement of specified corporate performance criteria over a three-year performance cycle. The number of performance-vested restricted stock units awarded to a participant equals the number of units that would vest if the maximum level of performance for a given performance cycle is achieved. The number of such units that vests is determined after the end of the applicable performance period. Any performance-vested restricted stock units that do not vest are forfeited. Upon satisfaction of the performance criteria and vesting, restricted stock units convert into unrestricted shares. Holders of performance-vested restricted stock units are entitled to receive dividend and distribution equivalents on the restricted stock units they hold at the same rate and in the same manner as unrestricted shares. The market price of our shares at the time of award, the difficulty in achieving the performance targets and the accounting valuation of the award are used to calculate the number of performance-vested restricted stock units awarded, whose value approximated 40 percent of the total value of the long-term incentive awards awarded to a named executive officer in 2011.

In setting the target number of performance-vested restricted stock units, the compensation committee takes into consideration market data, the award’s impact on total compensation, the performance of the executive during the last completed year, and the potential for further contributions by the executive in the future.

The compensation committee selected the target award levels in the tables below because it believes that if the Company performs at or above the 51st percentile relative to the companies in the Peer Group, compensation levels should be commensurate with this performance. If the Company performs below this level, our compensation levels should be lower than the 50th percentile. The maximum number of performance-vested restricted stock units that can be awarded is approximately 200% of the target award level; therefore, target level performance at the 51st percentile equates to approximately half of the maximum number of performance-vested restricted stock units awarded.

The terms of the performance-vested restricted stock units awarded by the compensation committee in February 2011 for the 2011-2013 performance cycle provide that the total number of restricted stock units awarded will vest based on a performance measure of cumulative total shareholder return (TSR) for our shares relative to the companies in the Peer Group.

To determine the number of performance-vested restricted stock units awarded for the 2011-2013 performance cycle that will vest, the percentile ranking of the TSR for our shares is computed relative to the companies in the Peer Group at the end of the performance cycle. Then, the Peer Group percentile ranking is cross-referenced in the table below to determine the percentage of performance-vested restricted stock units that will vest for the 2011-2013 performance cycle.

PERFORMANCE TABLE

TSR for Shares Relative to the Peer Group	Percentage of Performance-Vested Maximum Restricted Stock Units Vesting (1)
90 %tile and greater (maximum)	100%
75 %tile (above target)	75%
51 %tile (target)	50%
25 %tile (threshold)	25%
Below 25 %tile (below threshold)	0%

(1)	Values between those listed are interpolated on a linear basis. Each percentage represents a percentage of the total number of restricted stock units awarded for the maximum level of performance for the 2011-2013 performance cycle.

The performance-vested restricted shares awarded by the compensation committee in February 2008 for the 2008-2010 performance cycle were eligible for vesting effective February 4, 2011. Performance-vested restricted shares for the 2008-2010 performance cycle were evaluated based on the performance measure of TSR for our shares relative to the companies in the DJ Index as well as companies in the Competitor Group (except that Helmerich & Payne, Inc. and Nabors Industries, Ltd. are used instead of Hercules Offshore, Inc. pursuant to the terms of the grant agreement governing such award). At the end of the performance period, the percentile ranking of the TSR for our shares relative to the companies in the DJ Index and the Competitor Group was below the minimum threshold for vesting, so none of the outstanding performance-vested restricted shares awarded for the 2008-2010 performance cycle vested. An aggregate of 189,477 shares did not vest and were forfeited by Mr. Williams, Ms. Robertson and Mr. Mitchell.

The performance-vested restricted shares awarded by the compensation committee in February 2009 for the 2009-2011 performance cycle were eligible for vesting effective February 3, 2012. Performance-vested restricted shares for the 2009-2011 performance cycle were evaluated based on the performance measure of TSR for our shares relative to the companies in the DJ Index and the Competitor Group (as modified in the preceding paragraph). At the end of the performance period, the percentile ranking of the TSR for our shares corresponded to the vesting of 21.35 percent of the outstanding performance-vested restricted shares awarded. Based on this performance, the total number of performance-vested restricted shares that vested for those named executive officers who received an award were as follows: Mr. Williams – 41,279, Ms. Robertson – 15,948 shares and Mr. Lubojacky – 2,720 shares, and an aggregate of 220,845 shares did not vest and were forfeited by these individuals.

In February 2012, the compensation committee approved grants to the named executive officers of performance-based restricted stock units for the 2012-2014 performance cycle. As with the awards for the 2011-2013 performance cycle, the awards for the 2012-2014 performance cycle provide that the total number of restricted stock units awarded will vest based on the TSR for our shares relative to the companies in the Peer Group (except that Seadrill Limited was added to the Peer Group as described above). The compensation committee selected the target award level at the 51st percentile relative to the companies in the Peer Group. The maximum number of performance-vested restricted stock units that can be awarded is approximately 200% of the target award level; therefore, target level performance at the 51st percentile equates to approximately half of the maximum number of performance-vested restricted stock units awarded. TSR performance below the 25th percentile relative to the companies in the Peer Group will result in the vesting of none of the outstanding performance-vested restricted stock units awarded for the 2012-2014 performance cycle.

The total value of the long-term incentive awards is developed considering our objectives for this component of total compensation relative to the pay of the companies in the Peer Group and is set to be competitive with the Peer Group. Our Chief Executive Officer recommends for consideration and approval by the compensation committee the total value of the awards to the compensation committee for all positions other than his own. The compensation committee determines the total award value of the long-term incentive awards for our Chief Executive Officer and, based in part on the Chief Executive Officer’s recommendations, the other positions.

In applying the methodology above, the compensation committee has the discretion to adjust option grants and restricted stock unit awards for the current year based on considerations of internal equity and individual performance during the prior year.

Awards granted under the 1991 Plan that have not vested may be subject to accelerated vesting upon the occurrence of certain events. The vesting of awards are subject to acceleration upon the death, Disability or Retirement of the employee or a Change in Control of the Company (as set forth, and as such terms are defined, in the 1991 Plan, the grant agreements relating to such awards or the change of control employment agreements).

Retirement and Other Benefits

We offer retirement programs that are intended to supplement the personal savings and social security for covered officers and other employees. The programs include the Noble Drilling Corporation 401(k) Savings Plan, the Noble Drilling Corporation 401(k) Savings Restoration Plan, the Noble Drilling Corporation Salaried Employees’ Retirement Plan, the Noble Drilling Corporation Retirement Restoration Plan, and the Noble Drilling Corporation Profit Sharing Plan. The Company believes that these retirement programs assist the Company in maintaining a competitive position in attracting and retaining officers and other employees.

401(k) Savings Plan and 401(k) Savings Restoration Plan.    We adopted the Noble Drilling Corporation 401(k) Savings Plan to enable qualified employees, including the named executive officers, to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute from one percent to 50 percent of their basic compensation, which is generally the employee’s base pay, to the plan. Employee contributions are matched in cash by us at the rate of $0.70 per $1.00 employee contribution for the first six percent of the employee’s basic compensation. After the employee has completed five years of continuous service as determined under the 401(k) Plan, employee contributions are matched in cash or shares by us at the rate of $1.00 per $1.00 employee contribution for the first six percent of the employee’s basic compensation. Vesting in an employee’s employer matching contribution account is based on the employee’s years of service with the Company and its affiliates. The amount credited to an employee’s employer matching contribution account becomes fully vested upon completion of three years of service by the employee. However, regardless of the number of years of service, an employee is fully vested in his employer matching contribution account if the employee retires at age 65 or later or the employee’s employment is terminated due to death or disability.

The Noble Drilling Corporation 401(k) Savings Restoration Plan and the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan are unfunded, nonqualified employee benefit plans under which certain highly compensated employees of the Company and its subsidiaries may elect to defer compensation in excess of amounts deferrable under the Noble Drilling Corporation 401(k) Savings Plan. These nonqualified plans are discussed in further detail below in this Executive Compensation section following the table captioned “Nonqualified Deferred Compensation.”

Profit Sharing Plan.    The Noble Drilling Corporation Profit Sharing Plan is a qualified defined contribution plan. This plan excludes as participants any employee hired prior to August 1, 2004 or any employee who participates in the Noble Drilling Corporation Salaried Employees’ Retirement Plan (in which participation was discontinued effective July 31, 2004 for persons originally commencing employment after that date). Each year we may elect to make a discretionary contribution to the plan. Any such contribution would be an amount determined and authorized for the plan year by our Board and the board of directors of Noble Drilling Corporation, a Delaware corporation wholly-owned by direct and indirect subsidiaries of the Company. The total plan contribution, if any, is allocated to each participant in the plan based on such employee’s basic compensation, which is generally the employee’s base pay for the year, in proportion to the total basic compensation of all participants in the plan. For the 2011 plan year, each participant was allocated a contribution equal to 3.37 percent of his or her basic compensation. Vesting in an employee’s profit sharing account is based on the employee’s years of service with the Company and its affiliates. The amount credited to an employee’s profit sharing account becomes fully vested upon completion of three years of service by the employee. However, regardless of the number of years of service, an employee is fully vested in his employer matching contribution account if the employee retires at age 65 or later or the employee’s employment is terminated due to death or disability.

Salaried Employees’ Retirement Plan and Retirement Restoration Plan.    Participation in the Noble Drilling Corporation Salaried Employees’ Retirement Plan (and the related unfunded, nonqualified Noble Drilling Corporation Retirement Restoration Plan) remains in effect for all participants originally hired on or before July 31, 2004. In general, our U.S. salaried employees, including the named executive officers who are participants, are provided with income for their retirement through the Noble Drilling Corporation Salaried Employees’ Retirement Plan, a qualified defined benefit pension plan, in which benefits are determined by years of service and average monthly compensation calculated pursuant to the plan. Eligible compensation in excess of the annual compensation limit as defined by the Internal Revenue Service for a given year is considered in the Noble Drilling Corporation Retirement Restoration Plan. Because the benefits under these plans increase with an employee’s period of service, we believe these plans encourage participants to make long-term commitments to the Company. The Noble Drilling Corporation Salaried Employees’ Retirement Plan and Noble Drilling Corporation Retirement Restoration Plan are discussed in further detail below in this Executive Compensation section following the table captioned “Pension Benefits.”

Other Benefits.    The Company provides named executive officers with perquisites and other personal benefits that the Company and the compensation committee believe are reasonable and consistent with its overall compensation program. Attributed costs of perquisites for the named executive officers for the year ended December 31, 2011 are included in the All Other Compensation column of the “Summary Compensation” table.

The Company provides healthcare, life and disability insurance, and other employee benefit programs to its employees, including its named executive officers, which the Company believes assists in maintaining a competitive position in terms of attracting and retaining officers and other employees. These employee benefits plans are provided on a non-discriminatory basis to all employees.

Relocation Benefits for Employees Relocating to Switzerland

In 2009, 2010 and 2011, we relocated certain of our employees, including the named executive officers, to Geneva, Switzerland and they received certain relocation benefits. These relocation benefits were benchmarked against our peers and we believe are customary for expatriates in this market and appropriate and necessary to maintain our management team, including the named executive officers. We provide similar relocation benefits to our other expatriate employees, including non-executive employees, relocated to our Geneva, Switzerland office.

The relocation benefits to which the named executive officers are entitled include the following:

•

a relocation package that includes (i) a lump sum relocation allowance equal to one month’s base salary plus $10,000 (up to a maximum of $80,000); (ii) temporary housing in Geneva, Switzerland for up to six months; and (iii) standard outbound services, including “house hunting” trips, tax preparation services, home sales assistance, shipment of personal effects and other relocation costs;

•	a housing allowance of between CHF 16,150 and CHF 19,475 per month, for five years;

•	a car allowance of CHF 1,500 per month, for five years;

•	a foreign service premium of 16 percent of base pay, for five years;

•	a resident area allowance of nine percent of base pay, for five years (which was adjusted to ten percent of base salary beginning in January 2012);

•	reimbursement or payment of school fees for eligible dependents to age 19, or through high school equivalency; and

•	an annual home leave allowance equivalent to an advance purchase business class round-trip ticket for the employee, spouse and eligible dependents back to their point of origin.

We will also provide tax equalization for the employees, including the named executive officers, for five years so that their overall tax liability will be equal to their “stay at home” tax liability with respect to their base salary, annual bonus, foreign service premium, resident area allowance and incentive plan awards.

Share Ownership Guidelines

We encourage all our directors and executives to align their interests with our shareholders by making a personal investment in our shares. The Company’s minimum share ownership guidelines for our executives are set forth below. The named executive officers participate in pay grade levels 33 through 37. We expect that each of our executives will meet these minimum guidelines within five years of when the guidelines first apply to the executive.

Pay Grade Level	Ownership Guidelines (Multiple of Base Salary)
Pay Grade 37	5.0 times
Pay Grades 34 through 36	4.0 times
Pay Grades 31 through 33	3.5 times
Pay Grades 28 through 30	2.5 times
Pay Grade 27	2.0 times
Pay Grade 26	1.5 times

The Company’s minimum share ownership guidelines for our outside directors are five times their annual retainer, or $250,000. We expect that each director will meet these minimum guidelines within three years of when the guidelines first apply to the director.

Determination of Timing of Equity-Based Awards

The Company’s practice historically has been to award restricted shares or restricted stock units and grant options to new executives contemporaneously with their hire date and to current executives at regularly-scheduled quarterly meetings of the compensation committee following the public release of the immediately preceding quarter’s financial results and any other material nonpublic information.

Change of Control Arrangements

Certain of the named executive officers serving at December 31, 2011 are parties to change of control employment agreements which we have offered to certain senior executives since 1998. These agreements become effective only upon a change of control (within the meaning set forth in the agreement). If a defined change of control occurs and the employment of the named executive officer is terminated either by us (for reasons other than death, disability or cause) or by the officer (for good reason or upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control), which requirements can be referred to as a “double trigger”, the executive officer will receive payments and benefits set forth in the agreement. The terms of the agreements are summarized in this proxy statement under the caption “Potential Payments on Termination or Change of Control – Change of Control Employment Agreements.” We believe a “double trigger” requirement, rather than a “single trigger” requirement (which would be satisfied simply if a change of control occurs), increases shareholder value because it prevents an immediate unintended windfall to the named executive officers in the event of a friendly (non-hostile) change of control.

In October 2011, the Board of Directors approved a new form of change of control employment agreement for executive officers. The terms of the new form of employment agreement are substantially the same as the agreements described below under “Potential Payments on Termination or Change of Control – Change of Control Employment Agreements,” except the new form only provides benefits in the event of certain terminations by us for reasons other than death, disability or “cause” or by the officer for “good reason” and does not provide for an Excise Tax Payment. Our Chief Financial Officer, whose employment commenced on January 9, 2011, is party to a change of control employment agreement in the form approved in October 2011. In February 2012, the Board of Directors approved further changes to the form of change of control agreement and the 1991 Plan to revise the definition of change in control such that the percentage of our outstanding registered shares or combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%. Bernie Wolford, our Senior Vice President – Operations, is party to this new form of employment agreement.

Also in October 2011, the compensation committee approved new forms of equity award agreements for executive officers under the 1991 Plan such that the definition of change of control in these agreements would be consistent with the definition of change of control in the award agreements for all employees.

Impact of Accounting and Tax Treatments of Compensation

In recent years the compensation committee has increased the proportion of annual long-term incentive compensation to our named executive officers represented in the form of restricted shares or restricted stock units as compared to nonqualified stock options. This compensation committee action reflects, among other things, the changes in accounting standards modifying the accounting treatment of nonqualified stock options. The compensation committee intends to continually monitor these issues regarding tax and accounting regulations, overall effectiveness of the programs and best practices.

The compensation committee intends to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

Conclusion

We believe our compensation program’s components and levels are appropriate for our industry and provide a direct link to enhancing shareholder value and advancing the core principles of our compensation philosophy and objectives to ensure the long-term success of the Company. We will continue to monitor current trends and issues in our industry, as well as the effectiveness of our program with respect to our named executive officers, to properly consider whether to modify our program where and when appropriate.

The following compensation committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure herein or in the Annual Report on Form 10-K for the year ended December 31, 2011, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

COMPENSATION COMMITTEE REPORT

To the Shareholders of Noble Corporation:

The compensation committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Marc E. Leland, Chair

Michael A. Cawley

Jack E. Little

Jon A. Marshall

The following table sets forth the compensation of the person who served as our Chief Executive Officer during 2011, the persons who served as our principal financial officer during 2011, and the other executive officers of the Company who we have determined are our named executive officers for 2011 pursuant to the applicable rules of the SEC (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (1)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)		All Other Compensation (4)			Total

David W. Williams	2011		$1,000,000		$300,000		$4,785,892		$1,195,471		$250,000		$470,598		$1,736,781	(5)		$9,738,742
Chairman, President and Chief Executive Officer, and former Senior Vice President and Chief Operating Officer (5)	2010 2009	$ $	983,750 801,666	$ $	750,000 795,625	$ $	4,323,613 4,369,661	$ $	1,120,907 873,435	$ $	500,000 704,375	$ $	332,712 225,665	$ $	1,574,394 689,051	(5) (5)	$ $	9,585,376 8,459,478

Julie J. Robertson	2011		$495,000		$121,000		$1,834,579		$458,264		$99,000		$817,611		$1,080,066	(6)		$4,905,520
Executive Vice President and Corporate Secretary	2010 2009	$ $	493,500 475,167	$ $	279,375 336,969	$ $	1,289,519 1,688,271	$ $	334,308 337,461	$ $	185,625 313,031	$ $	757,272 395,665	$ $	974,285 74,317	(6) (6)	$ $	4,313,884 3,620,881

Thomas L. Mitchell (7)	2011		$375,978		—		$1,355,981		$338,712		—		—		$626,185	(8)		$2,696,856
Senior Vice President, Chief Financial Officer, Treasurer and Controller	2010 2009	$ $	457,917 444,250	$ $	257,875 297,312	$ $	1,137,765 1,489,660	$ $	294,975 297,760	$ $	172,125 292,688		— —	$ $	909,057 578,872	(8) (8)	$ $	3,229,714 3,400,542

Donald E. Jacobsen (9)	2011		$485,000		$15,125		$1,435,753		$358,644		$84,875		—		$767,727	(10)		$3,147,124
Senior Vice President – Operations	2010		$484,167		$227,375		$758,547		$196,650		$157,625		—		$794,618	(10)		$2,618,982

Roger B. Hunt	2011		$386,000		$82,450		$1,276,246		$318,793		$67,550		—		$665,437	(11)		$2,796,476
Senior Vice President – Marketing and Contracts	2010		$385,083		$219,550		$758,547		$196,650		$125,450		—		$669,827	(11)		$2,355,107

Dennis J. Lubojacky (12)	2011		$227,000		$57,300		$239,280		$59,770		$22,700		—		$37,374	(13)		$643,424
Vice President and Controller – Noble Drilling Services Inc.

(1)	The Discretionary Bonuses awarded under the applicable STIP are disclosed in the Bonus column. The cash Performance Bonuses awarded under the STIP are disclosed in the Non-Equity Incentive Plan Compensation column.

(2)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. A description of the assumptions made in our valuation of restricted shares and stock option awards is set forth in Note 8 to our audited consolidated financial statements in the 2011 Form 10-K. The maximum value of the performance-based restricted stock awards, calculated as the maximum number of shares that may be issued multiplied by the market price of the shares on the grant date is as follows: Mr. Williams – $5,365,069; Ms. Robertson – $2,056,570; Mr. Mitchell – $1,520,093; Mr. Jacobsen – $1,609,506; Mr. Hunt – $1,430,680; and Mr. Lubojacky – $268,238.

(3)	The amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Noble Drilling Corporation Salaried Employees’ Retirement Plan and the Noble Drilling Corporation Retirement Restoration Plan for the year. Does not include any amounts that are above-market or preferential earnings on deferred compensation.

(4)	The amount in All Other Compensation includes foreign service employment benefits paid in connection with the relocation of each named executive officer (with the exception of Mr. Lubojacky who did not relocate) to our principal executive offices in Geneva, Switzerland as follows:

	Year	Relocation Allowance	Housing/Auto Allowance*	Foreign Service Premium	Resident Area Allowance	Reimbursement of School Fees*	Moving Expenses	Swiss Tax Payment*
David W. Williams	2011	—	$289,765	$160,008	$82,500	—	—	$837,372
	2010	—	$247,235	$157,408	$81,038	—	—	$587,425
	2009	$78,217	$95,837	$51,419	$28,924	—	$121,013	$209,647

Julie J. Robertson	2011	—	$270,079	$79,200	$40,832	—	—	$537,777
	2010	$53,145	$230,438	$75,184	$38,574	—	$24,669	$351,794
	2009	—	$17,964	—	—	—	—	—

Thomas L. Mitchell	2011	—	$164,868	$55,080	$27,536	—	$26,490	$256,793
	2010	—	$208,547	$73,266	$37,766	—	—	$406,863
	2009	$47,861	$81,808	$26,200	$14,743	$25,810	$47,938	$139,635

Donald E. Jacobsen	2011	—	$243,831	$77,592	$40,018	—	—	$316,954
	2010	$53,691	$208,042	$76,616	$39,467	—	20,729	$323,261

Roger B. Hunt	2011	—	$243,831	$61,752	$31,856	$16,597	—	$229,318
	2010	—	$210,644	$61,606	$31,772	$16,414	3,229	$280,884

*	Payments made in Swiss francs and converted to U.S. dollars at the time of payment using the exchange rate on the date of payment.

(5)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, dividends and returns of capital paid by the Company on restricted shares ($344,653 for 2011, $476,051 for 2010 and $83,856 for 2009), an annual home leave allowance, premiums paid by the Company for life, AD&D and business travel and accident insurance, and a tax preparation allowance.

(6)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, dividends and returns of capital paid by the Company on restricted shares ($124,818 for 2011, $174,376 for 2010 and $38,774 for 2009), an annual home leave allowance, premiums paid by the Company for life, AD&D and business travel and accident insurance and a tax preparation allowance.

(7)	Mr. Mitchell resigned from the Company effective October 10, 2011.

(8)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, dividends and returns of capital paid by the Company on restricted shares ($78,900 for 2011, $152,015 for 2010 and $36,223 for 2009), Profit Sharing Plan contributions, an annual home leave allowance, premiums paid by the Company for life, AD&D and business travel and accident insurance and a tax preparation allowance.

(9)	Mr. Jacobsen was appointed Senior Vice President – Industry and Government Affairs effective February 3, 2012 and will no longer serve as Senior Vice President – Operations as of that date.

(10)	Mr. Jacobsen joined the Company as Senior Vice President – Operations on July 30, 2009. For 2011, in addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, a contribution to the Profit Sharing Plan, dividends and returns of capital paid by the Company on restricted shares ($61,173 for 2011 and $45,124 for 2010), an annual home leave allowance, premiums paid by the Company for life, AD&D and business travel and accident insurance and a tax preparation allowance.

(11)	Mr. Hunt joined the Company as Senior Vice President – Marketing and Contracts on July 20, 2009. For 2011, in addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, a contribution to the Profit Sharing Plan, dividends and returns of capital paid by the Company on restricted shares ($54,982 for 2011 and $40,621 for 2010), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance.

(12)	Mr. Lubojacky served as principal financial officer and principal accounting officer of the Company from October 28, 2011 until January 9, 2012, the date on which Mr. MacLennan assumed such role as Senior Vice President, Chief Financial Officer and Controller. Mr. Lubojacky’s compensation amounts for the full year of 2011 are reflected in this Summary Compensation Table.

(13)	The amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, a contribution to the Profit Sharing Plan, and premiums paid by the Company for life, AD&D and business travel and accident insurance.

The following table sets forth certain information about grants of plan-based awards during the year ended December 31, 2011 to each of the named executive officers.

GRANTS OF PLAN – BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
		Thresh- old ($)	Target ($)	Maximum ($)	Thresh -old (#)	Target (#)	Maximum (#)
David W. Williams	February 4, 2011	—	$500,000	$1,000,000	35,672	71,344	142,688	63,644	90,566	$37.71	$5,981,363
Julie J. Robertson	February 4, 2011	—	$198,000	$396,000	13,674	27,348	54,696	24,397	34,717	$37.71	$2,292,844
Thomas L. Mitchell	February 4, 2011	—	$172,125	$344,250	10,107	20,214	40,428	18,032	25,660	$37.71	$1,694,693
Donald E. Jacobsen	February 4, 2011	—	$169,750	$339,500	10,702	21,403	42,806	19,093	27,170	$37.71	$1,794,397
Roger B. Hunt	February 4, 2011	—	$135,100	$270,200	9,513	19,025	38,050	16,972	24,151	$37.71	$1,595,039
Dennis J. Lubojacky	February 4, 2011	—	$45,400	$90,800	1,784	3,567	7,134	3,182	4,528	$37.71	$299,050

(1)	Represents the dollar value of the applicable range (threshold, target and maximum amounts) of Performance Bonuses awarded under the 2011 STIP. The Performance Bonus awarded to the named executive officers under the 2011 STIP are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents performance-vested restricted stock units awarded during the year ended December 31, 2011 under the 1991 Plan.

(3)	Represents time-vested restricted stock units awarded during the year ended December 31, 2011 under the 1991 Plan.

(4)	Represents nonqualified stock options granted during the year ended December 31, 2011 under the 1991 Plan. The exercise price for these nonqualified stock options of $37.71 represents the fair market value per share on the date of grant as specified in the 1991 Plan (average of the high and low prices of the shares on the grant date).

(5)	Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

For a description of the material terms of the awards reported in the Grants of Plan-Based Awards table, including performance-based conditions and vesting schedules applicable to such awards, see “Compensation Discussion and Analysis – How Amounts for Compensation Components are Determined.”

The following table sets forth certain information about outstanding equity awards at December 31, 2011 held by the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
David W. Williams	—	90,566	(5)	$37.71	February 4, 2021	125,955	(8)	$3,806,360	276,368	(13)	$8,351,841
	23,149	46,300	(6)	$39.46	February 6, 2020
	67,394	33,698	(7)	$24.66	February 25, 2019
	51,426	—		$43.01	February 7, 2018
	27,460	—		$35.79	February 13, 2017
	100,000	—		$31.505	September 20, 2016

Julie J. Robertson	—	34,717	(5)	$37.71	February 4, 2021	45,078	(9)	$1,362,257	99,854	(14)	$3,017,588
	6,904	13,809	(6)	$39.46	February 6, 2020
	26,038	13,020	(7)	$24.66	February 25, 2019
	21,713	—		$43.01	February 7, 2018
	22,884	—		$35.79	February 13, 2017
	23,752	—		$37.925	February 2, 2016
	34,000	—		$26.46	April 27, 2015
	17,996	—		$18.78	April 20, 2014
	150,000	—		$15.60	July 25, 2012

Thomas L. Mitchell	80,000	—		$35.495	April 10, 2012	—		—	—		—
	18,306	—		$35.79	April 10, 2012
	18,285	—		$43.01	April 10, 2012
	22,975	—		$24.66	April 10, 2012
	6,092	—		$39.46	April 10, 2012

Donald E. Jacobsen	—	27,170	(5)	$37.71	February 4, 2021	35,690	(10)	$1,078,552	34,759	(15)	$1,050,417
	4,061	8,123	(6)	$39.46	February 6, 2020

Roger B. Hunt	—	24,151	(5)	$37.71	February 4, 2021	31,155	(11)	$941,504	32,381	(16)	$978,554
	4,061	8,123	(6)	$39.46	February 6, 2020

Dennis J. Lubojacky	—	4,528	(5)	$37.71	February 4, 2021	6,778	(12)	$204,831	16,070	(17)	$485,635
	1,218	2,437	(6)	$39.46	February 6, 2020
	4,442	2,221	(7)	$24.66	February 25, 2019
	3,428	—		$43.01	February 7, 2018

(1)	For each named executive officer, represents nonqualified stock options granted under the 1991 Plan.

(2)	Except as otherwise noted, the numbers in this column represent time-vested restricted shares and restricted stock units awarded under the 1991 Plan.

(3)	The market value was computed by multiplying the closing market price of the shares at December 30, 2011 ($30.22 per share) by the number of shares that have not vested.

(4)	The numbers in this column represent performance-vested restricted shares and restricted stock units and are calculated based on the assumption that the applicable target performance goal is achieved.

(5)	One-third of the options granted are exercisable on each of February 4, 2012, February 4, 2013, and February 4, 2014.

(6)	One-third of the options granted are exercisable on each of February 6, 2011, February 6, 2012, and February 6, 2013.

(7)	One-third of the options granted are exercisable on each of February 25, 2010, February 25, 2011, and February 25, 2012.

(8)	Of these shares, 21,214 vested on February 4, 2012, 19,260 vested on February 6, 2012, 23,791 vested on February 25, 2012, 21,215 will vest on February 4, 2013, 19,260 will vest on February 6, 2013 and 21,215 will vest on February 4, 2014.

(9)	Of these shares, 8,132 vested on February 4, 2012, 5,744 vested on February 6, 2012, 9,192 vested on February 25, 2012, 8,132 will vest on February 4, 2013, 5,745 will vest on February 6, 2013 and 8,133 will vest on February 4, 2014.

(10)	Of these shares, 6,364 vested on February 4, 2012, 3,379 vested on February 6, 2012, 9,839 will vest on July 30, 2012, 6,364 will vest on February 4, 2013, 3,379 will vest on February 6, 2013 and 6,365 will vest on February 4, 2014.

(11)	Of these shares, 5,657 vested on February 4, 2012, 3,379 vested on February 6, 2012, 7,425 will vest on July 30, 2012, 5,657 will vest on February 4, 2013, 3,379 will vest on February 6, 2013 and 5,658 will vest on February 4, 2014.

(12)	Of these shares, 1,060 vested on February 4, 2012, 1,014 vested on February 6, 2012, 1,568 vested on February 25, 2012, 1,061 will vest on February 4, 2013, 1,014 will vest on February 6, 2013 and 1,061 will vest on February 4, 2014.

(13)	Includes 71,344, 76,126 and 128,898 performance-vested restricted shares that will vest, if at all, based on the applicable performance measures over the 2011-2013, 2010-2012 and 2009-2011 performance cycles; 41,279 performance-vested restricted shares awarded in 2009 for the 2009-2011 performance cycle vested and 152,068 were forfeited subsequent to December 31, 2011.

(14)	Includes 27,348, 22,705 and 49,801 performance-vested restricted shares that will vest, if at all, based on the applicable performance measures over the 2011-2013, 2010-2012 and 2009-2011 performance cycles; 15,948 performance-vested restricted shares awarded in 2009 for the 2009-2011 performance cycle vested and 58,754 were forfeited subsequent to December 31, 2011.

(15)	Includes 21,403 and 13,356 performance-vested restricted shares that will vest, if at all, based on the applicable performance measures over the 2011-2013 and 2010-2012 performance cycles.

(16)	Includes 19,025 and 13,356 performance-vested restricted shares that will vest, if at all, based on the applicable performance measures over the 2011-2013 and 2010-2012 performance cycles.

(17)	Includes 3,567, 4,007 and 8,496 performance-vested restricted shares that will vest, if at all, based on the applicable performance measures over the 2011-2013, 2010-2012 and 2009-2011 performance cycles; 2,720 performance-vested restricted shares awarded in 2009 for the 2009-2011 performance cycle vested and 10,023 were forfeited subsequent to December 31, 2011.

The following table sets forth certain information about the amounts received upon the exercise of options or the vesting of restricted shares during the year ended December  31, 2011 for each of the named executive officers on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
David W. Williams	—	—	58,813	$2,367,147

Julie J. Robertson	100,000	$2,626,640	21,592	$872,233

Thomas L. Mitchell	—	—	18,783	$759,332

Donald E. Jacobsen	—	—	13,218	$487,874

Roger B. Hunt	—	—	10,804	$405,080

Dennis J. Lubojacky	—	—	3,632	146,810

(1)	Represents non-qualified stock option grants and restricted share awards under the 1991 Plan for each named executive officer.

(2)	The value is based on the difference in the market price of the shares at the time of exercise and the exercise price of the options.

(3)	The value is based on the average of the high and low stock price on the vesting date multiplied by the aggregate number of shares that vested on such date.

The following table sets forth certain information about retirement payments and benefits under Noble Drilling Corporation defined benefit plans for each of the named executive officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
David W. Williams	Salaried Employees’ Retirement Plan Retirement Restoration Plan	5.3 5.3	$128,346 $1,025,398	— —

Julie J. Robertson	Salaried Employees’ Retirement Plan Retirement Restoration Plan	23.0 23.0	$582,506 $2,619,450	— —

Thomas L. Mitchell (3)	Salaried Employees’ Retirement Plan Retirement Restoration Plan	— —	— —	— —

Donald E. Jacobsen (3)	Salaried Employees’ Retirement Plan Retirement Restoration Plan	— —	— —	— —

Roger B. Hunt (3)	Salaried Employees’ Retirement Plan Retirement Restoration Plan	— —	— —	— —

Dennis J. Lubojacky (3)	Salaried Employees’ Retirement Plan Retirement Restoration Plan	— —	— —	— —

(1)	Computed as of December 31, 2011, which is the same pension plan measurement date used for financial statement reporting purposes for our audited consolidated financial statements and notes thereto included in the 2011 Form 10-K.

(2)	For purposes of calculating the amounts in this column, retirement age was assumed to be the normal retirement age of 65, as defined in the Noble Drilling Corporation Salaried Employees’ Retirement Plan. A description of the valuation method and all material assumptions applied in quantifying the present value of accumulated benefit is set forth in Note 13 to our audited consolidated financial statements in the 2011 Form 10-K.

(3)	Not a participant in the Noble Drilling Corporation Salaried Employees’ Retirement Plan or the Noble Drilling Corporation Retirement Restoration Plan during 2011.

Under the Noble Drilling Corporation Salaried Employees’ Retirement Plan, the normal retirement date is the date that the participant attains the age of 65. The plan covers salaried employees, but excludes certain categories of salaried employees including any employees hired after July 31, 2004. A participant’s date of hire is the date such participant first performs an hour of service for the Company or its subsidiaries, regardless of any subsequent periods of employment or periods of separation from employment with the Company or its subsidiaries. David W. Williams was employed by a subsidiary of the Company from May to December 1994. Under the plan, Mr. Williams became a participant of the plan effective January 1, 2008, upon completion of a requisite period of employment.

A participant who is employed by the Company or any of its affiliated companies on or after his or her normal retirement date (the date that the participant attains the age of 65) is eligible for a normal retirement pension upon the earlier of his or her required beginning date or the date of termination of his or her employment for any reason other than death or transfer to the employment of another of the Company’s affiliated companies. Required beginning date is defined in the plan generally to mean the April 1 of the calendar year following the later of the calendar year in which a participant attains the age of 70 1/2 years or the calendar year in which the participant commences a period of severance, which (with certain exceptions) commences with the date a participant ceases to be employed by the Company or any of its affiliated companies for reasons of retirement, death, being discharged, or voluntarily ceasing employment, or with the first anniversary of the date of his or her absence for any other reason.

The normal retirement pension accrued under the plan is in the form of an annuity which provides for a payment of a level monthly retirement income to the participant for life, and in the event the participant dies prior to receiving 120 monthly payments, the same monthly amount will continue to be paid to the participant’s designated beneficiary until the total number of monthly payments equals 120. Participants may elect to receive, in lieu of one of the other optional forms of payment provided in the plan, each such option being the actuarial equivalent of the normal form. These optional forms of payment include a single lump-sum (if the present value of the participant’s vested accrued benefit under the plan does not exceed $10,000), a single life annuity, and several forms of joint and survivor elections.

The benefit under the plan is equal to:

•	one percent of the participant’s average monthly compensation multiplied times the number of years of benefit service (maximum 30 years), plus

•

six-tenths of one percent of the participant’s average monthly compensation in excess of one-twelfth of his or her average amount of earnings which may be considered wages under section 3121(a) of the Code, in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which a participant attains (or will attain) social security retirement age, multiplied by the number of years of benefit service (maximum 30 years).

The average monthly compensation is defined in the plan generally to mean the participant’s average monthly rate of compensation from the Company for the 60 consecutive calendar months that give the highest average monthly rate of compensation for the participant. In the plan, compensation is defined (with certain exceptions) to mean the total taxable income of a participant during a given calendar month, including basic compensation, bonuses, commissions and overtime pay, but excluding extraordinary payments and special payments (such as moving expenses, benefits provided under any employee benefit program, and stock options and stock appreciation rights). Compensation includes salary reduction contributions by the participant under any plan maintained by the Company or any of its affiliated companies. Compensation may not exceed the annual compensation limit as specified by the Internal Revenue Service for the given plan year. Any compensation in excess of this limit is taken into account in computing the benefits payable under the Noble Drilling Corporation Retirement Restoration Plan. The Company has not granted extra years of credited service under the restoration plan to any of the named executive officers.

Early retirement can be elected at the time after which the participant has attained the age of 55 and has completed at least five years of service (or for a participant on or before January 1, 1986, when he or she has completed 20 years of covered employment). A participant will be eligible to commence early retirement benefits upon the termination of his or her employment with the Company or its subsidiaries prior to the date that the participant attains the age of 65 for any reason other than death or transfer to employment with another of the Company’s subsidiaries. The formula used in determining an early retirement benefit reduces the accrued monthly retirement income by multiplying the amount of the accrued monthly retirement income by a percentage applicable to the participant’s age as of the date such income commences being paid.

If a participant’s employment terminates for any reason other than retirement, death or transfer to the employment of another of the Company’s subsidiaries and the participant has completed at least five years of service, the participant is eligible for a deferred vested pension. The deferred vested pension for the participant is the monthly retirement income commencing on the first day of the month coinciding with or next following his or her normal retirement date. If the participant has attained the age of 55 and has completed at least five years of service or if the actuarial present value of the participant’s accrued benefit is more than $1,000 but less than $10,000, the participant may elect to receive a monthly retirement income that is computed in the same manner as the monthly retirement income for a participant eligible for an early retirement pension. If the participant dies before benefits are payable under the plan, the surviving spouse or, if the participant is not survived by a spouse, the beneficiary designated by the participant, is eligible to receive a monthly retirement income for life, commencing on the first day of the month next following the date of the participant’s death. The monthly income payable to the surviving spouse or the designated beneficiary shall be the monthly income for life that is the actuarial equivalent of the participant’s accrued benefit under the plan.

The Noble Drilling Corporation Retirement Restoration Plan is an unfunded, nonqualified plan that provides the benefits under the Noble Drilling Corporation Salaried Employees’ Retirement Plan’s benefit formula that cannot be provided by the Noble Drilling Corporation Salaried Employees’ Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Noble Drilling Corporation Salaried Employees’ Retirement Plan under the Code. A participant’s benefit under the Noble Drilling Corporation Retirement Restoration Plan that was accrued and vested on December 31, 2004, will be paid to such participant (or, in the event of his or her death, to his or her designated beneficiary) at the time benefits commence being paid to or with respect to such participant under the Noble Drilling Corporation Salaried Employees’ Retirement Plan, and will be paid in a single lump sum payment, in installments over a period of up to five years, or in a form of payment provided for under the Noble Drilling Corporation Salaried Employees’ Retirement Plan (such form of distribution to be determined by the committee appointed to administer the plan). A participant’s benefit under the Noble Drilling Corporation Retirement Restoration Plan that accrued or became vested after December 31, 2004, will be paid to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment following such participant’s separation from service with the Company and its subsidiaries. Mr. Williams and Ms. Robertson participate in the Noble Drilling Corporation Retirement Restoration Plan.

The following table sets forth for the named executive officers certain information as of December 31, 2011 and for the year then ended about the Noble Drilling Corporation 401(k) Savings Restoration Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David W. Williams	$20,000	—	$(3,802)	—	$126,724
Julie J. Robertson	—	—	$(31,201)	—	$1,581,383
Thomas L. Mitchell (3)	—	—	$198	—	$13,089
Donald E. Jacobsen	$283,168	—	$(13,792)	—	$269,376
Roger B. Hunt (3)	—	—	—	—	—
Dennis J. Lubojacky	$4,540	—	$(247)	—	$8,853

(1)	The Executive Contributions reported in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The Company Contributions reported in this column are also included in the All Other Compensation column of the Summary Compensation Table.

(3)	Not a participant in the Noble Drilling Corporation 401(k) Savings Restoration Plan in 2011.

The Noble Drilling Corporation 401(k) Savings Restoration Plan (which applies to compensation deferred by a participant that was vested prior to January 1, 2005) and the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan (which applies to employer matching contributions and to compensation that was either deferred by a participant or became vested on or after January 1, 2005) are nonqualified, unfunded employee benefit plans under which certain highly compensated employees of the Company and its subsidiaries may elect to defer compensation in excess of amounts deferrable under the Noble Drilling Corporation 401(k) Savings Plan and, subject to certain limitations specified in the plan, receive employer matching contributions in cash. The employer matching amount is determined in the same manner as are employer matching contributions under the Noble Drilling Corporation 401(k) Savings Plan.

Compensation considered for deferral under these nonqualified plans consists of cash remuneration payable by an employer, defined in the plan to mean certain subsidiaries of the Company, to a participant in the plan for personal services rendered to such employer prior to reduction for any pre-tax contributions made by such employer and prior to reduction for any compensation reduction amounts elected by the participant for benefits, but excluding bonuses, allowances, commissions, deferred compensation payments and any other extraordinary remuneration. For each plan year, participants are able to defer up to 19 percent of their basic compensation for the plan year, all or any portion of any bonus otherwise payable by an employer for the plan year, and for plan years commencing prior to January 1, 2009, the applicable 401(k) amount. The applicable 401(k) amount is defined to mean, for a participant for a plan year, an amount equal to the participant’s basic compensation for such plan year, multiplied by the contribution percentage that is in effect for such participant under the Noble Drilling Corporation 401(k) Savings Plan for the plan year, reduced by the lesser of (i) the applicable dollar amount set forth in Section 402(g)(1)(B) of the Code for such year or (ii) the dollar amount of any Noble Drilling Corporation 401(k) Savings Plan contribution limitation for such year imposed by the committee.

A participant’s benefit under these nonqualified plans normally will be distributed to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment or in approximately equal annual installments over a period of five years following such participant’s separation from service with the Company and its subsidiaries. Mr. Williams and Ms. Robertson are participants, and Mr. Mitchell has been a participant, in the Noble Drilling Corporation 401(k) Savings Restoration Plan, and Mr. Williams and Ms. Robertson are participants in the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Change of Control Employment Agreements

The Company has guaranteed the performance of a change of control employment agreement entered into by a subsidiary of the Company with each executive officer as of December 31, 2008 and December 9, 2009 (when the original agreements were amended and restated). These change of control employment agreements become effective upon a change of control of the Company (as described below) or a termination of employment in connection with or in anticipation of such a change of control, and remain effective for three years thereafter.

The agreement provides that if the officer’s employment is terminated within three years after a change of control or prior to but in anticipation of a change of control, either (1) by us for reasons other than death, disability or “cause” (as defined in the agreement) or (2) by the officer for “good reason” (which term includes a material diminution of responsibilities or compensation and which allows us a cure period following notice of the good reason) or upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control, the officer will receive or be entitled to the following benefits:

•

a lump sum amount equal to the sum of (i) the prorated portion of the officer’s highest bonus paid either in the last three years before the change of control or for the last completed fiscal year after the change of control (the “Highest Bonus”), (ii) an amount equal to 18 times the highest monthly COBRA premium (within the meaning of Code Section 4980B) during the 12-month period preceding the termination of the officer’s employment, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (collectively, the “Accrued Obligations”);

•

a lump sum payment equal to three times the sum of the officer’s annual base salary (based on the highest monthly salary paid in the 12 months prior to the change of control) and the officer’s Highest Bonus (the “Severance Amount”);

•

welfare benefits for an 18-month period to the officer and the officer’s family at least equal to those that would have been provided had the officer’s employment been continued. If, however, the officer becomes reemployed with another employer and is eligible to receive welfare benefits under another employer provided plan, the welfare benefits provided by the Company and its affiliates would be secondary to those provided by the new employer (“Welfare Benefit Continuation”);

•

a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the qualified and nonqualified defined benefit retirement plans of the Company and its affiliated companies in which the officer would have been eligible to participate had the officer’s employment continued for three years after termination over (ii) the actuarial equivalent of the officer’s actual benefit under such plans (the “Supplemental Retirement Amount”);

•

in certain circumstances, an additional payment in an amount such that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under Section 4999 (the so-called Parachute Payment excise tax) of the Code, if any, had been imposed (the “Excise Tax Payment”);

•	outplacement services for six months (not to exceed $50,000); and

•	the 100 percent vesting of all benefits under the 1991 Plan and any other similar plan to the extent such vesting is permitted under the Code.

A “change of control” is defined in the agreement to mean:

•

the acquisition by any individual, entity or group of 15 percent or more of the Company’s outstanding shares, but excluding any acquisition directly from the Company or by the Company, or any acquisition by any corporation under a reorganization, merger, amalgamation or consolidation if the conditions described below in the third bullet point of this definition are satisfied;

•	individuals who constitute the incumbent board of directors (as defined in the agreement) of the Company cease for any reason to constitute a majority of the board of directors;

•

consummation of a reorganization, merger, amalgamation or consolidation of the Company, unless following such a reorganization, merger, amalgamation or consolidation (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such transaction, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of the company resulting from such transaction were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such transaction;

•

consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, for which following such sale or other disposition, (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such sale or other disposition of assets, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of such company were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such sale or other disposition of assets; or

•	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

However, a “change of control” will not occur as a result of a transaction if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) either (A) the shareholdings for such holding company immediately following such transaction are the same as the shareholdings immediately prior to such transaction or (B) the shares of the Company’s voting securities outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction.

Under the agreement, “cause” means (i) the willful and continued failure by the officer to substantially perform his duties or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially detrimental to the Company or its affiliates.

Payments to “specified employees” under Code Section 409A may be delayed until six months after the termination of the officer’s employment.

The agreement contains a confidentiality provision obligating the officer to hold in strict confidence and not to disclose or reveal, directly or indirectly, to any person, or use for the officer’s own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings or other confidential or proprietary information belonging to or concerning the Company or any of its affiliated companies, with certain exceptions set forth expressly in the provision. Any term or condition of the agreement may be waived at any time by the party entitled to have the benefit thereof (whether the subsidiary of the Company party to the agreement or the officer) if evidenced by a writing signed by such party.

The agreement provides that payments thereunder do not reduce any amounts otherwise payable to the officer, or in any way diminish the officer’s rights as an employee, under any employee benefit plan, program or arrangement or other contract or agreement of the Company or any of its affiliated companies providing benefits to the officer.

Assuming a change of control had taken place on December 31, 2011 and the employment of the named executive officer was terminated either (1) by us for reasons other than death, disability or cause or (2) by the officer for good reason, the following table sets forth the estimated amounts of payments and benefits under the agreement for each of the indicated named executive officers. Mr. Lubojacky is not a party to a change in control employment agreement.

Payment or Benefit	David W. Williams	Julie J. Robertson	Donald E. Jacobsen	Roger B. Hunt	Dennis J. Lubojacky
Accrued Obligations	$1,527,925	$677,925	$412,925	$372,925	$—

Severance Amount	$7,500,000	$3,435,000	$2,610,000	$2,193,000	$—

Welfare Benefit Continuation	$48,807	$39,903	$39,736	$38,080	$—

Supplemental Retirement Amount	$1,061,951	$344,512	$—	$—	$—

Excise Tax Payment	$6,983,548	$—	$1,366,586	$1,185,480	$—

Outplacement Services (1)	$50,000	$50,000	$50,000	$50,000	$—

Accelerated Vesting of Options, Restricted Shares and Restricted Stock Units (2) (3)	$12,345,562	$4,452,236	$2,128,969	$1,920,058	$702,815

(1)	Represents an estimate of the costs to the Company of outplacement services for six months.

(2)	The total number of restricted shares and restricted stock units held at December 30, 2011 (the last trading day of 2011), and the aggregate value of accelerated vesting thereof at December 30, 2011 (computed by multiplying $30.22, the closing market price of the shares at December 30, 2011, by the total number of restricted shares and units held), were as follows: Mr. Williams – 402,323 shares valued at $12,158,201; Ms. Robertson – 144,932 shares valued at $4,379,845; Mr. Jacobsen – 70,449 shares valued at $2,128,969; Mr. Hunt – 63,536 shares valued at $1,920,058; and Mr. Lubojacky – 22,848 shares valued at $690,466 . These amounts include shares that did not vest and were forfeited with respect to the 2009-2011 performance cycle subsequent to December 31, 2011.

(3)	The total number of unvested options held at December 30, 2011, and the aggregate value of the accelerated vesting thereof at December 30, 2011 (computed by multiplying $30.22, the closing market price of shares at December 30, 2011, by the total number of shares subject to the options and subtracting the aggregate exercise price for the options) were as follows: Mr. Williams – 170,564 options valued at $187,361; Ms. Robertson – 61,546 options valued at $72,391; Mr. Jacobsen – 35,293 options valued at $0; Mr. Hunt – 32,274 options valued at $0; and Mr. Lubojacky – 9,186 options valued at $12,349.

The agreement provides that if the officer’s employment is terminated within three years after a change of control by reason of disability or death, the agreement will terminate without further obligation to the officer or the officer’s estate, other than for the payment of Accrued Obligations, the Severance Amount, the Supplemental Retirement Amount and the timely provision of the Welfare Benefit Continuation. If the officer’s employment is terminated for cause within the three years after a change of control, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, and the timely payment when otherwise due of any compensation previously deferred by the officer. If the officer voluntarily terminates the officer’s employment within the three years after a change of control (other than during the 30-day period following the first anniversary of a change of control), excluding a termination for good reason, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, the payment of the Accrued Obligations, and the timely payment when otherwise due of any compensation previously deferred by the officer.

In October 2011, the compensation committee approved a new form of change of control employment agreement for executive officers. The terms of the new form of employment agreement are substantially the same as the agreements described above, except the new form only provides benefits in the event of certain terminations by us for reasons other than death, disability or “cause” or by the officer for “good reason” and does not provide for an Excise Tax Payment. None of our named executive officers are party to this new form of employment agreement. Our Chief Financial Officer, whose employment commenced on January 9, 2012, is party to a change of control employment agreement in the form approved in October 2011.

The 1991 Plan

In 2009, we granted nonqualified stock options and awarded time-vested and performance-vested restricted shares under the 1991 Plan to our named executive officers. The 1991 Plan was amended in 2009, among other things, to allow for the award of restricted stock units and incorporate the definition of change of control in the change of control employment agreements to which our named executive officers are party which are described above under “Change of Control Employment Agreements.” In 2010 and 2011, we granted nonqualified stock options and awarded time-vested and performance-vested restricted stock units under the 1991 Plan to our named executive officers.

In February 2012, the 1991 Plan was amended to revise the definition of change in control such that the percentage of our outstanding registered shares or combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%.

Nonqualified Stock Options

Our nonqualified stock option agreements provide that if a termination of employment occurs after the date upon which the option first becomes exercisable and before the date that is 10 years from the date of the option grant by reason of the officer’s death, disability or retirement, then the option, including any then unvested shares all of which shall be automatically accelerated, may be exercised at any time within five years after such termination of employment but not after the expiration of the 10-year period. If a named executive officer terminated employment on December 31, 2011 due to disability, death or retirement, all the named executive officer’s then outstanding nonqualified stock options granted by us in 2011, 2010 and 2009 would have become fully exercisable. Under the 1991 Plan, retirement means a termination of employment with the Company or an affiliate of the Company on a voluntary basis by a person if immediately prior to such termination of employment, the sum of the age of such person and the number of such person’s years of continuous service with the Company or one or more of its affiliates is equal to or greater than 60.

Assuming that the named executive officer’s employment terminated on December 31, 2011 due to disability, death or retirement, the following table sets forth certain information about unexercisable options subject to accelerated vesting for the indicated named executive officers.

Name	Number of Shares Underlying Unexercisable Options Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting

David W. Williams	170,564	$187,361

Julie J. Robertson	61,546	$72,391

Thomas L. Mitchell	—	—

Donald E. Jacobsen	35,293	—

Roger B. Hunt	32,274	—

Dennis J. Lubojacky	9,186	$12,349

Restricted Shares and Restricted Stock Units

We granted time-vested and performance-vested restricted shares in 2009 and restricted stock units in 2010 and 2011, some of which continue to be subject to vesting restrictions. Our time-vested restricted share and restricted stock unit agreements provide for the full vesting of awards upon the occurrence of the death or disability of the officer, and the time-vested restricted share agreements also provide for full vesting upon a change of control of the Company (whether with or without termination of employment of the officer by the Company or an affiliate). A “change of control” is defined in the 2009 time-vested and performance-vested restricted share agreements (described below) to mean:

•	the committee administering the 1991 Plan determines that any person or group has become the beneficial owner of more than 50 percent of the shares;

•

the Company is merged or amalgamated with or into or consolidated with another corporation and, immediately after giving effect to the merger, amalgamation or consolidation, less than 50 percent of the outstanding voting securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting entity are then beneficially owned in the aggregate by the shareholders of the Company immediately prior to such merger, amalgamation or consolidation, or if a record date has been set to determine the shareholders of the Company entitled to vote on such merger, amalgamation or consolidation, the shareholders of the Company as of such record date;

•

the Company either individually or in conjunction with one or more subsidiaries of the Company, sells, conveys, transfers or leases, or the subsidiaries of the Company sell, convey, transfer or lease, all or substantially all of the property of the Company and the subsidiaries of the Company, taken as a whole (either in one transaction or a series of related transactions);

•	the Company liquidates or dissolves; or

•	the first day on which a majority of the individuals who constitute the board of directors of the Company are not continuing directors.

Assuming that either the named executive officer’s employment terminated on December 31, 2011 due to disability or death or, in the event of the restricted shares, a change of control had taken place on that date, the following table sets forth certain information about restricted shares and restricted stock units subject to accelerated vesting for the indicated named executive officers.

Name	Number of Time-Vested Restricted Shares and Restricted Stock Units Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting

David W. Williams	125,955	$3,806,360

Julie J. Robertson	45,078	$1,362,257

Thomas L. Mitchell	—	—

Donald E. Jacobsen	35,690	$1,078,552

Roger B. Hunt	31,155	$941,504

Dennis J. Lubojacky	6,778	$204,831

Our performance-vested restricted share and restricted share unit agreements provide for the vesting of 66.7 percent of the awards for the 2009-2011 and the 2010-2012 cycles and 50 percent of the awards for the 2011-2013 cycle upon the occurrence of a change of control of the Company (whether with or without termination of employment of the officer by the Company or an affiliate). The agreements also provide for pro rata vesting upon the occurrence of the death, disability or retirement of the officer, based on months of service completed in the performance period; however, such vesting is also subject to the actual performance achieved and may not result in an award. The 2009 agreements define a change of control as described above and the 2010 and 2011 agreements define a change of control as set out in the 1991 Plan, provided the change of control also satisfies the requirements of Code Section 409A. Assuming that a change of control had taken place on December 31, 2011, the following table sets forth certain information about restricted shares and restricted stock units subject to accelerated vesting for the indicated named executive officers. The amounts in the table below include the shares that did not vest and were forfeited with respect to the 2009-2011 cycle subsequent to December 31, 2011.

Name	Number of Performance-Vested Restricted Shares and Restricted Stock Units Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting

David W. Williams	276,368	$8,351,841

Julie J. Robertson	99,854	$3,017,588

Thomas L. Mitchell	—	—

Donald E. Jacobsen	34,759	$1,050,417

Roger B. Hunt	32,381	$978,554

Dennis J. Lubojacky	16,070	$485,635

DIRECTOR COMPENSATION

The compensation committee of our Board sets the compensation of our directors. In determining the appropriate level of compensation for our directors, the compensation committee considers the commitment required from our directors in performing their duties on behalf of the Company, as well as comparative information the committee obtains from compensation consulting firms and from other sources. Set forth below is a description of the compensation of our directors.

Annual Retainers and Other Fees and Expenses.

We pay our non-employee directors an annual retainer of $50,000 of which 20 percent is paid in shares under the Noble Corporation Equity Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may elect to receive up to all of the remaining 80% in shares or cash. Non-employee directors make elections on a quarterly basis. The number of shares to be issued under the plan in any particular quarter is generally determined using the average of the daily closing prices of the shares for the last 15 consecutive trading days of the previous quarter. No options are issuable under the plan, and there is no “exercise price” applicable to shares delivered under the plan.

In addition, we pay our non-employee directors a Board meeting fee of $2,000. We pay each member of our audit committee a committee fee of $2,500 per meeting and each member of our other committees a committee meeting fee of $2,000 per meeting. The chair of the audit committee and the chair of the nominating and corporate governance committee each receive an annual retainer of $15,000, the chair of the compensation committee receives an annual retainer of $12,500 and the chair of each other standing Board committee receives an annual retainer of $10,000. We also reimburse directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and related activities in connection with the duties as director.

Non-Employee Director Stock Options and Restricted Shares.

Under the Noble Corporation 1992 Nonqualified Stock Option and Restricted Share Plan for Nonemployee Directors (the “1992 Plan”) each annually-determined award of a variable number of restricted shares or unrestricted shares is made on a date selected by the Board, or if no such date is selected by the Board, the date on which the Board action approving such award is taken. Any future award of restricted shares will be evidenced by a written agreement that will include such terms and conditions not inconsistent with the terms and conditions of the 1992 Plan as the Board considers appropriate in each case.

On July 29, 2011, an award of 7,888 unrestricted shares under the 1992 Plan was made to each non-employee director serving on that date.

The following table shows the compensation of our directors for the year ended December 31, 2011.

Director Compensation for 2011

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael A. Cawley	$91,000	$290,831	—	—	—	—	$381,831
Lawrence J. Chazen	$83,000	$290,831	—	—	—	—	$373,831
Julie H. Edwards	$91,000	$290,831	—	—	—	—	$381,831
Gordon T. Hall	$83,000	$290,831	—	—	—	—	$373,831
Marc E. Leland	$88,500	$290,831	—	—	—	—	$379,331
Jack E. Little	$68,000	$290,831	—	—	—	—	$358,831
Jon A. Marshall	$68,000	$290,831	—	—	—	—	$358,831
Mary P. Ricciardello	$98,000	$290,831	—	—	—	—	$388,831

(1)	The total number of options to purchase shares outstanding as of December 31, 2011 under the 1992 Plan were as follows: Mr. Cawley – 53,000 options; Mr. Chazen – 8,000 options; Ms. Edwards – 20,000 options; Mr. Hall – 0 options; Mr. Leland – 53,000 options; Mr. Little – 38,000 options; Mr. Marshall – 0 options; and Ms. Ricciardello – 28,000 options.

(2)	Includes the portion of the $50,000 annual retainer paid to our directors in shares under the Noble Corporation Equity Compensation Plan for Non-Employee Directors.

(3)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 for unrestricted shares awarded in 2011. For the unrestricted shares awarded in 2011 to each director listed in the Director Compensation Table, the full FASB ASC Topic 718 grant date fair value was recognized in 2011 on the date the award of unrestricted shares was made.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth as of December 31, 2011 information regarding securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,498,662	$29.22	4,323,723

Equity compensation plans not approved by security holders	N/A	N/A	231,034	(2)

Total	2,498,662	$29.22	4,554,757

(1)	The maximum number of shares that may be issued as restricted stock or in settlement of awards of restricted stock units on or after October 29, 2009 is 4,000,000 shares in the aggregate (including the 2,227,647 shares available for future grants or awards under the 1991 Plan as of February 28, 2012), provided that such maximum number of shares will be increased (i) by the number of shares that are covered by options outstanding immediately prior to October 29, 2009 that expire or are terminated or forfeited prior to exercise on or after October 29, 2009, and (ii) by the number of shares that have been issued at any time as restricted stock that are forfeited on or after October 29, 2009. This does not give effect to the additional 5,000,000 shares that will be available for issuance if Proposal (8) is approved by the shareholders at the annual general meeting.

(2)	Consists of shares issuable under the Noble Drilling Corporation 401(k) Savings Restoration Plan and the Noble Corporation Equity Compensation Plan for Non-Employee Directors.

A description of the material features of the Noble Drilling Corporation 401(k) Savings Restoration Plan and the Noble Corporation Equity Compensation Plan for Non-Employee Directors is set forth on pages 38 and 44, respectively, of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10 percent of the shares, to file with the SEC initial reports of ownership and reports of changes in ownership of such shares. Directors, officers and beneficial owners of more than 10 percent of the shares are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2011, our directors, officers and beneficial owners of more than 10 percent of the shares complied with all applicable Section 16(a) filing requirements except that William E. Turcotte filed late one report relating to a vesting of shares of the Company.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of

Noble Corporation:

The board of directors (the “Board”) of Noble Corporation (the “Company”) maintains an audit committee composed of four non-management directors. The Board has determined that the audit committee’s current membership satisfies the rules of the U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) that govern audit committees, including the requirements for audit committee member independence set out in Section 303A.02 of the NYSE’s corporate governance standards and Rule 10A-3 under the United States Securities Exchange Act of 1934.

The audit committee oversees the Company’s financial reporting process on behalf of the entire Board. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the audit committee are to select and retain the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish this report, and to assist the Board with oversight of the following:

•	integrity of the Company’s financial statements,

•	compliance by the Company with standards of business ethics and legal and regulatory requirements,

•	qualifications and independence of the Company’s independent auditors and

•	performance of the Company’s independent auditors and internal auditors.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of the Company.

The audit committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Public Company Accounting Oversight Board AU Section 380. In addition, the audit committee has discussed with the Company’s independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures below and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regulating the independent auditor’s communications with the audit committee concerning independence.

The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The audit committee held ten meetings during 2011 and met again on January 25, 2012, February 3, 2012 and February 23, 2012.

Summary

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The audit committee also determined that the provision of services other than audit services rendered by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

February 23, 2012	AUDIT COMMITTEE

Mary P. Ricciardello, Chair Lawrence J. Chazen Julie H. Edwards Gordon T. Hall

AUDITORS

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services rendered during each of the two years in the period ended December 31, 2011 (in thousands):

	2011	2010
Audit Fees (1)	$4,568	$4,304
Audit-Related Fees (2)	127	124
Tax Compliance Fees	2,225	2,378
Tax Consulting Fees (3)	3,173	1,792
All Other Fees (4)	815	150

Total	$10,908	$8,748

(1)	Represents fees for professional services rendered for the audit of the Company’s annual financial statements for 2011 and 2010 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for each of those years.

(2)	Represents fees for professional services rendered for benefit plan audits for 2011 and 2010.

(3)	Fees for 2010 and 2011 include approximately $1.0 million and $1.1 million, respectively, for professional services rendered in connection with our acquisition of FDR Holdings Limited (“Frontier”) and subsequent restructuring. Fees for 2011 include $1.3 million for professional services rendered in connection with restructuring relating to the Company’s strategic initiatives.

(4)	The majority of the 2011 amount represents fees for advisory services rendered in connection with our January 2011 bond offering. The majority of the 2010 amount represents fees for advisory services rendered in connection with our acquisition of Frontier.

Pre-Approval Policies and Procedures

In January 2004, the audit committee adopted a pre-approval policy framework for audit and non-audit services, which established that the audit committee’s policy is, each year, to adopt a pre-approval policy framework under which specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. On February 3, 2012 and February 4, 2011 the audit committee readopted such policy framework for 2012 and 2011, respectively. Under the policy framework, all tax services provided by the independent auditor must be separately pre-approved by the audit committee. Requests or applications to provide services that do require further, separate approval by the audit committee are required to be submitted to the audit committee by both the independent auditors and the chief accounting officer, chief financial officer or controller of the Company, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence.

PROPOSAL 3

APPROVAL OF THE 2011 ANNUAL REPORT, THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2011 AND THE STATUTORY FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2011

Our Board proposes that the 2011 Annual Report, the consolidated financial statements of the Company for fiscal year 2011 and the statutory financial statements of the Company for fiscal year 2011 be approved. The consolidated financial statements of the Company for fiscal year 2011 and the statutory financial statements of the Company for fiscal year 2011 are contained in the 2011 Annual Report, which was made available to all registered shareholders with this invitation and proxy statement. In addition, these materials will be available for physical inspection at the Company’s registered office at Dorfstrasse 19A, 6340 Baar, Zug, Switzerland. The 2011 Annual Report also contains the reports of PricewaterhouseCoopers AG, the Company’s auditor pursuant to the Swiss Code of Obligations, and information on our business activities and our business and financial situation.

Under Swiss law, the 2011 Annual Report, the consolidated financial statements for fiscal year 2011 and the statutory financial statements for fiscal year 2011 must be submitted to shareholders for approval at each annual general meeting.

Approval of the proposal requires the affirmative vote of holders of at least a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the approval of the 2011 Annual Report, the consolidated financial statements of the Company for fiscal year 2011 and the statutory financial statements of the Company for fiscal year 2011.

PROPOSAL 4

DIVIDEND PAYMENT FUNDED FROM CAPITAL CONTRIBUTION RESERVE

Our Board proposes that our shareholders approve the following: (A) the release and allocation of CHF 266,962,521.84, which is equal to approximately USD $293,011,219.23 using the currency exchange rate as published by the Swiss National Bank on February 21, 2012 (CHF 0.9111/1.0 USD), from the Company’s capital contribution reserve to a special reserve account (the “Dividend Reserve”), (B) a dividend in the amount of USD $0.52 per share to be distributed out of the Dividend Reserve and paid in four installments of USD $0.13 per share in August 2012, November 2012, February 2013 and May 2013 (in each case subject to the availability of a sufficient amount in the Dividend Reserve) and (C) the automatic re-allocation to the capital contribution reserve of any amount of the Dividend Reserve remaining after payment of the final quarterly installment of the dividend. The total amount of the actual dividend payments will be limited to the amount of the Dividend Reserve. Each quarterly installment will be payable for shares issued and outstanding on the record date for the respective installment (excluding treasury shares held by the Company).

Purpose of the Proposal

According to Swiss law, dividend distributions funded from capital contribution reserve are not subject to Swiss federal withholding tax. In the past, we have paid cash dividends on our shares in the form of a return of capital through a par value reduction. However, in light of this exemption from Swiss federal withholding tax and the amount of our capital contribution reserve, our Board proposes to pay a cash dividend funded from our capital contribution reserve.

Our Board proposes to pay a dividend in the amount of USD $0.52 per share. Subject to the Dividend Reserve not being exceeded, as further explained below, the dividend would be distributed to shareholders in four installments of USD $0.13 per share in August 2012, November 2012, February 2013 and May 2013. This amount will be payable for shares issued and outstanding on the record date for the respective quarterly installment (excluding treasury shares held by the Company).

Based on the number of shares outstanding as of a recent date and the currency exchange rate as published by the Swiss National Bank on the same date (CHF 0.9111/1.0 USD), the aggregate amount of the proposed dividend in Swiss francs would be CHF 125,883,489.29. The actual aggregate amount of the dividend in Swiss francs will not be known until after the payment of the final quarterly installment because of the potential for the issuance of additional shares from conditional and/or authorized share capital as well as fluctuations in the value of the Swiss franc relative to the U.S. dollar.

As of December 31, 2011, the Company had a capital contribution reserve of CHF 9,273,871,446. Our Board proposes that CHF 266,962,521.84 of the existing capital contribution reserve, which is equal to approximately USD $293,011,219.23 using the exchange rate described in the preceding paragraph, be made available for purposes of the dividend (including all four installments) by way of a release and allocation of such amount to the Dividend Reserve. This Dividend Reserve (in U.S. dollars) will initially exceed the aggregate amount (in U.S. dollars) that we expect to pay to shareholders by approximately 112%. Our Board is proposing this excess amount in order to increase the likelihood that the issuance of new shares from conditional and/or authorized share capital (which shares, to the extent then issued and outstanding, would generally share in the upcoming quarterly dividend installments) or a decrease in value of the Swiss franc relative to the U.S. dollar will not cause the actual aggregate amount of the dividend payments to exceed the amount in the Dividend Reserve.

In addition, at the time of the release and allocation of capital contribution reserve to the Dividend Reserve, the expected aggregate dividend amount (including all four installments), which excludes the excess allocation described above, will be reclassified as a “liability to shareholders” in the Swiss statutory financial statements and a “dividend payable” for U.S. GAAP accounting purposes.

At the time of the payment of each quarterly installment of the dividend, the aggregate amount of the unpaid quarterly installments will be re-estimated to account for the issuance of additional shares and changes in the value of the Swiss franc relative to the U.S. dollar. The liability to shareholders will automatically be adjusted accordingly through a reclassification of an amount from the Dividend Reserve to correspond to the re-estimated amount of the unpaid installments, subject to the Dividend Reserve not being exceeded as described below.

Any amount of the liability to shareholders remaining after the payment of the final quarterly installment of the dividend will be automatically re-allocated to the Dividend Reserve, and any amount remaining in the Dividend Reserve will automatically be reclassified as capital contribution reserve.

If, notwithstanding the allocation of the excess amount to the Dividend Reserve as described above, the Dividend Reserve would be exceeded upon the occurrence of the payment of a quarterly dividend installment, the Company would be required under the terms of this Proposal to adjust the upcoming quarterly installment downward so that the aggregate U.S. dollar dividend payment (when converted to CHF) does not exceed the Dividend Reserve. No further quarterly installment payments can be made after the Dividend Reserve is expended.

Our Board will set the payment date of each dividend installment within the specified month set forth above and confirm at such time that the Dividend Reserve has not been exceeded. Shares issued after the date of the 2012 annual general meeting of shareholders will generally participate in the dividend installments, except with respect to shares issued between the record date and the payment date with respect to the relevant installment.

Approval of the proposal requires the affirmative vote of a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the approval of (A) the release and allocation of CHF 266,962,521.84 from capital contribution reserve to dividend reserve, (B) a dividend payment in the amount of USD $0.52 per share from dividend reserve and paid in four installments of USD $0.13 per share and (C) the automatic re-allocation to capital contribution reserve of any amount of the dividend reserve remaining after payment of the final quarterly installment of the dividend.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND ELECTION OF PRICEWATERHOUSECOOPERS AG AS STATUTORY AUDITOR

The audit committee of our Board has voted unanimously to appoint PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012, and to elect PricewaterhouseCoopers AG as statutory auditor for a one-year term commencing on the date of the 2012 annual general meeting of shareholders and terminating on the date of the 2013 annual general meeting of shareholders. PricewaterhouseCoopers LLP has audited our financial statements since 1994. PricewaterhouseCoopers AG served as our statutory auditor for the year ending December 31, 2011.

Representatives of PricewaterhouseCoopers LLP and PricewaterhouseCoopers AG, are expected to be present at the annual general meeting to respond to appropriate questions from shareholders, and they will be given the opportunity to make a statement should they desire to do so.

Approval of the proposal requires the affirmative vote of a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012 and the election of PricewaterhouseCoopers AG as the Company’s statutory auditor for a one-year term.

PROPOSAL 6

DISCHARGE OF THE MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS FOR FISCAL YEAR 2011

Our Board proposes that our shareholders discharge the members of our Board and our executive officers from personal liability for activities during fiscal year 2011.

Pursuant to Article 752-761 of the Swiss Code of Obligations, directors and officers of a Swiss company are, to the extent of their wrongdoing, personally liable not only to the company, but also to each shareholder and to the company’s creditors for any loss or damage caused by an intentional or negligent violation of their duties. Accordingly, in accordance with Article 698, subsection 2, item 5 of the Swiss Code, it is customary for Swiss companies to request shareholders at the annual general meeting to discharge the directors and executive officers from personal liability for their activities during the preceding fiscal year. This release applies to any liability the directors and executive officers may have for losses or damages caused by an intentional or negligent violation of their duties under Swiss law. This release does not apply to any personal liability the directors and executive officers may have under U.S. federal securities laws.

This discharge is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of this proposal or who subsequently acquired shares with knowledge of this resolution. Shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal, or acquire their shares without knowledge of the approval of this resolution, must bring, as a plaintiff, any claims in shareholder derivative suits under Swiss law within six months after the approval of this resolution. The right of such shareholders to claim damages on behalf of the Company expires six months after this resolution has passed. By voting for this proposal, you may be giving up the ability to bring claims in shareholder derivative suits under Swiss law.

Approval of the proposal requires the affirmative vote of holders of at least a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld. Any votes by members of our Board and our executive officers will be disregarded for purposes of this proposal.

Recommendation

Our Board unanimously recommends that shareholders vote FOR the discharge of the members of our Board and our executive officers for fiscal year 2011.

PROPOSAL 7

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board recognizes the interest the Company’s shareholders have in the compensation of the Company’s named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides the Company’s shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy beginning on page 17 of this proxy statement and the compensation tables beginning on page 31 of this proxy statement. This advisory vote is intended to give the Company’s shareholders an opportunity to provide an overall assessment of the compensation of the Company’s named executive officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s shareholders. In particular, there were several key actions taken by the compensation committee in 2011 and 2012 to strengthen the alignment of pay with performance and corporate governance in the area of executive compensation, as discussed in “2011-2012 Compensation Highlights” on page 18 of this proxy statement.

As an advisory vote, the shareholders’ vote on this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the compensation committee of our Board will review voting results on this proposal and give consideration to the outcome when making future executive compensation decisions for the Company’s named executive officers.

Approval of the proposal, on an advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2012 annual general meeting of shareholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

PROPOSAL 8

APPROVAL OF AMENDED AND RESTATED 1991 PLAN

Our Board proposes that our shareholders approve the amendment and restatement of the Noble Corporation 1991 Stock Option and Restricted Stock Plan, as amended and restated and thereafter amended through February 3, 2012 (the “1991 Plan” and, as proposed to be amended and restated, the “Amended and Restated 1991 Plan”) to increase the number of shares that can be issued under the 1991 Plan from 45,100,000 shares to 50,100,000 shares.

Purpose of the Proposal

The 1991 Plan was originally approved by shareholders in 1991. The 1991 Plan was amended and restated with shareholder approval in 2009 and amended by our Board in February 2010, October 2011 and February 2012. The purpose of the 1991 Plan is to assist us in attracting and retaining, as officers and key employees, persons with acceptable training, experience and ability, providing such persons with performance incentives and more closely aligning the interests of such persons with those of our shareholders. Our Board has concluded that the 1991 Plan should be amended and restated to increase the number of shares that can be issued as the number of shares currently available for awards is inadequate to permit the continued use of a long-term equity component in our compensation program.

As of February 28, 2012, there were outstanding options granted under the 1991 Plan covering 2,615,434 shares with a weighted exercise price of $30.63 and a weighted term remaining of 4.05 years. As of February 28, 2012, there were 2,754,431 shares outstanding as restricted stock or underlying outstanding restricted stock units awarded under the 1991 Plan, consisting of 1,507,629 time-vested restricted shares and restricted stock units and 1,246,802 performance-vested restricted shares and restricted stock units (based on the maximum number of performance-vested restricted shares that can be earned). No stock appreciation rights have been granted under the 1991 Plan. As of February 28, 2012, the aggregate market value of outstanding awards under the 1991 Plan was $214,124,135. For the three-year period from 2009 to 2011, the Company’s average burn rate for equity awards under the 1991 Plan and all other equity compensation plans was 1.01%1.

As of February 28, 2012, only 2,227,647 shares remained available for future grants or awards under the 1991 Plan. The Amended and Restated 1991 Plan increases the number of shares that can be issued under the 1991 Plan by 5,000,000 shares such that the maximum number of shares that may be issued pursuant to grants or awards made under the Amended and Restated 1991 Plan is 7,227,647 shares in the aggregate. The Amended and Restated 1991 Plan also specifies the maximum number of shares that may be issued with respect to any one person and that may be issued with respect to a certain type or types of awards. For more details, see “Summary of the Amended and Restated 1991 Plan – Available Shares and Limits” below.

Summary of the Amended and Restated 1991 Plan

The following description of the Amended and Restated 1991 Plan is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the copy of the Amended and Restated 1991 Plan attached to this proxy statement as Appendix A.

General.    Under the Amended and Restated 1991 Plan, shares may be subject to grants of incentive stock options, nonqualified stock options and stock appreciation rights (“SARs”), and awards of restricted stock or restricted stock units, made to employees (including officers) of the Company and its affiliates until the shares available under the Amended and Restated 1991 Plan have been exhausted or the Amended and Restated 1991 Plan has been terminated. The Amended and Restated 1991 Plan also provides for the making of cash awards to employees (including officers) of the Company and its affiliates. Restricted stock, restricted stock unit and cash awards may be designated as performance awards.

[1]	The burn rate is calculated as the number of shares granted in each fiscal year, including stock options, restricted stock and restricted stock units and performance-based shares and units, to employees and directors, divided by the weighted average number of common shares outstanding. A premium is placed on grants of full-value awards using a multiplier based on the annual volatility of the Company’s stock.

Available Shares and Limits.    Before giving effect to the amendment and restatement of the 1991 Plan described in this Proposal (8), the maximum number of shares that may be issued pursuant to grants or awards made under the 1991 Plan is 45,100,000 shares in the aggregate. The maximum number of shares that may be issued pursuant to incentive stock options is 5,200,000 shares in the aggregate (including the 2,227,647 shares available for future grants or awards under the 1991 Plan as of February 28, 2012). After giving effect to the amendment and restatement of the 1991 Plan described in this Proposal (8), the maximum number of shares that may be issued pursuant to grants or awards made under the Amended and Restated 1991 Plan is 50,100,000 shares in the aggregate. The maximum number of shares that may be issued pursuant to incentive stock options is 5,200,000 shares in the aggregate.

The maximum number of shares for which options and SARs may be granted, or which may be issued as restricted stock or made subject to awards of restricted stock units, to any one person during any continuous five-year period is 3,000,000 shares in the aggregate. The maximum number of shares that may be subject to all options and SARs granted to any one person during any one calendar year is 3,000,000 shares in the aggregate. The maximum number of shares that may be awarded as restricted stock or made subject to all restricted stock unit awards awarded to any one person during any one calendar year is 3,000,000 shares in the aggregate.

Shares covered by an option that expires or terminates prior to exercise, and shares awarded as restricted stock or made subject to an award of restricted stock units that are forfeited, remain available for grants or awards under the Amended and Restated 1991 Plan. In the event of a share dividend, share split, share combination, recapitalization, merger in which the Company is the surviving corporation, reorganization or the like, appropriate adjustments will be made to the maximum number of shares available under the Amended and Restated 1991 Plan, to the maximum number of shares that may be granted or awarded under the limits set forth above, to the number of shares and option prices under then outstanding options, and to the number of shares under then outstanding awards of restricted stock units.

Administration.    The Amended and Restated 1991 Plan is administered by the compensation committee of our Board, which must consist of two or more directors, all of whom must be Non-Employee Directors as defined in Rule 16b-3 under the Exchange Act and Outside Directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee makes grants of options and SARs, and awards of restricted stock, restricted stock units and cash awards, determines the terms and provisions of the respective agreements covering such grants or awards and all other decisions concerning the Amended and Restated 1991 Plan. The compensation committee may delegate its authority to make grants under the Amended and Restated 1991 Plan to a member of the compensation committee or to an executive officer of the Company who, subject to the terms and conditions specified by the compensation committee, has authority to issue awards under the Amended and Restated 1991 Plan to officers or key employees of the Company who are not subject to Section 16 of the Exchange Act.

Eligibility.    Persons eligible to be considered for grants or awards under the Amended and Restated 1991 Plan are employees (including officers) of the Company and its affiliates. Currently, there are approximately 900 employees viewed as eligible to receive grants or awards under the 1991 Plan.

Stock Options and SARs.    During the term of the Amended and Restated 1991 Plan, the compensation committee may grant incentive stock options, nonqualified stock options or any combination thereof to any eligible employee. Options will be exercisable at such time or times, not more than 10 years from the date of grant, as may be provided by their terms. The compensation committee may, however, accelerate the time at which an option is exercisable without regard to its terms; however, for options granted on or after February 6, 2010, such acceleration may only be made by reason of death, disability, retirement or in connection with a change in control. The compensation committee may grant SARs in conjunction with all or any portion of an option. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as options. SARs entitle an optionee to receive without payment to the Company (except for applicable withholding taxes) the excess of the aggregate fair market value per share with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such shares as provided in the related option. Payment of an SAR may be made in shares or in cash, or a combination thereof, as determined by the compensation committee.

Option Price.    Payment of the option price may be made in cash, in already owned shares or by surrender of shares with respect to which an option is being exercised, or in any combination thereof, as determined by the compensation committee. The option price for each share covered by an option will not be less than the Fair Market

Value (as defined in the Amended and Restated 1991 Plan) of such share at the time such option is granted. No incentive stock option will be granted to any person who, for purposes of Section 422(b) of the Code, is treated as a more than 10 percent shareholder of his or her employer corporation or its parent or subsidiary corporation unless the option price is at least 110 percent of the Fair Market Value of the shares subject to the incentive stock option at the date of grant and such incentive stock option is not exercisable for more than five years from the date of its grant.

Restricted Stock.    The Amended and Restated 1991 Plan provides that shares may be awarded by the compensation committee as restricted stock. Restricted stock shares may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the restrictions set by the compensation committee, which may include, among other things, the achievement of specific goals, have been satisfied (the “Restricted Period”). During the Restricted Period the awardee of shares of restricted stock will be the record owner of such shares and have all the rights of a shareholder with respect to such shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to such shares. The Amended and Restated 1991 Plan provides that the compensation committee has the authority to cancel all or any portion of any outstanding restrictions with respect to any or all of the restricted stock shares awarded on or after February 6, 2010 prior to the expiration of the Restricted Period only in the event of death, disability, retirement or in connection with a change in control. If during the Restricted Period an individual’s continuous employment terminates for any reason, then subject to the compensation committee’s authority to remove restrictions, any shares of restricted stock remaining subject to restrictions will be forfeited by the individual and transferred at no cost to the Company.

Restricted Stock Units.    The Amended and Restated 1991 Plan provides that restricted stock units may be awarded by the compensation committee. Restricted stock units are contractual rights to receive shares in the future upon the satisfaction of the terms, conditions and restrictions specified by the compensation committee at the time the restricted stock units are awarded. The compensation committee will determine the restriction period and may impose other terms, conditions and restrictions on restricted stock units. The compensation committee has the authority to cancel all or any portion of any outstanding restrictions with respect to restricted stock units awarded on or after February 6, 2010 only in the event of death, disability, retirement or in connection with a change in control. The awardee will be entitled to receive one share for each restricted stock unit with respect to which the terms, conditions and restrictions applicable thereto have been satisfied. An award of restricted stock units may include the grant of a tandem cash dividend equivalent right or other cash distribution right. A cash dividend equivalent right or other cash distribution right is a contingent right to receive an amount in cash equal to any cash dividend or other cash distribution made by the Company during the period the restricted stock unit is outstanding.

Cash Awards.    The Amended and Restated 1991 Plan provides that cash awards may be granted by the compensation committee. A cash award will provide for the payment of a cash bonus upon the achievement of performance goals specified by the compensation committee. The compensation committee will determine the terms, conditions, restrictions and limitations that will apply to cash awards. The compensation committee may accelerate cash awards awarded on or after February 6, 2010 only in the event of death, disability, retirement or in connection with a change in control. The maximum amount that may be paid under all cash awards awarded to any one awardee during any one calendar year is $15,000,000 in the aggregate.

Performance Awards.    Restricted stock awards, restricted stock units awards and cash awards may be designated by the compensation committee as performance awards that are intended to provide for the payment of qualified performance-based compensation within the meaning of U.S. Treasury Regulation Section 1.162-27(e). The compensation payable under a performance award will be provided or paid upon the attainment of one or more preestablished, objective performance goals during a specified performance period not shorter than one year. For each performance award, the compensation committee will establish (i) the maximum amount that may be earned in the form of cash or shares, (ii) the performance goals and level of achievement, (iii) the performance period, and (iv) other terms and conditions that are not inconsistent with the Amended and Restated 1991 Plan. Prior to payment of compensation under a performance award, the compensation committee will certify the extent to which the performance goals and other criteria are achieved.

Performance awards may contain performance measures based on one or more of the following criteria:

(a)	an amount or level of earnings or cash flow;

(b)	earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis);

(c)	return on equity or assets;

(d)	return on capital or invested capital and other related financial measures;

(e)	cash flow or EBITDA;

(f)	revenues;

(g)	income, net income or operating income;

(h)	expenses or costs or expense levels or cost levels (absolute or per unit);

(i)	proceeds of sale or other disposition;

(j)	share price;

(k)	total shareholder return;

(l)	operating profit;

(m)	profit margin;

(n)	capital expenditures;

(o)	net borrowing, debt leverage levels, credit quality or debt ratings;

(p)	the accomplishment of mergers, acquisitions, dispositions, or similar business transactions;

(q)	net asset value per share;

(r)	economic value added;

(s)	individual business objectives;

(t)	operational downtime, efficiency or rig utilization; and/or

(u)	safety results.

Amendment and Termination.    Our Board may at any time amend, suspend or terminate the Amended and Restated 1991 Plan, except that our Board may not, without shareholder approval, amend the Amended and Restated 1991 Plan so as to (i) increase the maximum number of shares subject thereto, (ii) reduce the option price per share for shares covered by an option below the price specified in the Amended and Restated 1991 Plan, or (iii) permit the repricing of options and related SARs outstanding under the Amended and Restated 1991 Plan. Additionally, our Board may not modify, impair or cancel any outstanding option or related SAR, or the restrictions, terms or conditions applicable to outstanding restricted stock awards, restricted stock units awards or cash awards, without the consent of the holder thereof.

Plan Benefits

The allocation of the shares available for issuance under the Amended and Restated 1991 Plan is not currently determinable as such allocation depends upon future decisions to be made by the compensation committee of our Board, subject to applicable provisions of the Amended and Restated 1991 Plan. In addition to the equity awards made to our named executive officers in 2011 described above under “Grants of Plan-Based Awards,” awards of 379,537 shares were made to our current executive officers as a group in 2011 and awards of 442,912 shares were made to all other employees as a group in 2011. Because future awards are in the discretion of our Board and compensation committee, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well, all without the need for future shareholder approval.

Material U.S. Federal Income Tax Consequences

The following summary is based on an analysis of the Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only summary of the U.S. federal income tax consequences and such consequences may be either more or less than those described below depending upon an employee’s particular circumstances. This summary is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding penalties that may be imposed under the Code. The Amended and Restated 1991 Plan is not intended to qualify under Section 401(a) of the Code.

Incentive Stock Options.    Generally, no income will be recognized by an optionee for U.S. federal income tax purposes upon the grant or exercise of an incentive stock option. To the extent, however, that an incentive stock option is exercised more than three months (twelve months in the event of disability) after the date of termination of employment for any reason other than death, the option will be taxed in the same manner as described below for nonqualified stock options. The basis of shares transferred to an optionee upon exercise of an incentive stock option is the price paid for the shares. If the optionee holds the shares for at least one year after the transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the shares. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain or loss realized upon disposition will be a capital gain or loss. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the optionee for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, an optionee may be subject to alternative minimum tax as a result of the exercise.

The optionee’s employer is not entitled to a deduction upon the exercise of an incentive stock option. If, however, the optionee disposes of the shares received pursuant to exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, the employer may, subject to the deduction limitations described below, deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

If an optionee uses already owned shares to pay the exercise price for shares under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares are “statutory option stock,” and, if so, whether the statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, “statutory option stock” (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan. If the shares are statutory option stock with respect to which the applicable holding period has been satisfied, or if the shares are not statutory option stock, no income will be recognized by the optionee upon the transfer of the shares in payment of the exercise price of an incentive stock option. If the shares used to pay the exercise price of an incentive stock option are statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of such shares will be a disqualifying disposition described in Section 421(b) of the Code which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering such stock was exercised over the amount paid for such stock.

Nonqualified Stock Options.    No income will be recognized by an optionee for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the optionee’s employer must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide the optionee’s employer with a deduction equal to the amount of ordinary income recognized by the optionee at the time of the recognition by the optionee, subject to the deduction limitations described below.

The basis of shares transferred to an optionee pursuant to the exercise of a nonqualified stock option is the price paid for the shares plus an amount equal to any income recognized by the optionee as a result of the exercise of the option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified stock option, any amount realized over the basis of the shares will constitute capital gain to the optionee for U.S. federal income tax purposes.

If an optionee uses already owned shares to pay the exercise price for shares under a nonqualified stock option, the number of shares received pursuant to the nonqualified stock option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon the exercise will be taxable to the optionee as ordinary income. If the already owned shares are not “statutory option stock” or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified stock option will not be statutory option stock. However, if the already owned shares are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the optionee’s basis will be allocated among the shares received.

SARs. There will be no U.S. federal income tax consequences to either the recipient or the recipient’s employer upon the grant of SARs. Generally, the recipient will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of the cash and the fair market value of any shares received upon the exercise. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the recipient’s income.

Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the awardee will not recognize income for U.S. federal income tax purposes at the time of the award unless the awardee affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the awardee will be required to include in income for U.S. federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The awardee’s employer will be entitled to a deduction at the time of income recognition to the awardee in an amount equal to the amount the awardee is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the shares of restricted stock are awarded, the awardee will recognize ordinary income at the time of the award of the shares of restricted stock, and the awardee’s employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the awardee for such shares. If a Section 83(b) election is made, no additional income will be recognized by the awardee upon the lapse of restrictions on the shares of restricted stock, but, if such shares are subsequently forfeited, the awardee may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the award of such shares.

Dividends paid to an awardee on shares of restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the awardee subject to withholding, unless the awardee made an election under Section 83(b). Subject to the deduction limitations described below, the awardee’s employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the awardee’s income as compensation. If the awardee has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the awardee.

If the restrictions on a restricted stock award are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the awardee will recognize ordinary income for U.S. federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The awardee’s employer will be entitled to a deduction at that time in an amount equal to the amount the awardee is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units.    There will be no U.S. federal income tax consequences to either the awardee or the awardee’s employer upon the award of restricted stock units. Generally, the awardee will recognize ordinary income subject to withholding upon the transfer of shares in satisfaction of the restricted stock units award in an amount equal to the fair market value of the shares so transferred. Subject to the deduction limitations described below, the awardee’s employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the awardee’s income.

Generally, an awardee will recognize ordinary income subject to withholding upon the payment of any dividend equivalents or other cash distributions paid in relation to an award of restricted stock units in an amount equal to the cash the awardee receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the awardee’s income.

Cash Awards.    Generally, the amount paid to an awardee in cash pursuant to a cash award will be ordinary income to the awardee at the time of payment. Subject to the deduction limitations described below, the awardee’s employer generally will be entitled to a corresponding tax deduction equal to the amount of cash includible in the awardee’s income.

Limitations on the Employer’s Compensation Deduction.    Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million. However, generally qualified performance-based compensation is not subject to this $1 million deduction limitation. The approval of the 1991 Plan by our shareholders satisfied certain of the requirements for the payment of qualified performance-based compensation, and the compensation committee generally intends to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and award of options, SARs, restricted stock awards, restricted stock unit awards and cash awards under the Amended and Restated 1991 Plan so that the compensation payable pursuant to such grants and awards will satisfy the requirements to be qualified performance-based compensation. However, it may not be possible in all cases to satisfy such requirements, and the compensation committee may, in its discretion, determine that in one or more cases it is in the Company’s best interests not to satisfy such requirements.

In addition, Section 280G of the Code limits the deduction which an employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals which are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Amended and Restated 1991 Plan upon a change in ownership or control of the Company, an employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable, a disqualified individual receiving an excess parachute payment will be subject to a 20 percent excise tax.

Application of Code Section 409A.    Section 409A of the Code imposes an additional “20 percent plus interest” tax on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A of the Code, “nonqualified deferred compensation” includes equity-based incentive programs, including certain stock options, stock appreciation rights and restricted stock unit programs. Generally, Section 409A of the Code does not apply to incentive stock options, or to nonqualified stock options and SARs granted at fair market value if no deferral is provided beyond exercise, or to shares of restricted stock.

The benefits payable under the Amended and Restated 1991 Plan are intended to be exempt from or compliant with the requirements of Section 409A of the Code. However, if the Amended and Restated 1991 Plan or a grant or award made thereunder fails to comply in form or operation with any applicable requirement of Section 409A of the Code, an optionee or awardee may become subject to the tax imposed by Section 409A of the Code.

Approval of the proposal requires the affirmative vote of a majority of the votes cast at the annual general meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where authorization to vote is withheld.

Recommendation

Our Board unanimously recommends that shareholders vote FOR approval of the amendment and restatement of the 1991 Plan.

OTHER MATTERS

Shareholder Proposals

Any proposal by a shareholder intended to be presented at the 2013 annual general meeting of shareholders must be received by the Company at our principal executive offices at Dorfstrasse 19A, 6340 Baar, Zug, Switzerland, Attention: Julie J. Robertson, Executive Vice President and Secretary, no later than December 4, 2012, for inclusion in our proxy materials relating to that meeting.

In order for a shareholder to bring business before an annual general meeting of shareholders, a written request must be sent to our corporate secretary not less than 60 nor more than 120 days in advance of the annual general meeting, or, in the case of nominations for the election of directors, not less than 90 days in advance of an annual general meeting. Requests regarding agenda items (other than nominations for the election of directors) must include the name and address of the shareholder, a clear and concise statement of the proposed agenda item, and evidence of the required shareholdings recorded in the share register. Requests for nominations for the election of directors must include the name and address of the shareholder, a representation that the shareholder is entitled to vote and intends to appear at the meeting, a description of all arrangements between the director nominee and the shareholder, other information about the director nominee required to be disclosed in the proxy statement by SEC rules, and the consent of the director nominee. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Solicitation of Proxies

The cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for a fee of $16,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram and via the Internet by directors, officers and employees of the Company, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and the Company will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

In some cases, only one copy of the proxy materials are being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon a written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders sharing an address may also submit requests for delivery of a single copy of the proxy materials. To request separate or single delivery of these materials now or in the future, a shareholders may submit a request by telephone at 1 (800)  322-2885 or in writing to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Additional Information about the Company

You can learn more about the Company and our operations by visiting our website at www.noblecorp.com. Among other information we have provided there, you will find:

•	our corporate governance guidelines;

•	the charters of each of our standing committees of the Board;

•	our code of business conduct and ethics (and any amendment thereto or waiver of compliance therewith);

•	our Articles of Association and By-laws;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our board of directors and shareholder relations.

Copies of our corporate governance guidelines, the charters of each of our standing committees of the Board and our code of business conduct and ethics are available in print upon request. For additional information about the Company, please refer to our 2011 Annual Report, which is being made available with this proxy statement.

NOBLE CORPORATION

David W. Williams
Chairman, President and Chief Executive Officer

Baar, Switzerland

April 3, 2012

Appendix A

NOBLE CORPORATION

1991 STOCK OPTION AND RESTRICTED STOCK PLAN

(As Amended and Restated Effective April 27, 2012)

This 1991 Stock Option and Restricted Stock Plan, as amended and restated effective April 27, 2012 (the “Plan”), made and executed by Noble Corporation, a Swiss corporation (the “Company”).

WITNESSETH THAT:

WHEREAS, pursuant to an Agreement and Plan of Merger, Reorganization and Consolidation (as amended, the “Merger Agreement”) dated as of December 19, 2008, by and among the Company, Noble Corporation, a Cayman Islands company, and Noble Cayman Acquisition Ltd., a Cayman Islands company, on March 27, 2009, the Company assumed and became the plan sponsor of the Noble Corporation 1991 Stock Option and Restricted Stock Plan (the “1991 Plan”); and

WHEREAS, the Company amended and restated the 1991 Plan, effective October 29, 2009 (the “2009 Plan”);

WHEREAS, the Company now desires to continue the 2009 Plan by amending and restating its provisions to reflect all prior amendments and reflect an increase in the number of Shares (as defined below) that may be issued pursuant to awards thereunder;

NOW, THEREFORE, pursuant to the provisions of Section 15 of the 2009 Plan, and subject to the provisions of Section 14 of the Plan provisions set forth below, the 2009 Plan is hereby amended and restated in its entirety to read as follows:

Section 1.    Purpose

The purpose of this Plan is to assist the Company in attracting and retaining, as officers and key employees of the Company and its Affiliates, persons of training, experience and ability and to provide such persons with additional performance incentives and more closely align the interests of such persons with those of the shareholders of the Company.

Section 2.    Definitions

Unless the context clearly indicates otherwise, when used in this Plan:

(a)        “Affiliate” means any corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, starting with Noble and ending with the corporation or other entity that has a controlling interest in the corporation or other entity for which the Employee provides direct services. For purposes of this Affiliate definition, the term “controlling interest” has the same meaning as provided in Treasury Regulation section 1.414(c)-2(b)(2)(i), except that the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation section 1.414(c)-2(b)(2)(i).

(b)        “Agreement” means the written agreement (i) between the Company and an Optionee evidencing an Option and any SARs that relate to such Option granted by the Company and the understanding of the parties with respect thereto, or (ii) between the Company and a recipient of a Restricted Stock award, a Restricted Stock Units award, a Cash Award or a Performance Award evidencing the restrictions, terms and conditions applicable to such award and the understanding of the parties with respect thereto.

(c)        “Board” means the Board of Directors of the Company as the same may be constituted from time to time.

(d)        “Cash Award” means a Cash Award awarded under and pursuant to Section 22 of the Plan.

(e)        “Change in Control” means:

(i)      the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then outstanding Registered Shares of the Company (the “Outstanding Parent Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subparagraph (c)(i) the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger, amalgamation or consolidation, if, following such reorganization, merger, amalgamation or consolidation, the conditions described in clauses (A), (B) and (C) of subparagraph (iii) of this Section 2(e) are satisfied; or

(ii)      individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)      consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the shareholders of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 25% or more of the Outstanding Parent Shares or Outstanding Parent Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of the company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or

(iv)      consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the shareholders of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Parent Shares or Outstanding Parent Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(v)      approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, or anything to the contrary set forth herein, a transaction or series of related transactions will not be considered to be a Change of Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) immediately following such transaction(s), the then outstanding shares of common stock (or equivalent security) of such holding company and the combined voting power of the then outstanding voting securities of such holding company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Shares and Outstanding Parent Voting Securities immediately prior to such transaction(s) in substantially the same proportion as their ownership immediately prior to such transaction(s) of the Outstanding Parent Shares and Outstanding Parent Voting Securities, as the case may be, or (B) the shares of Outstanding Parent Voting Securities outstanding immediately prior to such transaction(s) constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction(s).

(f)        “Code” means the Internal Revenue Code of 1986, as amended.

(g)        “Committee” means the Committee provided for in Section 3 of the Plan as the same may be constituted from time to time.

(h)        “Company” means Noble Corporation, a Swiss corporation.

(i)        “Corporate Transaction” shall have the meaning as defined in Section 8 of the Plan.

(j)        “Disability” means the termination of an employee’s employment with the Company or an Affiliate because of a medically determinable physical or mental impairment (i) that prevents the employee from performing his employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (ii) for which the employee is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or an Affiliate.

(k)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)        “Fair Market Value” means the fair market value per Share determined as follows: (i) if a Share is listed or admitted to trading on a securities exchange registered under the Exchange Act, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange on which such Share is listed or admitted to trading, or

(ii) if a Share is not listed or admitted to trading on any such exchange or any similar system then in use, the Fair Market Value per Share shall be the average of the closing high bid and low asked quotations as reported on an inter-dealer quotation system for such Share on the date in question, or (iii) if neither (i) nor (ii) applies, the Fair Market Value per Share shall be determined in good faith by the Committee in accordance with any applicable requirements of Section 409A or 422 of the Code.

(m)        “Immediate Family Members” means the spouse, former spouse, children (including stepchildren) or grandchildren of an individual.

(n)        “Incentive Option” means an Option that is intended to satisfy the requirements of Section 422(b) of the Code.

(o)        “Non-Employee Director” means a director of the Company who satisfies the definition thereof under Rule 16b-3 promulgated under the Exchange Act.

(p)        “Nonqualified Option” means an Option that does not qualify as a statutory stock option under Section 422 or 423 of the Code.

(q)        “Option” means an option to purchase one or more Shares granted under and pursuant to the Plan.

(r)        “Optionee” means a person who has been granted an Option and who has executed an Agreement with the Company.

(s)        “Outside Director” means a director of the Company who is an outside director within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

(t)        “Performance Award” means any Restricted Stock award, Restricted Stock Unit award or Cash Award that has been designated at the time of award as a Performance Award in accordance with the provisions of Section 23 of the Plan.

(u)        “Plan” means the Noble Corporation 1991 Stock Option and Restricted Stock Plan, as amended and restated effective as of April 27, 2012.

(v)        “Restricted Stock” means Shares issued or transferred pursuant to Section 20 of the Plan.

(w)        “Restricted Stock Unit” means a Restricted Stock Unit awarded under and pursuant to Section 21 of the Plan that provides for the issuance or transfer of one Share upon the satisfaction of the terms, conditions and restrictions applicable to such Restricted Stock Unit.

(x)        “Retirement” means the termination of an employee’s employment with the Company or an Affiliate for any reason (other than death, Disability or termination on account of fraud, dishonesty or other acts detrimental to the interests of the Company or an Affiliate) on or after the date as of which the sum of such employee’s age and the number of such employee’s years of continuous service with the Company and its

Affiliates (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition agreement) equals or exceeds 60.

(y)        “SARs” means stock appreciation rights granted pursuant to Section 7 of the Plan.

(z)        “Securities Act” means the Securities Act of 1933, as amended.

(aa)      “Share” means one registered share of the Company, or any stock or other security hereafter issued or issuable in substitution or exchange for a Share.

Section 3.    Administration

The Plan shall be administered by, and the decisions concerning the Plan shall be made solely by, the Compensation Committee of the Board. The Committee shall be comprised of two or more directors of the Company, each of whom shall be a Non-Employee Director and an Outside Director. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee. In making grants or awards, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Affiliates and such other considerations as the Board may from time to time specify.

The Committee shall hold its meetings at such times and at such places as it may determine. A majority of the members of the Committee shall constitute a quorum. All decisions and determinations of the Committee shall be made by the majority vote or decision of the members present at any meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been made by a majority vote or decision at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the express provisions of the Plan, the articles of association or by-laws of the Company or any resolutions of the Board.

All questions of interpretation or application of the Plan, or of a grant or award of an Option and any SARs that relate to such Option, or of a Restricted Stock award, a Restricted Stock Units award, a Cash Award or a Performance Award, including questions of interpretation or application of an Agreement, shall be subject to the determination of the Committee, which determination shall be final and binding upon all parties.

Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole and absolute discretion, (a) to adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan; (b) to construe the Plan; (c) to make all other determinations necessary or advisable for administering the Plan; (d) to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) the term and the period or periods and extent of exercisability of Options, (ii) the extent to which transfer restrictions shall apply to Shares issued upon exercise of Options or any SARs that relate to such Options or in settlement of awards of Restricted Stock Units, (iii) the effect of termination of employment upon the exercisability of Options, and (iv) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service) upon the exercisability of Options; (e) to accelerate, regardless of whether the Agreement so provides, (i) the time of exercisability of any Option and SAR that relates to such Option, (ii) the time of the lapsing of restrictions on any Restricted Stock award that is not a Performance Award, or (iii) the time of the lapsing of restrictions on or for the vesting or payment of any Restricted Stock Units award or Cash Award that is not a Performance Award, provided that (iv) such acceleration does not subject the benefits payable under a Restricted Stock Units award or Cash Award to the tax imposed by Section 409A of the Code, and (v) with respect to an Option and SAR that relates to such Option, a Restricted Stock award, a Restricted Stock Units award or a Cash Award that was granted or awarded on or after February 6, 2010, such an acceleration shall be made only by reason of the death, Disability or Retirement of the person to whom such Option and SAR, Restricted Stock award, Restricted Stock Units award or Cash Award was granted or awarded, or in connection with a Change in Control; (f) subject to Section 18 of the Plan, to amend any Agreement provided that such amendment does not (i) adversely affect the Optionee or awardee under such Agreement in a material way without the consent of such Optionee or awardee, or (ii) cause any benefit provided or payable under such Agreement that is intended to comply with or be exempt from Section 409A of the Code, or intended to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), to fail to comply with or be exempt from Section 409A of the Code or to fail to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), respectively; (g) to construe the respective Agreements; and (h) to exercise the powers conferred on the Committee under the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Section 3 shall be final and conclusive.

In addition to the powers of the Committee specified elsewhere in the Plan, the Committee may by resolution delegate its authority to make grants hereunder to a member of the Committee or to an executive officer of the Company (the “Representative”). The Representative shall, subject to the terms and conditions specified by the Committee, have the authority to issue awards under the Plan to officers or key employees of the Company and its subsidiaries who are not subject to Section 16 of the Exchange Act.

Section 4.    Shares Subject to the Plan

(a)        The maximum number of Shares that may be issued pursuant to grants or awards made under the Plan shall not exceed 50,100,000 Shares in the aggregate; the maximum number of Shares that may be issued on or after April 27, 2012, pursuant to Incentive Stock Options shall not exceed 5,200,000 Shares in the aggregate; and the maximum number of Shares for which Options and SARs may be granted, which may be issued as Restricted Stock, or which may be made subject to awards of Restricted Stock Units, to any one person during any continuous five-year period shall not exceed 3,000,000 Shares in the aggregate; provided further that each such maximum number of Shares shall be increased or decreased as provided in Section 13 of the Plan. Shares available under the Plan may be unissued Shares from the Company’s authorized or conditional share capital or Shares held in treasury by the Company or one or more subsidiaries of the Company.

(b)        At any time and from time to time, the Committee, pursuant to the provisions herein set forth, may grant Options and any SARs that relate to such Options,

and award Restricted Stock and Restricted Stock Units until the applicable maximum number of Shares shall be exhausted or the Plan shall be sooner terminated.

(c)        Shares subject to an Option that expires or terminates prior to exercise, and Shares that previously have been awarded as Restricted Stock or made subject to an award of Restricted Stock Units that have since been forfeited, shall remain available for issuance pursuant to grants or awards made under the Plan. No Option shall be granted and no Restricted Stock or Restricted Stock Units shall be awarded if the number of Shares for which Options have been granted, plus the number of Shares that have been awarded as Restricted Stock and the number of Shares that have been made subject to awards of Restricted Stock Units, and which pursuant to this Section are not again available for grant or award would, if such Option were granted or such Restricted Stock or Restricted Stock Units were awarded, exceed 50,100,000 (as increased or decreased as provided in Section 13 of the Plan).

(d)        No Shares tendered or surrendered in payment of the option price of an Option in accordance with the provisions of Section 11(c) of the Plan, or withheld or delivered to satisfy withholding obligations in accordance with the provisions of Section 19(c) of the Plan, shall be available after such tender, surrender, withholding or delivery for the grant of Options or the award of Restricted Stock or Restricted Stock Units pursuant to the provisions of the Plan.

Section 5.    Eligibility

The persons who shall be eligible to receive grants of Options and any SARs that relate to such Options, and to receive Restricted Stock awards, Restricted Stock Unit awards, Cash Awards and Performance Awards, shall be the employees (including officers who are employees) of the Company or one or more of its Affiliates.

Section 6.    Grant of Options

(a)        From time to time while the Plan is in effect, the Committee may, in its sole and absolute discretion, select from among the persons eligible to receive a grant of Options under the Plan (including persons who have already received such grants of Options) such one or more of them as in the opinion of the Committee should be granted Options. The Committee shall thereupon, likewise in its sole and absolute discretion, determine the number of Shares to be allotted for option to each person so selected.

(b)        Each person shall enter into an Agreement with the Company, in such form as the Committee may prescribe, setting forth the terms and conditions of the Option.

(c)        Each Agreement that includes SARs in addition to an Option shall comply with the provisions of Section 7 of the Plan.

Section 7.    Grant of SARs

The Committee may from time to time grant SARs in conjunction with all or any portion of any Option either (i) at the time of the initial Option grant (not including any subsequent modification that may be treated as a new grant of an Incentive Option for purposes of

Section 424(h) of the Code), or (ii) with respect to Nonqualified Options, at any time after the initial Option grant while the Nonqualified Option is still outstanding (provided that the grant of such SAR will not subject such Option or SAR or the related Shares to the tax imposed under Section 409A of the Code). SARs shall not be granted other than in conjunction with an Option granted hereunder.

SARs granted hereunder shall comply with the following conditions and also with the terms of the Agreement governing the Option in conjunction with which they are granted:

(a)        The SAR shall expire no later than the expiration of the underlying Option.

(b)        Upon the exercise of an SAR, the Optionee shall be entitled to receive payment equal to the excess of the aggregate Fair Market Value of the Shares with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such Shares as provided in the related Option. Payment may be made in Shares, valued at their Fair Market Value on the date of exercise, or in cash, or partly in Shares and partly in cash, as determined by the Committee in its sole and absolute discretion.

(c)        SARs shall be exercisable (i) only at such time or times and only to the extent that the Option to which they relate shall be exercisable, (ii) only when the Fair Market Value of the Shares subject to the related Option exceeds the purchase price of the Shares as provided in the related Option, and (iii) only upon surrender of the related Option or any portion thereof with respect to the Shares for which the SARs are then being exercised.

(d)        Upon exercise of an SAR, a corresponding number of Shares subject to purchase under the related Option shall be canceled. Such canceled Shares shall be charged against the Shares reserved for the Plan, as provided in Section 4 of the Plan, as if the Option had been exercised to such extent and shall not be available for future Option grants or awards of Restricted Stock or Restricted Stock Units hereunder.

Section 8.    Option Price

The option price for each Share covered by an Incentive Option or a Nonqualified Option shall be equal to the Fair Market Value of such Share at the time such Option is granted. Notwithstanding the preceding, if the Company or an Affiliate agrees to substitute a new Option under the Plan for an old Option, or to assume an old Option, by reason of a corporate merger, amalgamation, consolidation, acquisition of property or shares, separation, reorganization, or liquidation (any of such events being referred to herein as a “Corporate Transaction”), the option price of the Shares covered by each such new Option or assumed Option may be other than the Fair Market Value of the Shares at the time the Option is granted as determined by reference to a formula, established at the time of the Corporate Transaction, which will give effect to such substitution or assumption, provided, however, that in all events the requirements of Treasury Regulation section 1.424-1 (but in the case of a Nonqualified Option, without regard to the requirement described in section 1.424-1(a)(2)) shall be satisfied. In the case of an Incentive Option, in the event of a conflict between the terms of this Section 8 and the above cited statute, regulations and rulings, or in the event of an omission in this Section 8 of a provision required by said laws, the latter shall control in all respects and are hereby incorporated herein by reference as if set out at length.

Section 9.    Option Period and Terms of Exercise

(a)        Each Option shall be exercisable during such period of time as the Committee may specify, but in no event for longer than 10 years from the date when the Option is granted; provided, however, that:

(i)      All rights to exercise an Option and any SARs that relate to such Option shall, subject to the provisions of subsection (b) of this Section 9, terminate six months after the date the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason other than death, Disability or Retirement, except that, in the event of the termination of employment of the Optionee on account of fraud, dishonesty or other acts detrimental to the interests of the Company or an Affiliate, the Option and any SARs that relate to such Option shall thereafter be null and void for all purposes. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its Affiliates.

(ii)      If the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, by reason of his death, Disability or Retirement, all rights to exercise such Option and any SARs that relate to such Option shall, subject to the provisions of subsection (b) of this Section 9, terminate five years thereafter.

(b)        In no event may an Option or any SARs that relate to such Option be exercised after the expiration of the term thereof.

Section 10.    Transferability of Options and SARs

No Option or any SARs that relate to such Option shall be transferable, other than by will or the laws of descent and distribution, or the rules thereunder, and may be exercised during the life of the Optionee only by the Optionee, except as otherwise provided herein below. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of any Nonqualified Options and any related SARs to be granted to an Optionee to be on terms which permit transfer by such Optionee (i) by gift to the Immediate Family Members of such Optionee, partnerships whose only partners are such Optionee or the Immediate Family Members of such Optionee, limited liability companies whose only shareholders or members are such Optionee or the Immediate Family Members of such Optionee, and trusts established solely for the benefit of such Optionee or the Immediate Family Members of such Optionee, or (ii) to any other persons or entities in the discretion of the Committee; provided, that (x) the Agreement pursuant to which such Nonqualified Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 10, and (y) subsequent transfers of transferred Options (and any related SARs) shall be prohibited except those made by will or the laws of descent and distribution. Following transfer, any such Options (and any related SARs) shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided, that for purposes of the Plan, the term “Optionee” shall be deemed to refer to the transferee. The events of any termination of employment set forth in Section 9 hereof shall continue to be applied with respect to the original Optionee, following which the transferred Options (and any related SARs) shall be exercisable by the transferee only to the extent, and for the periods, specified in Section 9.

Section 11.    Exercise of Options and SARs

(a)        During the lifetime of an Optionee, only such Optionee may exercise an Option or any SARs that relate to such Option granted to such Optionee. In the event of an Optionee’s death, any then exercisable portion of his or her Option and any SARs that relate to such Option may, within five years thereafter, or earlier date of termination of the Option, be exercised in whole or in part by the duly authorized representative of the deceased Optionee’s estate.

(b)        At any time, and from time to time, during the period when any Option and any SARs that relate to such Option, or a portion thereof, are exercisable, such Option or SARs, or portion thereof, may be exercised in whole or in part; provided, however, that the Committee may require any Option or SAR that is partially exercised to be so exercised with respect to at least a stated minimum number of Shares.

(c)        Each exercise of an Option, or a portion thereof, shall be evidenced by a notice in writing to the Company accompanied by payment in full of the option price of the Shares then being purchased. Payment in full shall mean payment of the full amount due, either (i) in cash, by certified check or cashier’s check, or (ii) in the sole and absolute discretion of the Committee, and in the accordance with any administrative guidelines or procedures that may be established by the Committee, (A) by tendering one or more already owned, nonforfeitable and unrestricted Shares having an aggregate Fair Market Value at the time of exercise equal to the total option price (or the portion thereof being paid with such Shares), or (B) by surrendering such number of the Shares with respect to which such Option is being exercised having an aggregate Fair Market Value at the time of exercise equal to the total option price (or the portion thereof being paid with such Shares), or (iii) in any combination of the forms specified in (i) or (ii) of this subsection; provided, however, that payment of the option price of an Option by means of tendering or surrendering Shares shall not be permitted when the same may cause the Company to incur or record a financial or tax loss or expense that is not acceptable to the Committee.

(d)        Notwithstanding anything contained herein to the contrary, at the request of an Optionee and to the extent permitted by applicable law, the Committee may, in its sole and absolute discretion, selectively approve arrangements with a brokerage firm or firms under which any such brokerage firm shall, on behalf of the Optionee, make payment in full to the Company of the option price of the Shares then being purchased, and the Company, pursuant to an irrevocable notice in writing from the Optionee, shall make prompt delivery of the appropriate number of Shares to such brokerage firm. Payment in full for purposes of the immediately preceding sentence shall mean payment of the full amount due, either in cash or by certified check or cashier’s check.

(e)        Each exercise of SARs, or a portion thereof, shall be evidenced by a notice in writing to the Company.

(f)        No Share shall be issued upon exercise of an Option until full payment therefor has been made and the par value of the Share has been fully paid-up, and an

Optionee shall have none of the rights of a shareholder of the Company with respect to such Share until such Share is issued to him.

(g)        Nothing herein or in any Agreement shall require the Company to issue any Shares upon exercise of an Option or SAR if such issuance would, in the opinion of counsel for the Company, constitute a violation of applicable law. Upon the exercise of an Option or SAR (as a result of which the Optionee receives Shares), or portion thereof, the Optionee shall give to the Company satisfactory evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution; provided, however, if or to the extent that the Shares delivered to the Optionee shall be included in a registration statement filed by the Company under the Securities Act, such investment representation shall be abrogated.

Section 12.    Delivery of Shares

As promptly as may be practicable after an Option or SAR (as a result of the exercise of which the Optionee receives Shares), or a portion thereof, has been exercised as hereinabove provided, or Shares are to be issued or transferred in settlement of a Restricted Stock Units award, the Company shall make delivery of the appropriate number of Shares. In the event that an Optionee exercises both (i) an Incentive Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, and (ii) a Nonqualified Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, separately identifiable Shares shall be issued in certificate or book-entry form, one for the Shares subject to the Incentive Option and one for the Shares subject to the Nonqualified Option.

Section 13.    Changes in Company’s Shares and Certain Corporate Transactions

If at any time while the Plan is in effect there shall be any increase or decrease in the number of issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a dividend in Shares or through any recapitalization, amalgamation, merger, demerger or conversion or otherwise in which the Company is the surviving corporation, resulting in a split-up, combination or exchange of Shares of the Company, then and in each such event:

(a)        An appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned or awarded under the Plan, to the end that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned and awarded;

(b)        Appropriate adjustment shall be made (i) in the number of Shares and the option price per Share thereof then subject to purchase pursuant to each Option previously granted and then outstanding, to the end that the same proportion of the Company’s issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate option price; and (ii) in the number of Shares then subject to each award of Restricted Stock Units previously awarded and then outstanding, to the end that the same proportion of the Company’s issued and outstanding Shares in each such instance shall remain subject to issuance or transfer in settlement of such award.

(c)        In the case of Incentive Options, any such adjustments shall in all respects satisfy the requirements of Section 424(a) of the Code and the Treasury regulations and other guidance promulgated thereunder, and in the case of Nonqualified Options and Restricted Stock Unit awards, any such adjustments shall in all respects satisfy the requirements of Section 409A of the Code and the Treasury regulations and other guidance promulgated thereunder.

Except as is otherwise expressly provided herein, the issuance by the Company of shares of its capital securities of any class, or securities convertible into shares of capital securities of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or option price of Shares then subject to outstanding Options or the number of Shares then subject to outstanding awards of Restricted Stock Units. Furthermore, the presence of outstanding Options or outstanding awards of Restricted Stock Units shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, amalgamations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, demerger, conversion, amalgamation or consolidation of the Company; (iii) any issue by the Company of debt securities or preferred shares that would rank above the Shares subject to outstanding Options or outstanding awards of Restricted Stock Units; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

Section 14.    Effective Date

The 1991 Stock Option and Restricted Stock Plan was originally adopted on January 31, 1991, and amended thereafter (collectively, the “1991 Plan”); the Company subsequently amended and restated the 1991 Plan, effective October 29, 2009, and such amended and restated plan has been amended thereafter (collectively, the “2009 Plan”). This amendment and restatement of the 2009 Plan was adopted by the Board on February 3, 2012, and will become effective as of April 27, 2012, if at least a majority of the Shares entitled to vote at the meeting of the shareholders of Noble to be held on April 27, 2012 is present, a relative majority of the votes cast approve this amendment and restatement of the Plan, and the total votes cast on the proposal to approve this amendment and restatement of the Plan represents at least a majority of the shares entitled to vote on the proposal. If the Plan is not so approved at such meeting, then the 2009 Plan as in effect immediately prior to such meeting shall remain in effect.

Section 15.    Amendment, Suspension or Termination

The Board may at any time amend, suspend or terminate the Plan; provided, however, that the Board may not, without approval of the shareholders of the Company, amend the Plan so as to (a) increase the maximum number of Shares subject thereto, as specified in Sections 4(a) and 13 of the Plan, (b) reduce the option price for Shares covered by Options granted hereunder below the price specified in Section 8 of the Plan, or (c) permit the “repricing” of Options and any SARs that relate to such new Options in contravention of Section 18 of the Plan; and provided further, that the Board may not modify, impair or cancel any outstanding Option or SAR that relates to such Option, or the restrictions, terms or conditions applicable to outstanding Restricted Stock awards, Restricted Stock Units awards, Cash Awards or Performance Awards, without the consent of the holder thereof.

Notwithstanding any provision in the Plan to the contrary, the Plan shall not be amended or terminated in such manner that would cause the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect.

Section 16.    Requirements of Law

Notwithstanding anything contained herein or in any Agreement to the contrary, the Company shall not be required to sell, issue or transfer or cause to be sold, issued or transferred Shares under any Option, SAR, Restricted Stock award or Restricted Stock Units award if the sale, issuance or transfer thereof would constitute a violation by the Optionee, awardee, the Company or any of its Affiliates of any provision of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale, issuance or transfer of Shares upon the exercise of an Option or SAR, the award of Restricted Stock or the settlement of a Restricted Stock Units award, the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable to assure compliance with any such law or regulation.

Section 17.    Incentive Options

At the time an Option is granted, the Committee may, in its sole and absolute discretion, designate such Option as an Incentive Option intended to qualify under Section 422(b) of the Code; provided, however, that Incentive Options may be granted only to employees of the Company or a “parent corporation” or a “subsidiary corporation” of the Company (which terms, for the purposes of this Section 17 and any Incentive Stock Option granted under the Plan, shall have the meanings set forth in Section 424(e) and (f) of the Code, respectively). Any provision of the Plan to the contrary notwithstanding, (a) no Incentive Option shall be granted to any person who, at the time such Incentive Option is granted, owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or of its parent or subsidiary corporation (within the meaning of Section 422(b)(6) of the Code) unless the option price under such Incentive Option is at least 110 percent of the Fair Market Value of the Shares subject to the Incentive Option at the date of its grant and such Incentive Option is not exercisable after the expiration of five years from the date of its grant, and (b) the aggregate Fair Market Value of the Shares subject to an Incentive Option and the aggregate Fair Market Value of the shares of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) subject to any other incentive stock option (within the meaning of Section 422(b) of the Code) of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation), that may become exercisable for the first time by any individual during any calendar year, shall not (with respect to any Optionee) exceed $100,000, determined as of the date the Incentive Option is granted.

Section 18.    Modification of Options and SARs

Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options and any SARs that relate to such Options granted under the Plan. The Committee shall not have authority to accept the surrender or cancellation of any Options and any SARs that relate to such Options outstanding hereunder (to the extent not theretofore exercised) and grant new Options and any SARs that relate to such new Options hereunder in substitution therefor (to the extent not theretofore exercised) at any option price that is less than the option price of the Options surrendered or cancelled. Notwithstanding the foregoing provisions of this Section 18, no modification of an outstanding Option and any SARs that relate to such Option granted hereunder shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option and any SARs that relate to such Option theretofore granted hereunder to such Optionee, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of Section 422(b) of the Code.

No modification, extension or renewal authorized by this Section 18 shall be made by the Committee in such manner that would cause or result in the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such modification, extension or renewal that may reasonably be expected to result in such non-compliance shall be of no force or effect.

Section 19.    Agreement Provisions

(a)        Each Agreement shall contain such provisions (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and any SARs that relate to such Option and the transfer of Shares thereby acquired, or upon the Shares issued or transferred in settlement of an award of Restricted Stock Units) as the Committee shall deem advisable.

(b)        Each Agreement shall recite that it is subject to the Plan and that the Plan shall govern where there is any inconsistency between the Plan and the Agreement.

(c)        Each Agreement shall contain a covenant by the Optionee or awardee, in such form as the Committee may require in its discretion, that he or she consents to and will take whatever affirmative actions are required, in the opinion of the Committee, to enable the Company or appropriate Affiliate to satisfy any applicable tax obligations (including but not limited to, tax withholding obligations), social security obligations and pension plan obligations. An Agreement may contain such provisions as the Committee deems appropriate to enable the Company or its Affiliates to satisfy any such obligations, including provisions permitting the Company, upon the exercise of an Option or SAR (as a result of which the Optionee receives Shares) or the satisfaction of the conditions for the issuance or transfer of Shares in settlement of a Restricted Stock Units award, to withhold Shares otherwise issuable to the Optionee exercising the Option or SAR or to the awardee of such Restricted Stock Units award, or to accept delivery of Shares owned by the Optionee or awardee, to satisfy the applicable withholding obligations.

(d)        Each Agreement relating to an Incentive Option shall contain a covenant by the Optionee immediately to notify the Company in writing of any disqualifying disposition (within the meaning of Section 421(b) of the Code) of Shares received upon the exercise of an Incentive Option.

(e)        Any provision of this Plan to the contrary notwithstanding, the Agreement evidencing each Restricted Stock award, Restricted Stock Units award or Cash Award awarded on or after February 6, 2010, shall provide for a restriction period with respect to a Restricted Stock award, or a vesting period with respect to a Restricted Stock Units award or Cash Award, that shall not be less than three years from the date of the awarding of such award so that the restrictions may cease or vesting may occur with respect to no more than one-third of the Shares or amount subject to such award on each of the first three anniversaries of the date of the awarding of such award; provided, however, that notwithstanding the foregoing provisions of this subsection (e), the Committee in its sole and absolute discretion may provide in an Agreement evidencing an award that its restrictions shall cease or such award shall vest upon the death, Disability or Retirement of the person to whom such award was awarded, or in connection with a Change in Control.

Section 20.    Restricted Stock

(a)        From time to time while the Plan is in effect, the Committee may, in its sole and absolute discretion, award Shares of Restricted Stock to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive awards of Restricted Stock. Any award of Restricted Stock shall be made from Shares subject hereto as provided in Section 4 of the Plan.

(b)        A Share of Restricted Stock shall be subject to such restrictions, terms and conditions, including forfeitures, if any, as may be determined by the Committee, which may include, without limitation, the rendition of services to the Company or its Affiliates for a specified time or the achievement of specific goals, and to the further restriction that no such Share may be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the terms and conditions set by the Committee at the time of the award of the Restricted Stock have been satisfied. A Restricted Stock award may be a Performance Award or an award that is not a Performance Award. Each recipient of an award of Restricted Stock shall enter into an Agreement with the Company, in such form as the Committee shall prescribe, setting forth the restrictions, terms and conditions of such award.

If a person is awarded Shares of Restricted Stock, whether or not escrowed as provided below, the person shall be the record owner of such Shares and shall have all the rights of a shareholder of the Company with respect to such Shares (unless the escrow agreement, if any, specifically provides otherwise), including the right to vote and the right to receive dividends or other distributions made or paid with respect to such Shares. Any certificate or certificates representing Shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the Noble Corporation 1991 Stock Option and Restricted Stock Plan and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of in any manner except as set forth in the terms of the agreement embodying the award of such shares dated             , 20    .

In order to enforce the restrictions, terms and conditions that may be applicable to a person’s Shares of Restricted Stock, the Committee may require the person, upon the receipt of a certificate or certificates representing such Shares or the issuance of such Shares in book-entry form, or at any time thereafter, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with the Company or an escrow agent designated by the Company under an escrow agreement, or to enter into an escrow agreement pertaining to Shares issued in book-entry form, in such form as by the Committee shall prescribe.

After the satisfaction of the restrictions, terms and conditions set by the Committee at the time of an award of Restricted Stock to a person, the Share certificate legend set forth above and any similar evidence of a transfer restriction applicable to a Share issued in book-entry form shall be removed with respect to the number of Shares that are no longer subject to such restrictions, terms and conditions.

The Committee shall have the authority (and the Agreement evidencing an award of Restricted Stock may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of such restrictions with respect to any or all of the Shares of Restricted Stock awarded to a person on or after February 6, 2010, on such terms and conditions as the Committee may deem appropriate, provided that such a cancellation (i) shall be made only by reason of the death, Disability or Retirement of the person to whom such Restricted Stock award has been awarded, or in connection with a Change in Control, and (ii) does not cause any Shares of Restricted Stock that were awarded as a Performance Award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e).

(c)        Without limiting the provisions of the first paragraph of subsection (b) of this Section 20, if a person to whom Restricted Stock has been awarded ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason, prior to the satisfaction of any terms and conditions of an award, any Restricted Stock remaining subject to restrictions shall thereupon be forfeited by the person and transferred, assigned and delivered to, and reacquired by, the Company or an Affiliate at no cost to the Company or the Affiliate; provided, however, if the cessation is due to the person’s death, Retirement or Disability, the Committee may, in its sole and absolute discretion, deem that the terms and conditions have been met for all or part of such remaining portion. In the event of such forfeiture, the person, or in the event of his death, his personal representative, shall forthwith transfer, assign and deliver to the Secretary of the Company the Shares of Restricted Stock remaining subject to such restrictions, accompanied by such instruments of transfer, assignment and delivery, if any, as may reasonably be required by the Secretary of the Company.

(d)        In case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee may provide that payment of Restricted Stock shall take the form of the kind and amount of shares and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable upon such consolidation or merger.

Section 21.    Restricted Stock Units

(a)        From time to time while the Plan is in effect, the Committee may, in its sole and absolute discretion, award Restricted Stock Units to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive awards of Restricted Stock Units. The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which a Restricted Stock Unit may become vested or be forfeited and/or providing for vesting upon the achievement of specified performance goals. A Restricted Stock Units award may be a Performance Award or an award that is not a Performance Award. Upon the lapse of restrictions with respect to each Restricted Stock Unit, the person to whom such award was made shall be entitled to receive one Share as provided in the Agreement. Such person shall not be required to make any payment for a Restricted Stock Unit or for the issuance or transfer of a Share in settlement of a Restricted Stock Unit.

(b)        To the extent provided by the Committee in its sole and absolute discretion, a Restricted Stock Units award may include a tandem cash dividend equivalent right or other cash distribution right that provides for the payment, with respect to each Share that is subject to such Restricted Stock Units award (i.e., has not been issued or transferred in settlement thereof or forfeited), of an amount in cash equal to the amount of any cash dividend or other cash distribution paid by the Company with respect to a Share while such Restricted Stock Units award remains outstanding. The Committee, in its sole and absolute discretion, may provide for the amount of any such cash dividend or other cash distribution (i) to be paid directly to the awardee of such Restricted Stock Units award at the time of payment of the related cash dividend or other cash distribution, (ii) to be credited to a bookkeeping account subject to the same vesting and payment provisions that apply to such Restricted Stock Units award (with or without interest in the sole and absolute discretion of the Committee), or (iii) to be subject to such other provisions or restrictions as may be determined by the Committee in its sole and absolute discretion.

(c)        At the time of awarding Restricted Stock Units, the Committee may, in its sole and absolute discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the awarded Restricted Stock Units, including without limitation rules pertaining to the termination of employment (by reason of death, Disability, Retirement or otherwise) of the person to whom such award was made.

Section 22.    Cash Awards

The Committee may, in its sole and absolute discretion, award Cash Awards to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive Cash Awards. A Cash Award shall provide for the payment of a cash bonus upon the achievement of specified performance goals. A Cash Award may be a Performance Award or an award that is not a Performance Award. The Committee shall specify the terms, conditions, restrictions and limitations that apply to a Cash Award (which need not be identical among the persons to whom such awards are made).

Section 23.    Performance Awards

(a)        The Options and SARs granted pursuant to the Plan are granted under terms that are designed to provide for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e). In addition, at the time of awarding any Restricted Stock award, Restricted Stock Units award or Cash Award the Committee may, in its sole and absolute discretion, designate such award to be a Performance Award that is intended to satisfy the requirements for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e) (such requirements the “162(m) Requirements”). The compensation payable under Performance Awards shall be provided or paid solely on account of the attainment of one or more preestablished, objective performance goals during a specified performance period that shall not be shorter than one year, and shall comply with the 162(m) Requirements.

(b)        Each Agreement embodying a Performance Award shall set forth (i) the maximum amount that may be earned thereunder in the form of cash or Shares, as applicable, (ii) the performance goal or goals and level of achievement applicable to such Performance Award, (iii) the performance period over which performance is to be measured, and (iv) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan or the 162(m) Requirements.

(c)        The performance goal or goals for a Performance Award shall be established in writing by the Committee based on one or more performance goals as set forth in this Section 23 not later than 90 days after commencement of the performance period with respect to such award, provided that the outcome of the performance in respect of the goal or goals remains substantially uncertain as of such time. At the time of the award of a Performance Award, and to the extent permitted under Section 162(m) of the Code and the Treasury regulations and other guidance promulgated thereunder, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.

(d)        The performance goal or goals to be used for the purposes of Performance Awards may be described in terms of objectives that are related to the particular eligible employee to whom the award is being made, or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which such person is employed or with respect to which such person performs services, and may consist of one or more or any combination of the following criteria: (a) an amount or level of earnings or cash flow, (b) earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis), (c) return on equity or assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA, (f) revenues, (g) income, net income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) proceeds of sale or other disposition, (j) share price, (k) total shareholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, or similar business transactions, (q) net asset value per share, (r) economic value added, (s) individual business objectives, (t) operational downtime, efficiency or rig utilization, and/or (u) safety results. The performance goals based on these performance measures may be made relative to the performance of peers or other business entities.

(e)        Prior to the payment of any compensation pursuant to a Performance Award, the Committee shall certify in writing that the applicable performance goal or goals and other material terms of the Award have been satisfied. The Committee in its sole and absolute discretion shall have the authority to reduce, but not to increase, the amount payable in cash and the number of Shares to be granted, issued, retained or vested pursuant to a Performance Award.

(f)        Any provision of this Plan to the contrary notwithstanding, (i) the maximum number of Shares that may be subject to all Options and SARs granted to any one person during any one calendar year shall not exceed 3,000,000 in the aggregate, (ii) the maximum number of Shares that may be awarded as Restricted Stock or made subject to all Restricted Stock Units awards awarded to any one person during any one calendar year shall not exceed 3,000,000 in the aggregate, and (iii) the maximum amount that may be paid under all Cash Awards awarded to any one person during any one calendar year shall not exceed $15,000,000 in the aggregate, provided that each such maximum number of Shares shall be increased or decreased as provided in Section 13 of the Plan.

Section 24.    General

(a)        Nothing contained in the Plan or in any Agreement shall confer upon any employee the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate his or her employment at any time, with or without cause.

(b)        Neither the members of the Board nor any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan, or any Option and any SARs that relate to such Option granted hereunder, or any Restricted Stock, Restricted Stock Unit, Cash Award or Performance Award awarded hereunder, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expenses (including counsel fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance coverage that may be in effect from time to time.

(c)        Any payment of cash or any issuance or transfer of Shares to the Optionee or the recipient of any other award awarded under the Plan, or to his or her legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any such person, as a condition precedent to such payment, to execute a release and receipt therefor in such form as the Committee shall determine.

(d)        Neither the Committee, the Board nor the Company guarantees the Shares from loss or depreciation.

(e)        All expenses incident to the administration of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company or its Affiliates.

(f)        Records of the Company and its Affiliates regarding a person’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

(g)        Any action required of the Company shall be by resolution of its Board or by a person authorized to act by resolution of the Board. Any action required of the Committee shall be by resolution of the Committee or by a person authorized to act by resolution of the Committee.

(h)        If any provision of the Plan or any Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such Agreement, as the case may be, but such provision shall be fully severable and the Plan or such Agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

(i)        Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company, an Optionee or a recipient of any other award awarded under the Plan may change, at any time and from time to time, by written notice to the other, the address that it or he or she had theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Optionee and other award recipient shall specify as its and his or her address for receiving notices the address set forth in the Agreement pertaining to the Option or other award to which such notice relates.

(j)        Any person entitled to notice hereunder may waive such notice.

(k)        The Plan shall be binding upon each Optionee and each recipient of any other award awarded under the Plan, and his or her heirs, legatees, distributes, permitted transferees and legal representatives, upon the Company, its successors and assigns, and upon the Committee and its successors.

(l)        The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

(m)        All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas, except to the extent Texas law is preempted by Federal law of the United States, or the laws of Switzerland.

(n)        Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

(o)        The Plan is intended to comply with Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with the application of Section 409A of the Code. The benefits payable under the Plan are intended to be exempt from or compliant with the requirements of Section 409A of the Code, and neither the Company nor the Committee shall cause or permit any payment, benefit or consideration to be substituted for a benefit that is payable under the Plan if such action would result in the failure of any benefit that is subject to Section 409A of the Code to comply with the applicable requirements of Section 409A of the Code. No adjustment authorized by Section 13 or any other Section of the Plan shall be made by the Company or the Committee in such manner that would cause or result in the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such adjustment that may reasonably be expected to result in such non-compliance shall be of no force or effect.

(p)        No right or interest of an awardee under any Restricted Stock Units award, Cash Award or Performance Award may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law), and no such right or interest shall be liable for or subject to any debt, obligation or liability of such awardee.

IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope to the following address, arriving no later than the close of business, U.S. Eastern time, on April 26, 2012:

•	Noble Corporation

  c/o MacKenzie Partners, Inc.

  Corporate Election Services

  P.O. Box 3230

  Pittsburgh, PA 15230-9404

     or, if granting a proxy to the independent representative:

•	Mr. Christian Koller

  c/o Gloor & Sieger

  Utoquai 37

  P. O. Box 581

  CH 8024 Zurich, Switzerland

ê  Please sign and date the proxy card below and fold and detach the card at the perforation before mailing.  ê

NOBLE CORPORATION ANNUAL GENERAL MEETING OF SHAREHOLDERS ON APRIL 27, 2012

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please check one of the following two boxes:

❑

The signatory, revoking any proxy heretofore given in connection with the Annual General Meeting described below, appoints Noble Corporation as proxy, with full powers of substitution, to represent the signatory at the Annual General Meeting on April 27, 2012 and to vote all shares the signatory is entitled to vote at such Annual General Meeting on all matters properly presented at the meeting.

❑

The signatory, revoking any proxy heretofore given in connection with the Annual General Meeting described below, appoints the independent representative, Mr. Christian Koller of Gloor & Sieger (the “Independent Representative”), with full powers of substitution, to represent the signatory at the Annual General Meeting on April 27, 2012 and to vote all shares the signatory is entitled to vote at such Annual General Meeting on all matters properly presented at the meeting.

If you appoint either Noble Corporation or the Independent Representative to represent you at the Annual General Meeting on April 27, 2012, please provide your voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. If you do not check either of the above boxes, your proxy will be granted to Noble Corporation. If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors (“FOR” proposals 1, 3, 4, 5, 6, 7 and 8 and “FOR” each director nominee listed on the reverse side. In the event of other proposals during the Annual General Meeting on which voting is permissible under Swiss law, Noble Corporation or the Independent Representative, as applicable, will vote your shares in accordance with the respective recommendation of the Board of Directors.

The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

Shareholder sign here Date

Co-Owner sign here Date

The signature on this Proxy Card should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

ê Please sign and date the proxy card below on the reverse side, and fold and detach the card at the perforation before mailing. ê
Vote on Proposals	This Proxy Card is valid only when signed and dated

If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” proposals 1, 3, 4, 5, 6, 7 and 8 and “FOR” each director nominee listed below.

1.	Approval of Reduction of the Maximum Number of Members of the Board of Directors	❑ FOR	❑ AGAINST	❑ ABSTAIN
2.	Election of Directors:
2a.	Julie H. Edwards for the class of directors whose term will expire in 2015	❑ FOR	❑ WITHHOLD
2b.	David W. Williams for the class of directors whose term will expire in 2015	❑ FOR	❑ WITHHOLD
3.	Approval of the 2011 Annual Report, the Consolidated Financial Statements of the Company for fiscal year 2011 and the Statutory Financial Statements of the Company for fiscal year 2011	❑ FOR	❑ AGAINST	❑ ABSTAIN
4.	Approval of dividend payment funded from capital contribution reserve in the amount of USD $0.52 per share	❑ FOR	❑ AGAINST	❑ ABSTAIN
5.

Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2012 and the election of PricewaterhouseCoopers AG as statutory auditor for a one-year term

		❑ FOR	❑ AGAINST	❑ ABSTAIN
6.	Approval of the discharge of the members of the Board of Directors and the executive officers of the Company under Swiss law for fiscal year 2011	❑ FOR	❑ AGAINST	❑ ABSTAIN
7.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	❑ FOR	❑ AGAINST	❑ ABSTAIN
8.	Approval of the amendment and restatement of the Noble Corporation 1991 Stock Option and Restricted Stock Plan	❑ FOR	❑ AGAINST	❑ ABSTAIN

Continued on the reverse side. Must be signed and dated on the reverse side.

ê    Please sign and date the voting instruction card below and fold and detach the card at the perforation before mailing.    ê

NOBLE CORPORATION

ANNUAL GENERAL MEETING OF SHAREHOLDERS ON APRIL 27, 2012

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IMPORTANT NOTE: Please sign, date and return this Voting Instruction Card in the enclosed postage pre-paid envelope, arriving no later than the close of business, U.S. Eastern time, on April 26, 2012.

The undersigned hereby instructs the Trustee of the Noble Drilling Corporation 401(k) Savings Plan (“401(k) Plan”) to vote, as designated below, all shares of Noble Corporation that are credited to the account(s) of the undersigned (whether vested or not) in the 401(k) Plan (“401(k) Plan Shares”) at the Annual General Meeting on April 27, 2012.

Please provide your voting instructions by marking the applicable instruction boxes on the reverse side of this Voting Instruction Card. If you do not provide specific voting instructions, the voting rights of your 401(k) Plan Shares will be exercised in the manner recommended by the Board of Directors (“FOR” proposals 1, 3, 4, 5, 6, 7 and 8 and “FOR” each director nominee listed on the reverse side. In the event of other proposals during the Annual General Meeting on which voting is permissible under Swiss law, the Trustee will vote your 401(k) Plan Shares in accordance with the respective recommendation of the Board of Directors.

The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

401(k) Plan Participant sign here Date

The signature on this Voting Instruction Card should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

ê Please sign and date the voting instruction card below on the reverse side, and fold and detach the card at the perforation before mailing. ê
Vote on Proposals	This Voting Instruction Card is valid only when signed and dated

If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” proposals 1, 3, 4, 5, 6, 7 and 8 and “FOR” each director nominee listed below.

1.	Approval of Reduction of the Maximum Number of Members of the Board of Directors	❑ FOR	❑ AGAINST	❑ ABSTAIN
2.	Election of Directors:
2a.	Julie H. Edwards for the class of directors whose term will expire in 2015	❑ FOR	❑ WITHHOLD
2b.	David W. Williams for the class of directors whose term will expire in 2015	❑ FOR	❑ WITHHOLD
3.	Approval of the 2011 Annual Report, the Consolidated Financial Statements of the Company for fiscal year 2011 and the Statutory Financial Statements of the Company for fiscal year 2011	❑ FOR	❑ AGAINST	❑ ABSTAIN
4.	Approval of dividend payment funded from capital contribution reserve in the amount of USD $0.52 per share	❑ FOR	❑ AGAINST	❑ ABSTAIN
5.

Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2012 and the election of PricewaterhouseCoopers AG as statutory auditor for a one-year term

		❑ FOR	❑ AGAINST	❑ ABSTAIN
6.	Approval of the discharge of the members of the Board of Directors and the executive officers of the Company under Swiss law for fiscal year 2011	❑ FOR	❑ AGAINST	❑ ABSTAIN
7.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	❑ FOR	❑ AGAINST	❑ ABSTAIN
8.	Approval of the amendment and restatement of the Noble Corporation 1991 Stock Option and Restricted Stock Plan	❑ FOR	❑ AGAINST	❑ ABSTAIN

Continued on the reverse side. Must be signed and dated on the reverse side.